                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF SEPTEMBER 7, 2005

                                      AMONG

                          CALIPER LIFE SCIENCES, INC.,

                             CALIPER SERVICES, INC.

                                       AND

                       NOVASCREEN BIOSCIENCES CORPORATION

================================================================================

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                                TABLE OF CONTENTS

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
ARTICLE 1 THE MERGER.............................................................................................       1

         Section 1.1.        The Merger..........................................................................       1
         Section 1.2.        Closing.............................................................................       1
         Section 1.3.        Actions at the Closing..............................................................       2
         Section 1.4.        Effective Time......................................................................       2
         Section 1.5.        Effects of the Merger...............................................................       2
         Section 1.6.        Charter and By-laws.................................................................       2
         Section 1.7.        Directors and Officers of Surviving Corporation.....................................       2
         Section 1.8.        Conversion of Securities, Etc.......................................................       2
         Section 1.9.        Milestone Payments..................................................................       7
         Section 1.10.       Exchange Procedures.................................................................      17
         Section 1.11.       Release of Indemnification Escrow...................................................      20
         Section 1.12.       Close of Stock Transfer Books.......................................................      21
         Section 1.13.       Adjustment to Effective Time Consideration..........................................      21
         Section 1.14.       Dissenting Shares...................................................................      23

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................      24

         Section 2.1.        Organization and Standing...........................................................      24
         Section 2.2.        Power and Authority; Binding Agreement..............................................      24
         Section 2.3.        Authorization.......................................................................      25
         Section 2.4.        Capitalization......................................................................      25
         Section 2.5.        Noncontravention....................................................................      27
         Section 2.6.        Compliance with Laws................................................................      28
         Section 2.7.        Permits.............................................................................      28
         Section 2.8.        Financial Statements................................................................      28
         Section 2.9.        Absence of Changes or Events........................................................      29
         Section 2.10.       Undisclosed Liabilities.............................................................      29
         Section 2.11.       Assets other than Real Property.....................................................      29
         Section 2.12.       Real Property.......................................................................      30
         Section 2.13.       Contracts...........................................................................      30
         Section 2.14.       Intellectual Property...............................................................      33
         Section 2.15.       Litigation..........................................................................      35
         Section 2.16.       Taxes...............................................................................      35
         Section 2.17.       Insurance...........................................................................      37
         Section 2.18.       Benefit Plans.......................................................................      37
         Section 2.19.       Employee and Labor Matters..........................................................      40
         Section 2.20.       Environmental Matters...............................................................      41
         Section 2.21.       Transactions with Affiliates........................................................      42
         Section 2.22.       Accounts; Powers of Attorney; Officers and Directors................................      42
         Section 2.23.       Effect of Transaction...............................................................      43
         Section 2.24.       Brokers.............................................................................      43
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
         Section 2.25.       Disclosure..........................................................................      43
         Section 2.26.       Certain Business Practices..........................................................      44
         Section 2.27.       No Former Business..................................................................      44
         Section 2.28.       No Product Claims...................................................................      44
         Section 2.29.       Warranties and Returns..............................................................      44
         Section 2.30.       Inventories.........................................................................      44
         Section 2.31.       Additional Tax Matters..............................................................      44
         Section 2.32.       Investment Representation Communications............................................      45

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB.................................................      45

         Section 3.1.        Organization and Standing...........................................................      45
         Section 3.2.        Power and Authority; Binding Agreement..............................................      45
         Section 3.3.        Noncontravention....................................................................      46
         Section 3.4.        Interim Operations of Merger Sub....................................................      47
         Section 3.5.        Brokers.............................................................................      47
         Section 3.6.        SEC Filings; Financial Statements...................................................      47
         Section 3.7.        Absence of Changes or Events........................................................      48
         Section 3.8.        Undisclosed Liabilities.............................................................      48
         Section 3.9.        Litigation..........................................................................      48
         Section 3.10.       No Vote.............................................................................      48
         Section 3.11.       Adequate Cash.......................................................................      48
         Section 3.12.       Registration/ Listing...............................................................      48
         Section 3.13.       Environmental Matters...............................................................      49
         Section 3.14.       Additional Tax Matters..............................................................      49
         Section 3.15.       Disclosure..........................................................................      49

ARTICLE 4 CONDITIONS PRECEDENT...................................................................................      50

         Section 4.1.        Conditions to Each Party's Obligation...............................................      50
         Section 4.2.        Conditions to Buyer's Obligation....................................................      51
         Section 4.3.        Conditions to the Company's Obligation..............................................      53

ARTICLE 5 CERTAIN COVENANTS......................................................................................      55

         Section 5.1.        Conduct of Business.................................................................      55
         Section 5.2.        Access..............................................................................      58
         Section 5.3.        Tax Matters.........................................................................      59
         Section 5.4.        Consents............................................................................      60
         Section 5.5.        Insurance...........................................................................      60
         Section 5.6.        Exclusivity.........................................................................      61
         Section 5.7.        Notice of Certain Events............................................................      61
         Section 5.8.        Termination of 401(k) Plan..........................................................      62
         Section 5.9.        Company's Auditors..................................................................      62
         Section 5.10.       Delivery of Stock Ledger and Minute Book of the Company.............................      62
         Section 5.11.       Notice of Transfers.................................................................      62
         Section 5.12.       Employee Matters....................................................................      63
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
         Section 5.13.       Further Lock-Up Agreements..........................................................      64
         Section 5.14.       Listing of Buyer Common Stock.......................................................      64

ARTICLE 6 MUTUAL COVENANTS.......................................................................................      64

         Section 6.1.        Commercially Reasonable Efforts.....................................................      64
         Section 6.2.        Publicity...........................................................................      65
         Section 6.3.        Expenses............................................................................      65
         Section 6.4.        Tax-Free Reorganization Treatment...................................................      65
         Section 6.5.        Further Assurances..................................................................      66

ARTICLE 7 INDEMNIFICATION........................................................................................      66

         Section 7.1.        Indemnification.....................................................................      66
         Section 7.2.        Indemnification Claims..............................................................      67
         Section 7.3.        Survival of Representations and Warranties..........................................      68
         Section 7.4.        Fraud Claims; No Contribution; Characterization of Payments.........................      68
         Section 7.5.        Limitations, Etc....................................................................      69

ARTICLE 8 PRIVATE PLACEMENT......................................................................................      71

         Section 8.1.        Private Placement...................................................................      71
         Section 8.2.        Registration of Shares..............................................................      71
         Section 8.3.        Limitations on Registration Rights..................................................      72
         Section 8.4.        Registration Procedures.............................................................      73
         Section 8.5.        Requirements of Stockholders........................................................      74
         Section 8.6.        Indemnification.....................................................................      74
         Section 8.7.        Assignment of Rights................................................................      74
         Section 8.8.        Eligibility to Use Form S-3; Reports................................................      74
         Section 8.9.        No Integration......................................................................      75
         Section 8.10.       Authorization and Reservation of Shares.............................................      75

ARTICLE 9 TERMINATION............................................................................................      75

         Section 9.1.        Termination.........................................................................      75
         Section 9.2.        Effect of Termination...............................................................      76

ARTICLE 10 STOCKHOLDER REPRESENTATIVE............................................................................      77

         Section 10.1.       Appointment of Stockholder Representative...........................................      77
         Section 10.2.       Acceptance of Stockholder Representative............................................      77
         Section 10.3.       Acts of Behalf of Stockholders......................................................      77
         Section 10.4.       Liability and Authority of Stockholder Representative; Successors and Assigns.......      78
         Section 10.5.       Resignation.........................................................................      79

ARTICLE 11 DEFINED TERMS.........................................................................................      80
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
         Section 11.1.       Definitions.........................................................................      80
         Section 11.2.       Descriptive Headings; Certain Interpretations.......................................      92

ARTICLE 12 MISCELLANEOUS.........................................................................................      93

         Section 12.1.       Notices.............................................................................      93
         Section 12.2.       Assignment..........................................................................      94
         Section 12.3.       Specific Enforcement................................................................      94
         Section 12.4.       Amendment and Waiver................................................................      95
         Section 12.5.       Entire Agreement....................................................................      95
         Section 12.6.       No Third-Party Beneficiaries; Obligations Joint and Several.........................      95
         Section 12.7.       Counterparts........................................................................      95
         Section 12.8.       Governing Law.......................................................................      95
         Section 12.9.       Severability........................................................................      95
         Section 12.10.      Submission to Jurisdiction; Waiver of Jury Trial....................................      96
         Section 12.11.      Construction........................................................................      96
         Section 12.12.      Survival............................................................................      96

EXHIBITS:

EXHIBIT A     FORM OF MARYLAND ARTICLES OF MERGER
EXHIBIT B     FORM OF DELAWARE CERTIFICATE OF MERGER
EXHIBIT C     CHARTER AMENDMENT
EXHIBIT D     FORM OF INVESTMENT REPRESENTATION QUESTIONNAIRE
EXHIBIT E     FORM OF ESCROW AGREEMENT
EXHIBIT F     FORM OF OPINION OF COMPANY'S COUNSEL
EXHIBIT G     FORM OF OFFER LETTER AND EMPLOYEE CONFIDENTIALITY/NON-COMPETE
              AGREEMENT
EXHIBIT H     FORM OF LOCK-UP AGREEMENT
EXHIBIT I     FORM OF VOTING AGREEMENT
EXHIBIT J     FORM OF OPINION OF BUYER'S COUNSEL

SCHEDULES:

DISCLOSURE SCHEDULES

SCHEDULE 4.2(f)
SCHEDULE 4.2(i)
SCHEDULE 4.2(k)
SCHEDULE 4.2(l)
SCHEDULE 4.2(m)(i)
SCHEDULE 4.2(m)(ii)
SCHEDULE 4.2(s)

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

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of September __, 2005, is made by and among Caliper Life Sciences, Inc., a Delaware corporation ("BUYER"), Caliper Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("MERGER SUB"), NovaScreen Biosciences Corporation, a Maryland corporation ("COMPANY"), and, for purposes of Articles 1 and 10 hereof only, the Stockholder Representative identified on the signature page hereto. The foregoing parties (other than the Stockholder Representative) are sometimes referred to herein each individually as a "PARTY" and, collectively, as the "PARTIES."

      This Agreement and Plan of Merger contemplates a merger of Merger Sub into the Company (the "MERGER"). In such Merger, the stockholders of the Company will receive cash or a combination of Buyer Common Stock and cash in exchange for their Capital Stock of the Company.

      In furtherance of such Merger, the Boards of Directors of each of Buyer, Merger Sub and Company have duly approved and adopted (i) this Agreement, (ii) Articles of Merger to be filed with the Maryland Secretary of State (the "MARYLAND ARTICLES OF MERGER") in substantially the form of Exhibit A attached hereto, (iii) a Certificate of Merger to be filed with the Delaware Secretary of State (the "DELAWARE CERTIFICATE OF MERGER") in substantially the form of Exhibit B attached hereto and (iv) the proposed Merger of Merger Sub with and into the Company in accordance with this Agreement, the Maryland Articles of Merger, the Delaware Certificate of Merger, the MGCL and the DGCL. In addition, the Board of Directors of the Company has duly advised and approved the amendments to the existing charter of the Company (as amended from time to time, the "CHARTER") in substantially the form attached hereto as Exhibit C (the "CHARTER AMENDMENT").

      NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

                                    ARTICLE 1
                                   THE MERGER

      Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

      Section 1.2. Closing. The closing of the Merger (the "CLOSING") shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts, at 10:00 a.m. on the date as soon as practicable, and in any event not later than two Business Days, following satisfaction (except to the extent waived in accordance with Article 4) of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken, or waived, at the Closing) set forth in Article 4, or on such other date, and at such other time or place, as Buyer and the Company may mutually agree in writing.

      Section 1.3. Actions at the Closing. At the Closing, the Parties shall cause the Charter Amendment and then the Maryland Articles of Merger and other appropriate documents to be filed in the office of the Maryland Secretary of State, the Delaware Certificate of Merger and other appropriate documents to be filed in the office of the Delaware Secretary of State, and Buyer, Merger Sub and the Company shall make all other filings or recordings required under the MGCL or the DGCL, as the case may be, to give effect to the Merger and the other transactions contemplated hereby.

      Section 1.4. Effective Time. The Merger shall become effective at such time as the later to occur of the filing of the Maryland Articles of Merger with the Maryland Secretary of State or the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, or at such later time as is provided in the Maryland Articles of Merger or the Delaware Certificate of Merger.

      Section 1.5. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and the applicable provisions of the MGCL.

      Section 1.6. Charter and By-laws. The Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation following the Effective Time, until amended. The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation following the Effective Time, until amended.

      Section 1.7. Directors and Officers of Surviving Corporation. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their successors are duly elected and qualified. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until the earlier of their death, resignation or removal or until their successors are duly elected and qualified, or until any other or additional officers are appointed as herein provided or contemplated. At the Effective Time, the officers and directors of the Company will resign subject, however, to re-appointment as may otherwise be provided herein.

      Section 1.8. Conversion of Securities, Etc.

            (a) Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

                  (i) "AVERAGE SHARE PRICE" means, as of any date, the volume - weighted average of the Daily Share Prices for the ten consecutive Trading Days ending with the Trading Day immediately prior to such date. In the event Buyer Common Stock is not listed or admitted to trading on the NASDAQ National Market or on any other national securities exchange or traded in the over-the-counter market, Average Share Price shall be determined as follows: Buyer shall deliver a written proposal (the "BUYER PROPOSAL") to Stockholder Representative setting forth its determination of the Average Share Price, as applicable, based on the fair market value of Buyer Common Stock as of the date of such proposal. Within 10 days of such proposal, the Stockholder Representative shall notify Buyer in writing whether it agrees or disagrees with such Buyer Proposal. If the Stockholder Representative agrees with such Buyer Proposal (or if he fails to provide any written notice within such 10 day period), then the Buyer Proposal shall be the Average Share Price. If the Stockholder Representative disagrees with such Buyer Proposal, then the Stockholder Representative and the Buyer shall promptly negotiate in good faith to reach agreement as to the Average Share Price, and in the event that the Buyer and Stockholder Representative are unable to reach such agreement within thirty (30) days after the Stockholder Representative has notified the Buyer of the Stockholder Representative's disagreement with the Buyer Proposal, then the Stockholder Representative and Buyer shall each promptly retain an independent and reputable investment bank of a stature (and with a fee schedule) commensurate with the task at hand (a "BANK"). The fees and expenses of each Bank shall be paid by the party who retained such Bank. Each Bank shall be instructed to render a determination of the fair market value of the Buyer Common Stock as of the date of the Buyer Proposal within 30 days of its engagement, and the Average Share Price shall be determined by calculating the average of the Banks' determinations of the fair market value. If, however, the higher of such determinations is greater than 120% of the lower of such determinations, unless otherwise agreed by the Buyer and Stockholder Representative, or unless either Buyer or the Stockholder Representative agree to adjust the determination to an amount which is more favorable to the other and such that the higher of such determinations is no longer greater than 120% of the lower of such determinations, then the Banks shall promptly nominate a third Bank (the "THIRD BANK"). The Buyer and the Stockholder Representative shall jointly appoint the Third Bank to provide a determination of the fair market value of the Buyer Common Stock as of the date of the Buyer Proposal, and the Average Share Price shall be determined by calculating the average of the Third Bank's determination of the fair market value and whichever Bank's determination of the fair market value is closer in value to the determination of the Third Bank (in each case, expressed on a fully diluted per share basis). The fees and expenses of the Third Bank shall be paid by (x) Buyer, if the Third Bank's determination of fair market value is closer to the determination provided by the Bank retained by the Stockholder Representative than to the determination provided by the Bank retained by the Buyer or (y) the Stockholder Representative on behalf of the Stockholders, if the Third Bank's determination of fair market value is closer to the determination provided by the Bank retained by the Buyer than to the determination provided by the Bank retained by the Stockholder Representative. The Third Bank shall render its determination of the fair market value within 30 days of its engagement. Any determination of the fair market value hereunder shall be binding and enforceable upon the parties hereto. The Banks and the Third Bank shall calculate the fair market value of the stock based on what a third party buyer would pay for 100% of the outstanding Buyer Common Stock calculated on a fully diluted basis, but taking into account that such stock is not publicly traded and without taking into account any potential acquisition premium reflective of a third party buyer paying for 100% of the issued and outstanding Buyer Common Stock.

                  (ii) "CASH-ONLY AMOUNT" means a cash amount equal to the product of the Cash Payment Shares and the Effective Time Consideration Per Outstanding Company Share.

                  (iii) "CASH PAYMENT SHARES" the aggregate number of shares of Company Common Stock held by the Cash Payment Stockholders.

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

                  (iv) "CASH PAYMENT STOCKHOLDERS" means (i) any Stockholder who as of the date hereof holds of record no greater than one thousand (1,000) shares of Company Common Stock, (ii) any Stockholder as of the Effective Time who obtained Company Common Stock on or after the date hereof through the exercise of one or more Stock Options and who holds no greater than one thousand (1,000) shares of Company Common Stock as of the Effective Time as a result of such exercise(s), and (iii) any other Stockholder or Stockholders who hold Company Common Stock at the Effective Time who the Board of Directors of the Company may determine to include among the group of Cash Payment Stockholders pursuant to the authority enuring to the Board of Directors under the Charter Amendment, on the basis of one or more of the factors or criteria provided for thereunder. Each of the Cash Payment Stockholders shall be paid by Buyer and Merger Sub, subject to the terms and provisions hereof otherwise applicable, their proportionate share of the Merger Consideration entirely in cash. Notwithstanding the foregoing, Cash Payment Stockholders shall not include any Stockholders who hold Dissenting Shares as of the Effective Time.

                  (v) "CLOSING AVERAGE SHARE PRICE" means the Average Share Price of the Buyer Common Stock on the date of the Effective Time; provided, that:

                        (A) in the event such Average Share Price is less than or equal to $5.35, the Closing Average Share Price shall be deemed to be $5.35; or

                        (B) in the event such Average Share Price is greater than or equal to $7.35, the Closing Average Share Price shall be deemed to be $7.35.

                  (vi) "DAILY SHARE PRICE" for any Trading Day means the volume-weighted average of the per share selling prices on the Nasdaq National Market, as reported by Nasdaq (the "NASDAQ"), of Buyer Common Stock for that day, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the NASDAQ National Market or, if such stock is not listed or admitted to trading on the NASDAQ National Market, on the principal national securities exchange on which such stock is then listed or admitted to trading, or, if such stock is not then listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices on such day in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Buyer and reasonably acceptable to the Stockholder Representative.

                  (vii) "EFFECTIVE TIME CASH PORTION" means a per share amount obtained by dividing (A) the difference between the Effective Time Cash Consideration and the Cash-Only Amount by (B) the Mixed Payment Shares.

                  (viii) "EFFECTIVE TIME CONSIDERATION PER OUTSTANDING COMPANY SHARE" means (x) the Effective Time Consideration divided by (y) the number of shares of Company Common Stock outstanding at the Effective Time.

                  (ix) "EFFECTIVE TIME SHARE PORTION" means a per share amount equal to (A) the Effective Time Consideration Per Outstanding Company Share minus (B) the Effective Time Cash Portion.

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

                  (x) "EFFECTIVE TIME SHARE RATIO" means the amount obtained by dividing (A) the Effective Time Share Portion by (B) the Closing Average Share Price; provided, however, that if the actual Average Share Price on the date of the Effective Time is (1) less than $5.35, for purposes of calculating part (B) of the Effective Time Share Ratio such actual Average Share Price shall be used rather than the Closing Average Share Price, or (2) greater than $7.35, for purposes of calculating part (B) of the Effective Time Share Ratio such actual Average Share Price shall be used rather than the Closing Average Share Price.

                  (xi) "MIXED PAYMENT SHARES" means the number of shares of Company Common Stock equal to (A) the number of shares of Company Common Stock outstanding at the Effective Time minus (B) the Cash Payment Shares. Notwithstanding the foregoing, any holders of Mixed Payment Shares shall not include any Stockholders who hold Dissenting Shares as of the Effective Time.

                  (xii) "TRADING DAY" means any day on which NASDAQ is open and available for at least five (5) hours for the trading of securities.

            (b) Conversion of Company Securities

                  (i) General. (A) At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock (in their respective capacities as such, collectively, the "STOCKHOLDERS"), any shares of Capital Stock of Buyer or any shares of Capital Stock of Merger Sub, except as otherwise provided in this Section 1.8 or Section 1.14, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Buyer and Merger Sub, in accordance with and subject to the terms of payment and delivery as herein provided for: (i) at the Effective Time, an amount equal to the Effective Time Consideration Per Outstanding Company Share, payable in: (x) cash, in the case of the Cash Payment Shares; or (y) that number of shares (or a fraction thereof) of Buyer Common Stock equal to the Effective Time Share Ratio and cash in the amount equal to the Effective Time Cash Portion, in the case of the Mixed Payment Shares; and (ii) upon each applicable Milestone Date, consideration payable as set forth in Section 1.9 hereof.

                        (B) The total amount of cash that Buyer will pay to, or for the benefit of, the Stockholders at the Effective Time pursuant to the terms of this Agreement shall be the product of (u) the Effective Time Consideration, and (v) twenty percent (20%), less an amount equal to the product of the number of Dissenting Shares multiplied by the Effective Time Consideration Per Outstanding Company Share (the "EFFECTIVE TIME CASH CONSIDERATION"); provided, however, that such total amount shall not exceed $4,400,000, less an amount equal to the product of the number of Dissenting Shares multiplied by the Effective Time Consideration Per Outstanding Company Share. The total number of shares of Buyer Common Stock that Buyer will transfer to, or for the benefit of, the Stockholders at the Effective Time pursuant to the Merger under this Section 1.8(b) is the product of (y) the Effective Time Share Ratio and (z) the Mixed Payment Shares (the "MERGER SHARES").

                  (ii) Return of Company Common Stock. In the event that this Agreement is terminated without the Merger having been consummated, Merger Sub or

Exchange Agent, as the case may be, shall return all shares of Company Common Stock submitted or transferred to the Merger Sub or Exchange Agent pursuant to
Section 1.10.

            (c) Payment of Consideration. After the Effective Time, each Stockholder, promptly upon surrender of Certificates in accordance with the provisions of Section 1.10, shall be entitled, with respect to each share of Company Common Stock held by such holder at the Effective Time, to receive, in addition to amounts which may become payable upon each Milestone Date in accordance with Section 1.9 hereof, payment of the consideration into which the shares of such Stockholder have been converted in accordance with Section 1.8(b) as follows:

                  (i) subject to the requirement that a portion of the Effective Time Consideration Per Outstanding Company Share so paid be delivered to the Escrow Agent for disbursement pursuant to the terms of the Escrow Agreement and as provided in Section 1.11, all payments to the Cash Payment Stockholders in respect of the Effective Time Consideration Per Outstanding Company Share into which each of their shares of Company Common Stock have been converted in accordance with Section 1.8(b), shall be paid and delivered by Buyer entirely in cash, in the amount of the Effective Time Consideration Per Outstanding Company Share; and

                  (ii) subject to the requirement that a portion of the Effective Time Consideration Per Outstanding Company Share so paid be delivered to the Escrow Agent for disbursement pursuant to the terms of the Escrow Agreement and as provided in Section 1.11, all payments to Stockholders other than the Cash Payment Stockholders in respect of the Effective Time Consideration Per Outstanding Company Share into which each of their shares of Company Common Stock have been converted in accordance with Section 1.8(b), shall be paid and delivered by Buyer in the form of a combination of (a) cash in an amount equal to the Effective Time Cash Portion and (b) shares of Buyer Common Stock in an amount equal to the Effective Time Share Ratio.

The aggregate amount of all cash payments to the Stockholders pursuant to this
Section 1.8 or pursuant to Section 1.9 shall be rounded down to the nearest $0.01 and the aggregate amount of shares of Buyer Common Stock issued to any Stockholder, in respect of any fractional shares of Buyer Common Stock, shall be treated as provided in Section 1.8(g). If and in the event that the delay involved in determining the amount of the Average Share Price would result in frustration of any of the other terms or provisions of this Agreement, the Buyer shall pay into escrow, pursuant to a mutually agreeable escrow agreement (with reference to the Escrow Agreement hereunder) an amount of Buyer Common Stock equal to 120% of the amount of Buyer Common Stock that would be issuable using the Average Share Price set forth in the Buyer Proposal, such amount of Buyer Common Stock to be held subject to a final determination, and then disbursed accordingly.

            (d) Stock Options. The Company shall take all necessary and appropriate actions (including obtaining any necessary consents) such that: (i) promptly, upon the execution of this Agreement, the Company shall provide notice to each holder of an unexercised option outstanding to purchase shares of Company Common Stock granted under any of the Company Stock Option Plans (a "STOCK OPTION") indicating that each Stock Option, whether or not vested or exercisable, shall be exercisable either until or at a time immediately prior to the Effective

Time (or until such earlier time as may be agreed to by any optionee); and (ii) effective immediately prior to or at the Effective Time, each unexercised Stock Option shall have been terminated by the Company and be of no further force in accordance with the terms of the Stock Option Plans (and any Contract memorializing such Stock Options). Upon the cancellation of the Stock Options, there shall be no amounts payable by Buyer, Merger Sub, or the Surviving Corporation with respect thereto. Further, the Company shall take all action to ensure that, immediately prior to or at the Effective Time, all rights under any provision of the Company Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any Stock Options shall have been cancelled. Two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a true, complete and correct list of all Stock Options then outstanding (together with the exercise price therefor). Prior to the Effective Time, the Company shall have adopted all amendments, if necessary, to its Stock Option Plans, and any other Contracts, and taken all other actions, if any, necessary to effect the changes to the Stock Options provided for in this
Section 1.8(d).

            (e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

            (f) Effect on Company Common Stock. At the Effective Time, the shares of Company Common Stock converted into the right to receive cash and/or Buyer Common Stock in accordance with this Section 1.8 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive its portion of the Merger Consideration. The right of any Stockholder to receive a portion of the Merger Consideration shall be subject to the amount of any withholding that is required under applicable Law.

            (g) Fractional Shares. No certificates or scrip representing less than one share of Buyer Common Stock shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Certificate. In lieu of any such fractional share, each Stockholder who would otherwise have been entitled to a fraction of a share of Buyer Common Stock shall receive, upon such surrender, one full share of Buyer Common Stock and the amount of cash otherwise payable hereunder to such Stockholder shall be reduced by the product of the difference between one and the amount of such fraction, multiplied by the Closing Average Share Price or, with respect to shares of Buyer Common Stock issued pursuant to Section 1.9, multiplied by the applicable Milestone Average Share Price.

      Section 1.9. Milestone Payments.

            (a) Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

                  (i) "2005 MILESTONE" means the achievement of Milestone Revenue for the period beginning as of the Closing Date and ending on the date that is six (6) months thereafter (the "2005 MILESTONE ENDING DATE"), of at least $7,000,000, which shall generate a

Milestone Payment payable as follows: (A) upon satisfaction of such 2005 Milestone, consideration valued at $1,000,000 shall be payable; and (B) for each one dollar ($1.00) of Milestone Revenue recognized during the specified period that is greater than $7,000,000 and less than or equal to $9,000,000, Buyer and Merger Sub shall pay to the Stockholders consideration equal in value to one dollar ($1.00). For illustration purposes, the maximum consideration payable by Buyer and Merger Sub under this 2005 Milestone is $3,000,000, which shall occur in the event that the Milestone Revenue objective under clause (A) above is satisfied (resulting in consideration valued at $1,000,000 being paid) and the Milestone Revenue under clause (B) above is equal to or greater than $9,000,000 (the product of $2,000,000 and $1.00 being $2,000,000).

                  (ii) "2005 CATCH-UP PAYMENT" means an amount calculated and payable as follows: in the event that (A) the amount of consideration paid pursuant to terms of the 2005 Milestone is greater than or equal to $2,000,000 but less than $3,000,000, and (B) the cumulative Milestone Revenue achieved during the combined period of the 2005 Milestone and the 2006 Milestone is greater than or equal to $24,000,000, then Buyer and Merger Sub shall pay to the Stockholders consideration equal in value to the difference between (1) $3,000,000 and (2) the amount of consideration paid under the 2005 Milestone.

                  (iii) "2006 MILESTONE" means the achievement of Milestone Revenue for the period beginning on the date immediately following the 2005 Milestone Ending Date and ending on the first anniversary of the 2005 Milestone Ending Date (the "2006 MILESTONE ENDING DATE") of at least $16,000,000.

                  (iv) "2006 CATCH-UP PAYMENT" means consideration valued at $3,000,000 payable by Buyer and Merger Sub to the Stockholders in the event that
(A) the Milestone Revenue achieved during the period of the 2006 Milestone is less than $16,000,000 (such that no additional consideration was paid pursuant to the terms of the 2006 Milestone) and (B) the cumulative Milestone Revenue achieved during the combined period of the 2006 Milestone and the 2007 Milestone is greater than or equal to $36,000,000.

                  (v) "2007 MILESTONE" means the achievement of Milestone Revenue for the period beginning on the date immediately following the 2006 Milestone Ending Date and ending on the first anniversary of the 2006 Milestone Ending Date (the "2007 MILESTONE ENDING DATE") of at least $20,000,000.

                  (vi) "CASH PORTION OF MILESTONE PAYMENT" means, for each Milestone Payment achieved, twenty percent (20%) of such Milestone Payment.

                  (vii) "MILESTONE AVERAGE SHARE PRICE" means the Average Share Price of Buyer Common Stock on the 2005 Milestone Ending Date with respect to the 2005 Milestone, the 2006 Milestone Ending Date with respect to the 2006 Milestone and 2005 Catch-up Payment, and the 2007 Milestone Ending Date with respect to the 2007 Milestone and 2006 Catch-up Payment.

                  (viii) "MILESTONE CASH-ONLY AMOUNT" means, for each Milestone Payment achieved, a cash amount equal to the product of the Cash Payment Shares and the Milestone Consideration Per Outstanding Company Share for such Milestone Payment.

                  (ix) "MILESTONE CASH PORTION" means, for each Milestone Payment achieved, a per share amount obtained by dividing (A) the difference between the amount of the Cash Portion of Milestone Payment for such Milestone Payment and the Milestone Cash-Only Amount for such Milestone Payment by (B) the Mixed Payment Shares.

                  (x) "MILESTONE CONSIDERATION PER OUTSTANDING COMPANY SHARE" means, for each Milestone Payment achieved, the amount obtained by dividing (A) the value of the applicable Milestone Payment by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time other than and excluding any Dissenting Shares.

                  (xi) "MILESTONE DATE" means, with respect to each Milestone, the last day of the period covered by such Milestone.

                  (xii) "MILESTONE REVENUE" means revenue recognized and recorded in the books and records of Buyer or Surviving Corporation, as the case may be (provided, however, that no such revenue that is recorded on the books and records of both Buyer and Surviving Corporation shall be counted twice), prepared in accordance with GAAP, for the relevant Milestone period, which, in each case, is attributable to: (i) contract screening services; (ii) providing access to information databases to the extent that such services originate from or are performed by the Company or the Surviving Corporation; (iii) services based on information databases to the extent that such services originate from or are performed by the Company or the Surviving Corporation; (iv) government research contracts to the extent that they originate from or are performed by the Company or the Surviving Corporation; (v) collaborations or research or drug discovery or development services performed for third parties or otherwise in connection with drug discovery or development projects, to the extent that any such collaborations, research, drug discovery or development services originate from or are performed by the Company or the Surviving Corporation; (vi) licensing or other income derived from Company Intellectual Property or Intellectual Property of the Surviving Corporation; (vii) government research grants to the extent that they originate from or are performed by the Company or the Surviving Corporation; (viii) consumable reagents to the extent that they are developed or produced by the Company or the Surviving Corporation; and (ix) assay development services (provided, however, that solely with respect to the 2005 Milestone, only assay development services actually performed by the Company or the Surviving Corporation or originated by the Company or the Surviving Corporation shall count towards the calculation of Milestone Revenue; and provided further, however, that with respect to the assay development services described in clauses (A) and (B) of Section 1.9(d)(ii), only to the extent such assay development services are actually performed by the Surviving Corporation shall such assay development services count towards the calculation of Milestone Revenue for any Milestone period). Such definition shall exclude all other Buyer revenue, including, but not limited to, any revenue from the sale by Buyer of instruments or related consumables (such as LabChip devices, datapoints or reagents, except to the extent that such devices, datapoints or reagents originate from or are developed or produced by the Company or the Surviving Corporation), and any revenue from the sale of instrument servicing contracts. The calculation of Milestone Revenue shall also exclude revenue adjustments resulting from a change in the Surviving Corporation's or Buyer's accounting methods, principles or practices from those of the Company, as consistently applied over prior periods, or a change in GAAP or any GAAP election or treatment not made or utilized by the Company in its audited financial statements for its fiscal year ended December 31, 2004.

                  (xiii) "MILESTONE SHARE PORTION" means, for each Milestone Payment achieved, a per share amount equal to (A) the Milestone Consideration Per Outstanding Company Share for such Milestone Payment minus (B) the Milestone Cash Portion for such Milestone Payment.

                  (xiv) "MILESTONE SHARE RATIO" means, for each Milestone Payment achieved, the amount obtained by dividing (A) the Milestone Share Portion for such Milestone Payment by (B) the Milestone Average Share Price for such Milestone Payment.

                  (xv) "MILESTONE SHARES" means any shares of Buyer Common Stock issued pursuant to the terms of this Section 1.9 in connection with the achievement of any Milestone.

            (b) Terms of Milestone Payments. Subject to the achievement of the applicable Milestone Revenue, in addition to the consideration to be paid pursuant to Section 1.8(c) hereof (and in accordance with the procedures set forth in such section), consideration in the amounts set forth below in this
Section 1.9(b)(i) - (vi) (each a "MILESTONE PAYMENT") shall be payable to the Stockholders such that the Stockholders shall be entitled to receive, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time (other than and excluding Dissenting Shares), an amount equal to the applicable Milestone Consideration Per Outstanding Company Share, payable either in: (a) cash, in the case of the Cash Payment Shares, such that the aggregate of such payments shall equal the Milestone Cash-Only Amount of the applicable Milestone Payment; or (b) that number of shares (or a fraction thereof) of Buyer Common Stock equal to the applicable Milestone Share Ratio and cash in the amount equal to the applicable Milestone Cash Portion, in the case of the Mixed Payment Shares, upon the occurrence of the following events (the "MILESTONES"):

                  (i) Upon the achievement of the 2005 Milestone, consideration up to $3,000,000 (payable in cash and/or stock as set forth above) with the actual amount of such consideration to be determined in accordance with Section 1.9(a)(i) above.

                  (ii) If and when the conditions to payment thereof have been satisfied, the 2005 Catch-Up Payment (payable in cash and/or stock as set forth above).

                  (iii) Upon the achievement of the 2006 Milestone, consideration of $3,000,000 (payable in cash and/or stock as set forth above).

                  (iv) If and when the conditions to payment thereof have been satisfied, the 2006 Catch-Up Payment (payable in cash and/or stock as set forth above).

                  (v) Upon the achievement of the 2007 Milestone, consideration of $2,000,000 (payable in cash and/or stock as set forth above).

                  (vi) In no event shall the amounts payable by Buyer and Merger Sub pursuant to this Section 1.9(b) exceed consideration valued at $8,000,000 (based on applicable Milestone Average Share Prices).

The foregoing to the contrary notwithstanding:

                        (A) In no event shall Buyer and Merger Sub make in respect of any individual Milestone Payment otherwise due any payments to the Stockholders in cash in an aggregate amount greater than the lesser of (i) twenty percent (20%) of the applicable Milestone Payment and (ii) twenty percent (20%) of the product of (x) the applicable Milestone Payment divided by the applicable Milestone Average Share Price and (y) the Average Share Price as of the Effective Time; provided, however, that the aggregate amount payable in cash in respect of any Milestone Payment as aforesaid may be increased until the maximum amount of all such increases in respect of all Milestone Payments made is equal to the Maximum Cash Carryover Amount, where the "Maximum Cash Carryover Amount" equals that amount, expressed in dollars, by which 20% of the Effective Time Consideration exceeded the Effective Time Cash Consideration in the event that the actual Average Share Price on the date of the Effective Time exceeded $7.35. The difference between the amount that would have been paid in cash but for the preceding sentence and the amount of cash that will be paid upon application of the preceding sentence is referred to herein as the "EXCESS MILESTONE CASH AMOUNT." Buyer and Merger Sub shall decrease the amount of cash otherwise payable above to the holders of Mixed Payment Shares (but not in respect of the Cash Payment Shares) in respect of the applicable Milestone by the Excess Milestone Cash Amount and shall pay to the holders of Mixed Payment Shares in lieu of the Excess Milestone Cash Amount that number of shares of Buyer Common Stock, in the aggregate, determined by dividing the Excess Milestone Cash Amount by the applicable Milestone Average Share Price, or on a per share basis, such number of shares of Buyer Common Stock divided by the number of Mixed Payment Shares. Such shares shall also be deemed "Milestone Shares" for purposes hereof.

                        (B) In no event (except as expressly provided below) shall Buyer issue to the Stockholders an aggregate number of shares of Buyer Common Stock under the terms of this Agreement which is greater than 19.9% of the total Buyer Common Stock outstanding as of the Effective Time; provided, however, that in the event that the aforesaid limitation operates to limit the number of shares of Buyer Common Stock that may be issued, then Buyer agrees to issue those shares as to which such limitation applies (the "EXCESS SHARES") and place the same in escrow for delivery to the Stockholders only upon the approval by the stockholders of Buyer of such issuance and delivery, and then at its then next annual or special meeting of stockholders, to submit to the stockholders of Buyer for approval a proposal that such issuance be approved as so required under the applicable rules of the NASDAQ Stock Market, Inc., and Buyer hereby agrees to use commercially reasonable efforts to obtain at such time a recommendation from the Board of Directors of Buyer that the stockholders of Buyer approve such proposal, and upon such approval, Buyer shall cause the Excess Shares to be delivered to the Stockholders as otherwise provided for hereunder. In the event that such approval is not received, the Excess Shares shall be released from the escrow to Buyer and returned to treasury or to the authorized but unissued shares of Buyer without further responsibility of Buyer in respect of the delivery of such Excess Shares hereunder. In the event of the application of any such limitation, and pending any stockholder approval of the delivery
                                       11
of the Excess Shares to the Stockholders as aforesaid, the amount of cash payable to the Stockholders in respect of any Milestone, the payment of which Milestone would otherwise give rise to Excess Shares, shall also be reduced (unless otherwise determined by the Stockholder Representative upon the written advice of counsel or other tax advisor) from the amount otherwise payable hereunder to the maximum amount determined by the Stockholder Representative (upon the written advice of counsel or other tax advisor) that may be paid without causing the Merger, with reference to the value of the Excess Shares, to fail to qualify as a Tax-Free Reorganization; and in the event that the stockholders of Buyer approve the issuance of the Excess Shares, then at the time of delivery thereof to the Stockholders, Buyer will also make payment of an amount of cash equal to the amount not paid but which would have otherwise been paid but for the above limitations, such payment to be made pro rata with the issuance of the Excess Shares as (or unless otherwise determined by the Stockholder Representative upon the written advice of counsel or other tax advisor) without causing the Merger to fail to qualify as a Tax-Free Reorganization. In the event that such approval is not received and as a result Buyer is relieved of any further responsibility in respect of the delivery of the Excess Shares as provided above, then unless the Stockholder Representative shall otherwise determine (upon the written advice of counsel or other tax advisor) that such cash amount can then be paid without causing the Merger to fail to qualify as a Tax Free Reorganization, Buyer shall be relieved of any further obligation in respect of the payment of such cash amount.

            (c) Milestone Statement. (i) Within 60 days after each Milestone Date, Buyer shall prepare and deliver to the Stockholder Representative a milestone statement (the "MILESTONE STATEMENT") setting forth the applicable Milestone Payment for such Milestone Date. Each Milestone Statement shall set forth in reasonable detail the determination of Milestone Revenue for the applicable Milestone Period.

                  (ii) The Milestone Statement shall become final and binding on the 60th day following delivery thereof, unless the Stockholder Representative gives written notice of its inability based on the information provided to determine the accuracy of, or its disagreement with, the Milestone Statement (the "MILESTONE NOTICE OF DISAGREEMENT") to Buyer prior to such date. Any Milestone Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted or the basis of any inability to determine the accuracy of the Milestone Statement and (B) only include disagreements based on mathematical errors or based on the applicable Milestone Payment not being calculated in accordance with the terms herein. If a Milestone Notice of Disagreement is received by Buyer in a timely manner, then the Milestone Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding on the earlier of (I) the date the Stockholder Representative and Buyer resolve in writing any differences they have with respect to the matters specified in the Milestone Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

                  (iii) During the 90-day period following the delivery of a Milestone Notice of Disagreement, the Stockholder Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Milestone Notice of Disagreement. If at the end of such 90-day period all differences have not been resolved, the Stockholder Representative and Buyer shall submit to an independent accounting firm (the "ACCOUNTING FIRM") for review and resolution any and all matters which remain in dispute and which were properly included in the Milestone Notice of Disagreement. The Accounting Firm shall be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other nationally recognized accounting firm as shall be agreed upon by the Stockholder Representative and Buyer in writing, or if Buyer and the Stockholder Representative are unable to agree on a replacement Accounting Firm, each of Buyer and the Stockholder Representative shall select an independent accounting firm, and the two independent accounting firms shall appoint the Accounting Firm. The Stockholder Representative and Buyer agree to use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to it for review within 30 days. The Stockholder Representative and Buyer agree that judgment may be entered upon the determination of the Accounting Firm, which shall be a binding, arbitral award, in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred shall be borne by the Stockholders immediately prior to the Effective Time, on the one hand, and Buyer, on the other hand, in direct proportion to the degree to which disputed matters are resolved against their respective interests, and any such fees payable by the Stockholders shall be paid by them only through a deduction from the Escrow Amount, if still in effect at such time, or out of the proceeds of any subsequent Milestone Payments.

            (d) Operations of the Surviving Entity. From the Effective Time until the 2007 Milestone Ending Date, Buyer shall, for the benefit of the Stockholders, act in good faith with respect to oversight and control of the business and affairs of the Surviving Corporation, and particularly as may affect the earning of Milestone Revenues, and Buyer further agrees not to take, or to allow the Surviving Corporation to take, any action in bad faith with the affect of depressing the Milestone Revenues. To that end and without limitation:

                  (i) Buyer shall use commercially reasonable efforts to continue the businesses of the Surviving Corporation used to generate Milestone Revenue and to provide adequate capital for such continued operations and growth; and in so doing, shall not knowingly or willingly divert the assets or resources of the Surviving Corporation in a manner that would reasonably be likely to have a material adverse effect on the Milestone Revenues;

                  (ii) Except insofar as a specific request is made in writing by an existing customer of Buyer identified on the Buyer Disclosure Schedule with respect to work for such customer to be performed prior to the 2005 Milestone Ending Date, that such work be performed by Buyer employees at a location other than that of the Company or Surviving Corporation, Buyer (including all Buyer employees who participate in sales and marketing efforts of Buyer) shall refer to the Surviving Corporation, and Surviving Corporation within its sole discretion shall decide whether to perform, all third-party requests for contract screening services and assay development services for primary or secondary screening, except for (A) those assay development services requiring the microfluidic expertise of Buyer's employees for the purpose of development of new microfluidic chips or new microfluidic assay classes and (B) assay development services in the fields of immunodiagnostics, rare molecule or rare cell detection, nucleic acid amplification, or molecular diagnostics;

                  (iii) In the event that a product or service the sale of which would generate Milestone Revenue is sold by Buyer or Surviving Corporation in combination with a product or service the sale of which would not generate Milestone Revenue (such as a LabChip 3000 instrument), for purposes of calculating Milestone Revenue, the aggregate revenue from such combination sale shall be allocated on an equitable basis among all such products and services sold as a combination product or service, without regard to how such revenue is invoiced to the end customer;

                  (iv) Buyer shall and shall cause the Surviving Corporation to vest in the individual serving as President of Surviving Corporation (the "SURVIVING CORPORATION PRESIDENT") decision-making authority over the day-to-day business and affairs of the Surviving Corporation commensurate with the past practices of the President of the Company, as modified to reflect the responsibilities of managing a wholly-owned subsidiary rather than an independent company, and in any event subject to the oversight of Buyer. Without the prior written consent of Stockholders Representative, not to be unreasonably withheld or delayed, Buyer shall not cause or permit the Surviving Corporation to terminate the Surviving Corporation President without Cause for so long as any reasonable possibility for the achievement of any of the Milestones hereunder remains; and

                  (v) Buyer shall use, and shall cause the Surviving Corporation to use, commercially reasonable efforts to maintain in the Surviving Corporation the assets of the Company attendant to or necessary for the generation of Milestone Revenue, and repair, replace and improve upon the same, so as to allow for the ability of the Surviving Corporation to expand its revenues and achieve the Milestones, in each case in a manner consistent with good business practices as applied by Buyer to its other operations.

Notwithstanding the foregoing, in operating pursuant to these provisions, the Surviving Corporation shall not pursue or accept revenue opportunities that are inconsistent with the general business objectives of the Company prior to the combination of Buyer and Surviving Corporation as a means solely to achieve Milestone Revenue; nor shall Surviving Corporation accept revenue opportunities that are inconsistent with the overall objective of a reasonable expectation of achieving profitability in performing the project(s) (or reasonably anticipated future projects from the same or related source) associated with the revenue opportunity by the Surviving Corporation as a means solely to achieve Milestone Revenue.

            (e) Partial Acceleration. Upon (i) the resignation by the Surviving Corporation President for "Good Reason", or (ii) termination of the employment of the Surviving Corporation President by Buyer or Surviving Corporation, other than (A) for "Cause," (B) pursuant to the voluntary resignation of the Surviving Corporation President without Good Reason, or (C) without the prior written consent of the Stockholder Representative, not to be unreasonably withheld or delayed (each a "PARTIAL ACCELERATION EVENT"), then as of the date of such Partial Acceleration Event, the Stockholders shall be entitled to receive thirty-seven and five tenths of one percent (37.5%) of the total consideration that would become due if each Milestone having a Milestone payment date after the date of such Partial Acceleration Event had been achieved and the corresponding Milestone Payment had been made (each a "PARTIALLY ACCELERATED MILESTONE PAYMENT"), except to the extent such consideration has then already been paid pursuant to Section 1.9(f) below. Buyer and Merger Sub shall pay such Partially Accelerated Milestone Payments in the manner set forth in Section 1.8(b) within thirty (30) days after the date of the Partial Acceleration Event. Thereafter, with regard to each remaining

Milestone achieved by Surviving Corporation, Buyer and Merger Sub shall pay to the Stockholders the difference between (i) the Partially Accelerated Milestone Payment then already paid in respect of the Milestone then actually achieved and
(ii) the consideration which otherwise becomes due upon achievement of such Milestone, in accordance with Section 1.8(b), except to the extent such consideration has then already been paid pursuant to Section 1.9(f) below. For purposes of this Agreement,

                  (i) "CAUSE" shall mean that:

                        (A) the Surviving Corporation President is convicted of or enters a plea of guilty or nolo contendre to a felony, or is convicted of or enters a plea of guilty or nolo contendre to a crime or offense involving Buyer or Surviving Corporation, any of their subsidiaries or any or their properties or is charged or indicted by a law enforcement or other government agency for a crime involving moral turpitude;

                        (B) the Surviving Corporation President misappropriates funds of Buyer or Surviving Corporation in a manner involving dishonesty, fraud or disloyalty;

                        (C) the Surviving Corporation President fails to satisfactorily carry out the reasonable directives of Buyer's Chief Executive Officer, to the extent such directives are not inconsistent with the terms of this Agreement;

                        (D) the Surviving Corporation President fails or is unable or unwilling for any reason to devote his full business time and attention to the affairs of the Surviving Corporation (other than by reason of death or disability) and such failure, unwillingness or inability continues for a period of thirty (30) days after having received written notice thereof from Buyer;

                        (E) the Surviving Corporation President engages in willful misconduct with respect to his duties on behalf of the Surviving Corporation and such activity continues for a period of thirty (30) days after having received written notice thereof from Buyer; or

                        (F) the Surviving Corporation fails to achieve during any of the four (4) measurement periods, each comprised of four (4) consecutive calendar quarters, with the first such measurement period ending on September 30, 2006, and the succeeding measurement periods ending on March 31, 2007, September 30, 2007, and March 31, 2008, respectively, the applicable Minimum Required Revenue Growth for such measurement period. "MINIMUM REQUIRED REVENUE GROWTH" shall mean, with respect to each applicable measurement period of four (4) consecutive quarters, that the revenue recognized by the Company or the Surviving Corporation during such measurement period in accordance with, as applicable to Company revenues, past accounting principles of the Company, which on an annual basis and subject to year end adjustments are in accordance with GAAP, and as applicable to Surviving Corporation revenues, the definition of Milestone Revenue in Section 1.9(a)(xiii) herein, is at least 110% of the revenue recognized by the Company and/or the Surviving Corporation (determined in the case of the Company or the Surviving Corporation, as applicable, the revenue recognition principles corresponding to each as aforesaid), during the base period consisting of the four (4) consecutive calendar quarters immediately preceding the first quarter of the corresponding measurement period and ending on the last day of the quarter immediately preceding the commencement of the measurement period. The revenue recognized by the Company or the Surviving Corporation for purposes of this Section 1.9(e)(i)(F), shall be (1) for any quarter commencing after the Effective Time, the Milestone Revenue for such quarter determined in accordance with
      Section 1.9, (2) for any quarter ending prior to the Effective Time, the revenue shown on the financial statements for such quarter prepared by the Company (and for any quarter ending prior to June 30, 2005, included in the Disclosure Schedule), and (3) for the quarter in which the Effective Time occurs, the sum of the revenues shown on the financial statements for
      (X) the Surviving Corporation for the period between the Effective Time and the last day of such quarter as prepared by Buyer and (Y) the Company for the period between the first day of such quarter and the Effective Time. Any right on the part of Buyer for termination of the Surviving Corporation President for Cause pursuant to this Section 1.9(e)(i)(F) must be exercised by Buyer within thirty (30) days after the date of determination of whether the Minimum Required Revenue Growth for any applicable period shall have been achieved by the Surviving Corporation, which determination shall be made no later than forty-five (45) days after the last day of each respective period.

            (ii) "GOOD REASON" shall mean with respect to the Surviving Corporation President, the occurrence of any of the following (without the express written consent of the Surviving Corporation President):

                        (A) any material diminution in the title or the scope of the day to day responsibilities or duties of the Surviving Corporation President with or for the Surviving Corporation from those of the President of the Company immediately prior to the consummation of the Merger, except as a direct consequence of the fact that the Surviving Corporation President will report to the Chief Executive Officer of Buyer instead of the Board of Directors of the Company, and except as a result of the fact that some of the functions historically performed by the President of the Company (e.g., finance or human resource activities) are expected to be performed in supporting roles following consummation of the Merger by others with direction from the Surviving Corporation President;

                        (B) any material reduction by Buyer or Surviving Corporation, with respect to the Surviving Corporation President, in his base salary, bonus compensation or benefits or as the same may be increased from time to, or the taking of any action by Buyer or the Surviving Corporation which would adversely affect participation by the Surviving Corporation President in any salary, incentive compensation or benefit plans to which he would otherwise be entitled (excluding the impact of the financial performance of the Surviving Corporation or Buyer on any incentive compensation plans and further excluding any enterprise-wide termination of, or reduction in benefits under, any compensation plans of Buyer, but including the modification of any incentive compensation plan which results in lower benefits to the Surviving Corporation President from that which otherwise would be received if no such modification had occurred); or

                        (C) a relocation of the principal offices or laboratory space of the Surviving Corporation or the day-to-day place of work of the Surviving Corporation President to a location outside of the Baltimore, Maryland metropolitan area.

            (f) Acceleration. Upon the occurrence of either (each an "ACCELERATION EVENT") (i) a Change of Control of the Surviving Corporation in which the purchaser or successor in interest to ownership of the Surviving Corporation does not as a condition to such Change of Control expressly agree in a writing delivered to the Stockholder Representative (for benefit of the Stockholders) to assume the obligations of Buyer hereunder in respect of the Milestone Payments and provide for equitable and appropriate change, conversion or exchange of the Milestone Shares, upon issuance, for shares of an equivalent class of stock of the acquiring or surviving entity or (ii) any merger, consolidation, share exchange, recapitalization, sale of all or substantially all of the assets, liquidation or similar or other transaction involving the Buyer and where it is not the surviving corporation, or in which the Buyer becomes a wholly or substantially owned subsidiary of another entity ("BUYER CHANGE OF CONTROL"), and in connection therewith provision is not made in a writing delivered to the Stockholder Representative for the benefit of the Stockholders for the continued payment of the Milestone Payments and for the equitable and appropriate change, conversion or exchange of the Milestone Shares, upon issuance, for shares of an equivalent class of stock of the acquiring or surviving entity, then as a condition to such Acceleration Event, and in order to prevent the dilution or enlargement of the benefits or potential benefits intended to enure to the Stockholders in respect of the Milestone Payments, the Stockholders shall be entitled to receive and shall be paid by Buyer the total consideration (in cash and shares of Buyer Common Stock) that would become due if the requirements or conditions to payment applicable to each Milestone remaining after the date of such Acceleration Event had been achieved and the corresponding Milestone Payment had been made (each an "ACCELERATED MILESTONE PAYMENT"), except to the extent such consideration has then already been paid pursuant to Section 1.9(e) above. Buyer and Merger Sub shall pay such Accelerated Milestone Payments in the manner set forth in Section 1.8(b) immediately prior to the effective time and conditioned upon the occurrence of such Acceleration Event.

      Section 1.10. Exchange Procedures.

            (a) Wells Fargo Shareholder Services, or such other financial institution reasonably acceptable to Buyer and the Company, will be appointed prior to the Effective Time to serve as the exchange agent (the "EXCHANGE AGENT") to effect the exchange of Certificates for cash and/or shares of Buyer Common Stock representing the Effective Time Consideration, in accordance with
Section 1.8. At the Effective Time, Buyer shall deposit or cause the Merger Sub to deposit with the Exchange Agent, for the benefit of the Stockholders, for exchange in accordance with this Article 1, the aggregate Effective Time Consideration, in cash and shares of Buyer Common Stock, except for that portion thereof comprising the Escrow Amount, and that portion thereof comprising the Stockholder Representative Set Aside, which Buyer will deliver or cause Merger Sub to deliver at the Effective Time to the Escrow Agent or Stockholder Representative, as applicable, in accordance with the terms hereof. The Exchange Agent shall make payments out of such Effective Time Consideration so deposited (the "EXCHANGE FUND"), in accordance with this Agreement and the Articles of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on the Exchange Fund shall be paid to each Stockholder in proportion to the amount of cash, if any, that such Stockholder is entitled to receive. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Company Common Stock prior to the Merger who have not theretofore submitted to the Surviving Corporation, the Certificate, the Letter of Transmittal, the Form W-9 or Form W-8BEN, as applicable, and such other documents as the Exchange Agent shall require pursuant to Section 1.10(b), shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

            (b) Prior to or as soon as practicable, not to exceed five (5) Business Days, after the Closing, the Buyer shall provide, or cause to be provided, to each holder of a Certificate (i) a notice and letter of transmittal (a "LETTER OF TRANSMITTAL") and (ii) instructions for effecting the surrender of such Certificates in exchange for the right to receive a portion of the Merger Consideration with respect to each of the shares of Company Common Stock represented thereby in accordance with the terms of this Agreement. Following surrender of a Certificate to the Exchange Agent, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, a properly executed substitute Form W-9 or Form W-8BEN, if applicable, from such Stockholder in form and substance reasonably acceptable to the Exchange Agent, and such other documents as may reasonably be required by the Exchange Agent and included in the instructions provided to such Stockholder, Buyer shall cause the Exchange Agent to pay or deliver (by check or by wire transfer, in the case of cash), as applicable, promptly to the holder of such Certificate a portion of the Effective Time Cash Consideration (in the case of the Cash Payment Stockholders), or a portion of the Effective Time Cash Consideration and Merger Shares (in the case of the Stockholders other than the Cash Payment Stockholders, herein the "MIXED PAYMENT STOCKHOLDERS"), into which the shares of Company Common Stock represented by such Certificate were converted pursuant to Section 1.8, without any interest thereon, having a value equal to the difference between (x) the product of the Effective Time Consideration and a fraction, the numerator of which shall be the number of shares of Company Common Stock represented by such Certificate, the denominator of which shall be the number of shares of Company Common Stock outstanding at the Effective Time (other than Dissenting Shares) and (y) the sum of (A) the pro rata portion of the Escrow Amount represented following the Merger by such Certificate and (B) the pro rata portion of the Stockholder Representative Set Aside (as defined below) represented following the Merger by such Certificate, determined in each case by dividing the Escrow Amount and the Stockholder Representative Set Aside, respectively, by the number of shares of Company Common Stock outstanding at the Effective Time (other than Dissenting Shares), and the Certificate so surrendered shall forthwith be cancelled. Said portion so paid or delivered to a Stockholder, or caused to be paid or delivered out of the Exchange Fund promptly upon delivery of a Certificate as aforesaid, shall be paid, in the case of payments made in respect of the Cash Payment Stockholders, solely in cash, and in the case of payments made in respect of the Mixed Payment Stockholders, in cash up to the pro rata portion of the remainder of the Effective Time Cash Consideration into which the corresponding Certificate is otherwise converted pursuant to Section 1.8, but after payment (or the making of provision therefor) as aforesaid, to the Cash Payment Stockholders, and after payment, in respect of such Certificate, of the pro rata portion of the Stockholder Representative Set Aside and the Escrow Amount, each determined as aforesaid, with such remainder of the Effective Time Consideration in respect of such Certificate to be paid by the Exchange Agent out of the Exchange Fund promptly upon the delivery of the

Certificate as aforesaid, in shares of Buyer Common Stock. At the Effective Time and prior to receipt or exchange of any Certificate as aforesaid, Buyer shall pay or cause to be paid (by check or by wire transfer) to the Stockholder Representative on behalf of the Stockholders, two and one half percent (2.5%) of the Effective Time Cash Consideration, in cash (the "STOCKHOLDER REPRESENTATIVE SET ASIDE"), for retention and use by the Stockholder Representative in the carrying out of his duties and responsibilities under this Agreement and the Escrow Agreement, with any cash remaining after the completion of his duties to be distributed to the Stockholders as herein or therein provided; and shall cause to be delivered to the Escrow Agent the Escrow Amount (i) the cash portion of which shall equal the product of the Escrow Amount multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock held by the Cash Payment Stockholders and the denominator of which shall be the number of shares of Company Common Stock outstanding at the Effective Time other than the Dissenting Shares ("ESCROW CASH PORTION") and (ii) the remaining portion of which shall consist of the number of shares of Buyer Common Stock determined by dividing (A) the difference between the Escrow Amount and the Escrow Cash Portion by (B) the Average Share Price as of the Effective Time ("ESCROW SHARE PORTION"). Until so surrendered, such Certificates shall upon and following the Effective Time represent solely the right to receive a portion of the Merger Consideration with respect to the shares of Company Common Stock represented thereby. The Escrow Share Portion and the Escrow Cash Portion, once paid and deposited with the Escrow Agent at the Effective Time, shall be property owned by the respective Stockholders in accordance with their pro rata interests therein, subject, however, to the claims of Buyer in respect thereof pursuant hereto and the Escrow Agreement, and unless and until released to Buyer in payment of any Buyer Indemnified Claim hereunder, the Stockholders shall have and retain all dividend and voting rights in respect of the Escrow Share Portion held by the Escrow Agent from time to time.

            (c) Buyer and Merger Sub shall pay or deliver (by check or by wire transfer in the case of cash), as applicable, promptly to the Stockholder Representative for the account of the Stockholders, subject to Section 10.4(d), any Milestone Payments which become payable under the terms of this Agreement. Upon receipt, such Milestone Payments shall be distributed by the Stockholder Representative to the Stockholders from which a properly executed Letter of Transmittal and duly endorsed Certificate (or Certificates, as applicable) have been received in accordance with Section 1.10 (b) above, in cash and/ or Buyer Common Stock, as the case may be in respect of the Cash Payment Shares and Mixed Payment Shares, as provided for or contemplated by Section 1.9 (b) hereof and otherwise in accordance with the terms hereof. In order to facilitate or assist the Stockholder Representative in distributing the Milestone Payments to the Stockholders as herein provided, Buyer shall cause the Exchange Agent to provide to the Stockholder Representative prior to the first Milestone Date and from time to time thereafter when appropriate or upon the request of the Stockholder Representative, a tally sheet identifying those Stockholders from whom or which a properly executed Letter of Transmittal and duly endorsed Certificate (or Certificates, as applicable) had been received in accordance with Section 1.10
(b) above, and to whom or which the Milestone Payments are to be distributed in accordance with and subject to the terms hereof. Any portion of any Milestone Payment which remains undistributed to the holders of the Certificates for twelve (12) months after the last to occur of the Milestone Dates shall be delivered to the Surviving Corporation. Any holders of shares of Company Common Stock prior to the Merger who have not theretofore submitted to the Surviving Corporation, the Certificate, the Letter of Transmittal, the Form W-9 or Form
W-

8BEN, as applicable, and such other documents as the Exchange Agent shall require pursuant to Section 1.10(b), shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Milestone Payment. In addition, the Stockholder Representative shall have the right to retain the Exchange Agent (or another exchange agent appointed by the Stockholder Representative) to perform the duties otherwise to be performed by the Stockholder Representative hereunder with such appointment to be effective upon notice to that effect from the Stockholder Representative to Buyer.

            (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, together with reasonable indemnity undertakings, Buyer, the Exchange Agent or the Stockholder Representative, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Effective Time Consideration or Milestone Payment with respect to the shares of Company Common Stock represented thereby pursuant to Section 1.8 and 1.9 hereof.

            (e) Notwithstanding the foregoing or Section 1.11 below, neither Buyer nor Merger Sub shall object to the exercise by the Company or its Board of Directors of authority to restrict or condition (including as to the manner, timing and amount of payment of any Merger Consideration), or to otherwise implement any power or authority arising under the Charter Amendment as a consequence of, any transfer or assignment of any Company Common Stock held by any Stockholder to any Person who does not represent to the Company and the Buyer as a condition to such transfer that such Person is (or who cannot otherwise be reasonably determined to be) an "accredited investor" as such term is defined under the Securities Act; provided that nothing herein shall be construed to require the Company to exercise such authority.

      Section 1.11. Release of Indemnification Escrow.

            (a) On the first anniversary of the Closing Date (the "RELEASE DATE"), the amount by which the Escrow Amount exceeds the Release Date Indemnification Amount as of such date shall be paid by the Escrow Agent to the Stockholders from which a properly executed Letter of Transmittal, duly endorsed Certificate (or Certificates, as applicable) and such other items had been received in accordance with or as contemplated by Section 1.10 above, pro rata, based on the Effective Time Consideration to be received by each of them relative to the aggregate Effective Time Consideration; provided, however, in the event there is an asserted, but unresolved claim for Damages for which Buyer has provided a Claim Notice to the Stockholder Representative pursuant to the terms of Article 7, Buyer may direct the Escrow Agent in accordance with the terms of the Escrow Agreement to continue to withhold a portion of the Escrow Amount equal in value (determined, with respect to the Escrow Share Portion, in accordance with 7.5(c)) to the amount of Damages estimated in good faith by Buyer and set forth in the Claim Notice.

            (b) Following the Release Date, if any indemnification claim made under this Agreement but not finally resolved by the Release Date and with respect to which the Escrow Agent has withheld a portion of the Escrow Amount pursuant to Section 1.11(a) is finally resolved, then such excess amount so withheld shall be paid to the Stockholders from which a properly executed Letter of Transmittal, duly endorsed Certificate (or Certificates, as applicable) and such other items had been received in accordance with or as contemplated by Section 1.10, pro rata, based on the Effective Time Consideration to be received by each of them relative to the aggregate Effective Time Consideration.

            (c) Notwithstanding the foregoing, any release or withholding of the Escrow Amount shall be made as follows: (i) an amount of the Escrow Cash Portion determined by multiplying the Escrow Cash Portion by a fraction the numerator of which is the aggregate amount to be withheld or released and the denominator of which shall be ten percent (10%) of the Effective Time Consideration, but no more than $2,200,000; and (ii) an amount of the Escrow Share Portion having a value determined in accordance with Section 7.5(c) for releases to, or withholding by, the Buyer, or having a value equal to the Average Share Price on the Release Date for release to the Stockholders, equal to the difference between the aggregate amount to be withheld or released and the amount of the Escrow Cash Portion released or withheld pursuant to Section 1.11(c)(i). Any payment to the Stockholders of the Escrow Cash Portion pursuant to this Section
1.11 shall also include interest accrued from the Closing Date on such amount.

      Section 1.12. Close of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company Common Stock on the records of the Company. From and after the Effective Time, no shares of the Company Common Stock shall be deemed to be outstanding, and the holders of shares of the Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law.

      Section 1.13. Adjustment to Effective Time Consideration. (a) (i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Stockholder Representative a statement (the "STATEMENT") setting forth the Net Assets as of the close of business on the Closing Date (the "CLOSING NET ASSETS").

                  (ii) The Statement shall become final and binding upon the Parties on the 10th day following delivery thereof, unless the Stockholder Representative gives written notice of its disagreement with the Statement (the "NOTICE OF DISAGREEMENT") to Buyer prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) only include disagreements based on mathematical errors or based on Closing Net Assets, the amount of cash and cash equivalents of the Company or the amount of Net Cash, not being calculated in accordance with Section 1.13(c). If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding on the earlier of (I) the date the Stockholder Representative and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

                  (iii) During the 10-day period following the delivery of a Notice of Disagreement, the Stockholder Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such 10-day period all differences have not been resolved, the Stockholder Representative and Buyer shall submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Stockholder Representative and Buyer agree to use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to it for review within 30 days. The Stockholder Representative and Buyer agree that judgment may be entered upon the determination of the Accounting Firm, which shall be a binding, arbitral award, in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred shall be borne by the Stockholders immediately prior to the Effective Time, on the one hand, and Buyer, on the other hand, in direct proportion to the degree to which disputed matters are resolved against their respective interests, and any such fees payable by the Stockholders shall be paid by them through a deduction from the Escrow Amount.

            (b) The Effective Time Consideration shall be decreased by an amount equal to the greatest of (i) the amount by which the Closing Net Assets are less than $2,000,000, (ii) the amount by which the cash and cash equivalents of the Company (as determined in accordance with GAAP consistently applied in accordance with the accounting methods of the Company) as of the Effective Time are less than $1,000,000, and (iii) the amount by which the Net Cash of the Company as of the Effective Time is less than $400,000. If the Effective Time Consideration is decreased in accordance with the preceding sentence, Buyer as its sole and exclusive remedy, shall file a Claim Notice with the Escrow Agent and Stockholder Representative pursuant to Section 6 of the Escrow Agreement, seeking a full release of the amount of such reduction as a payment from the Escrow Amount.

            (c) The term "NET ASSETS" means the difference between total assets of the Company and total liabilities of the Company, all as determined in accordance with GAAP, consistently applied in accordance with the accounting methods of the Company.

            (d) The term "NET CASH" means the cash and cash equivalents of the Company less any Indebtedness of the Company, all as determined in accordance with GAAP, consistently applied in accordance with the accounting methods of the Company.

            (e) During the period of time from and after the date of delivery of the Statement to the Stockholder Representative through the resolution of any adjustment to the Effective Time Consideration contemplated by this Section 1.13, upon written notice from the Stockholder Representative, Buyer shall cause the Surviving Corporation to afford to the Stockholder Representative and any accountants, counsel or financial advisers retained by the Stockholder Representative in connection with any adjustment to the Effective Time Consideration contemplated by this Section 1.13 reasonable access during normal business hours to the Company's books and records to the extent relevant to the adjustment contemplated by this Section 1.13, excluding any accountants' working papers created after the Effective Time.

            (f) For purposes of this Section 1.13, and for purposes of Section 5.1(b), and anything herein to the contrary notwithstanding, all determinations in respect of Net Assets, Net Cash and cash and cash equivalents shall (i) be made without consideration of any negative effect resulting from any claims in respect of Dissenting Shares and (ii) be deemed to include as though cash of the Company (x) $136,000 due to the Company from its landlord as an allowance for tenant improvements and (y) checks or other payments received by the Company, whether or not deposited or cleared on account of exercises of Stock Options; provided, however, that with respect of clause (x) above, in the event the Surviving Corporation has not received full payment of such $136,000 by December 31, 2005, other than as a result of any act or omission of the Buyer or Surviving Company in violation of the lease agreement by and between the Company and its landlord, then to the extent which the Stockholders have received at or prior to Closing the benefit of the inclusion of such amount as cash by operation of the provisions of this Agreement, even though such payments have not as then yet been actually received by the Company, the Parties hereby agree that the Buyer and the Stockholder Representative shall sign written instructions in accordance with Section 6(a)(iii)(A) of the Escrow Agreement directing the Escrow Agent to immediately distribute to Buyer that portion of such $136,000 payment not received by the Surviving Corporation by December 31, 2005, which shall be paid in the form of a combination of cash and Escrow Shares as determined in accordance with Section 1.11(c).

      Section 1.14. Dissenting Shares.

            (a) For purposes of this Agreement, "DISSENTING SHARES" shall mean shares of Company Common Stock held as of the Effective Time by a Stockholder who has not voted such shares of Company Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 3-202 of the MGCL and not effectively withdrawn or forfeited. Dissenting Shares shall not be converted into or represent the right to receive the consideration specified in
Section 1.8 or Section 1.9, (nor shall any references herein to "Stockholders" or to the number of shares of Company Common Stock outstanding at the Effective Time, in each case for purposes, or in respect of any determination to be made, at or subsequent to the Effective Time be deemed to include the holders of the Dissenting Shares) unless and until such Stockholder shall have forfeited his, her or its right to appraisal under the MGCL or properly withdrawn, his, her or its demand for appraisal. If such Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, either before or after the Effective Time, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall automatically be converted into and represent the right to receive the consideration specified in
Section 1.8 or 1.9, without interest thereon, but in any event otherwise subject to the terms and provisions hereof, and (ii) promptly following the occurrence of such event, Buyer shall deliver to the Exchange Agent that percentage of the consideration such holder would have been entitled to receive in or as a consequence of the Merger in accordance with Section 1.8 and 1.9 had such holder not made a demand for appraisal, such consideration to be paid and delivered subject to the terms and provisions hereof otherwise applicable.

            (b) Buyer, Company or Surviving Corporation, as applicable, shall give the Stockholder Representative (i) prompt notice of any written demands for appraisal of any shares of Company Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Buyer, the Surviving Corporation or the Exchange Agent and (ii) the opportunity to control all negotiations and proceedings with respect to demands for appraisal under the MGCL, at the expense of the Stockholders, which expense (but not payment in respect of such Dissenting Shares) shall be satisfied solely from the Escrow Amount and/or the

Stockholder Representative Set Aside. If any Stockholder becomes entitled to any payments in respect of any Dissenting Shares such payment will be made by the Surviving Corporation out of amounts reserved therefor prior to Closing, including any amounts so paid in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; provided, however, that Buyer shall be entitled to assert a corresponding claim in the amount of the unreserved excess solely against the Escrow Amount, and such claim will be paid pursuant to the terms of this Agreement and the Escrow Agreement.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Buyer and Merger Sub that the statements contained in this Article 2 are correct and complete as of the date of this Agreement, except as otherwise set forth in the Disclosure Schedule identified below in this Article 2 delivered by Company to Buyer on the date hereof (the "DISCLOSURE SCHEDULE" or "SCHEDULE"). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and subsections contained in this Article 2. Disclosure made in any particular Schedule shall be deemed made in any other Schedule or Schedules to which the relevance of such disclosure is reasonably apparent from the text of such disclosure.

      Section 2.1. Organization and Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, (b) has all requisite corporate power and authority to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 2.1(c) of the Disclosure Schedule, except where such failure to be qualified would not reasonably be expected to result in a Material Adverse Change to the Company. The Company has made available to Buyer complete and correct copies of its Constitutive Documents, as amended. The Company has made available to Buyer and its Representatives copies of the stock record and the minute books of the Company (for the past two (2) years, in the case of the minute books) each of which are true and complete in all material respects, with limited portions relating solely to the proposed transactions between the Company and Buyer and/or alternative strategic transactions redacted.

      Section 2.2. Power and Authority; Binding Agreement. Subject to the adoption of this Agreement, the approval of the Charter Amendment and Merger and the approval of the appointment of the Stockholder Representative, each by a majority of the votes represented by the outstanding shares of Company Common Stock entitled to vote on this Agreement, the Charter Amendment and the Merger at a Company Stockholders' Meeting (the "STOCKHOLDER APPROVAL"), (i) the Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder, and (ii) the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company or the holders of its Capital Stock shall be necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby under the Constitutive Documents of the Company or the MGCL. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other Parties thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity) (collectively, "BANKRUPTCY LAWS AND EQUITABLE PRINCIPLES").

      Section 2.3. Authorization. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Charter Amendment, the Merger, this Agreement and the other transactions contemplated hereby, (ii) determining that the Merger Consideration is fair to the stockholders of the Company and declaring that the Merger and the other transactions contemplated hereby are in the best interests of the Company's stockholders, (iii) authorizing the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, (iv) directing that the Merger and this Agreement be submitted to the stockholders of the Company for a vote for approving and adopting the Merger and this Agreement and
(v) recommending that the Company's stockholders vote to approve and adopt the Merger and this Agreement. No state takeover statute or regulation that has not been waived or complied with, applies or purports to apply to the Company with respect to the Merger, this Agreement or any other transaction contemplated hereby.

      Section 2.4. Capitalization.

            (a) The authorized Capital Stock of the Company consists of (i) twenty-five million (25,000,000) shares of common stock, par value $0.01 per share (the "COMPANY COMMON STOCK"), of which 7,267,955 shares are issued and outstanding and no shares are held in the treasury of the Company, in each case as of the date of this Agreement, and (ii) ten million (10,000,000) shares of preferred stock (together with Company Common Stock, "COMPANY CAPITAL STOCK"), of which none is issued or outstanding.

            (b) Section 2.4(b) of the Disclosure Schedule sets forth a complete and accurate list of the holders of Company Common Stock as of the date of this Agreement, showing the number of shares of such Company Common Stock held by each such stockholder. None of the outstanding Company Common Stock is Restricted Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with reference to Section 2.4(f) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been offered, issued and sold by the Company (i) in compliance in all material respects with all applicable federal securities Laws, and (ii) except as would not reasonably be expected to result in a Material Adverse Change to the Company, in compliance with all applicable state securities Laws.

            (c) Section 2.4(c) of the Disclosure Schedule sets forth a complete and accurate list of all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued thereunder, the number of shares of Company Common Stock subject to outstanding options thereunder and the number of shares of Company Common Stock reserved for future issuance thereunder. All outstanding Employee Stock Options have been granted pursuant to a Company Stock Plan in substantially the form previously provided to Buyer.

            (d) Section 2.4(d) of the Disclosure Schedule sets forth a complete and accurate list of all holders of outstanding Employee Stock Options as of the date therein listed, indicating, with respect to each Employee Stock Option, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Employee Stock Option, the exercise price, the date or year of grant, and the vesting schedule. Other than the Employee Stock Options listed on Section 2.4(d) of the Disclosure Schedule, there are no outstanding Warrants. The Company has provided to Buyer complete and accurate copies of all Company Stock Plans in effect as of the date hereof and as of the Closing Date and any Contracts evidencing Employee Stock Options not previously provided are substantially in the form previously provided to Buyer. All of the shares of Company Capital Stock subject to Employee Stock Options will be, upon issuance pursuant to the exercise of such Contracts and Company Stock Plans, duly authorized, validly issued, fully paid and nonassessable. No Employee Stock Option is exercisable for any class or series of Capital Stock of the Company other than Company Common Stock.

            (e) None of the shares of Company Capital Stock have been issued in violation of any subscription, Warrant, option, call, commitment, right of first refusal, preemptive right, conversion right, Employee Stock Option, convertible security or other similar right, or any Contract to which the Company is subject, bound or a party or otherwise, other than as described on Section 2.4 of the Disclosure Schedule. Except as set forth on any subsection of Section 2.4 of the Disclosure Schedule, none of the shares of Company Capital Stock are subject to any subscription, Warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Constitutive Documents of the Company, or any Contract to which the Company is bound. Except as set forth in this Section 2.4 or in any subsection of Section 2.4 of the Disclosure Schedule, (i) the Company has no obligation (contingent or otherwise) to issue or otherwise sell any Capital Stock, subscription, Warrant, option, call, commitment, right of first refusal, preemptive right, Employee Stock Option, convertible security, "phantom" stock right or other such right, or to issue, distribute or otherwise sell to holders of any shares of its Capital Stock any evidences of Indebtedness or assets of the Company, (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its Capital Stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iii) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Capital Stock or the value of the Company or any part thereof. There are no equity securities of the Company reserved for issuance for any purpose, other than as disclosed on Section 2.4(c) of the Disclosure Schedule.

            (f) Except as set forth on Section 2.4(f) of the Disclosure Schedule, there is no Contract between the Company and any holder of its securities, or, to the Company's knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of any Company Common Stock. The transfer restrictions in any applicable agreement have been waived by the Company and each holder of Company Common Stock in connection with the Merger, this Agreement and the other transactions contemplated hereby.

            (g) Except as set forth on Section 2.4(g) of the Disclosure Schedule, the Company has no Subsidiaries and does not own or control, directly or indirectly, any shares of Capital Stock of any other Person, and none of the Company's Subsidiaries has ever conducted an active trade or business. There is no Indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

      Section 2.5. Noncontravention.

            (a) The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien other than a Permitted Lien, in or upon any of the properties or assets of the Company under any provision of (i) the Constitutive Documents of the Company, (ii) except as set forth on Section 2.5(a)(ii) of the Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which the Company is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Company has rights or benefits or
(iii) subject to the governmental filings and other matters referred to in
Section 2.5(a)(ii), any (1) Law or (2) Judgment specifically naming the Company or any of its Affiliates, in each case, applicable to the Company or its properties or assets and with respect to (ii) and (iii) except as would not reasonably be expected to result in a Material Adverse Change to the Surviving Corporation.

            (b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby or the compliance by the Company with the provisions of this Agreement, except for (i) the filing of the Charter Amendment and the Maryland Articles of Merger with the Maryland Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change or (iv) as set forth on
Section 2.5(b) of the Disclosure Schedule.

      Section 2.6. Compliance with Laws. Except as set forth on Section 2.1 of the Disclosure Schedule, the Company is, and since December 31, 2003 has been, in compliance in all material respects with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses or operations. Except as set forth on Section 2.1 of the Disclosure Schedule, there is no pending, or to the Company's knowledge, threatened claim, demand or investigation alleging a violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations.

      Section 2.7. Permits. The Company validly holds and has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its businesses as now conducted, and there has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person that would reasonably be expected to result in any right of termination, amendment or cancellation of, any such Permit. The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and to the Company's knowledge such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the consummation of the Merger, the execution and delivery of this Agreement or the other transactions contemplated hereby. No proceeding is pending or, to the knowledge of the Company, threatened seeking the revocation or limitation of any Permit. Section
2.7 of the Disclosure Schedule lists each Permit issued or granted to or held by the Company, the failure of which to be obtained could reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change. All of the Permits listed on Section 2.7 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel or agent or otherwise on behalf of the Company.

      Section 2.8. Financial Statements.

            (a) Section 2.8(a) of the Disclosure Schedule sets forth the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for the fiscal year ended on the Most Recent Audited Financials Date and the two previous fiscal years, together with the footnotes thereto and the report of the auditors thereon, and the unaudited consolidated balance sheet (the "MOST RECENT BALANCE SHEET") and statements of income, changes in stockholders' equity and cash flows of the Company as of and for the three (3) month periods ended on March 31, 2005 and on the Most Recent Balance Sheet Date (together, the "FINANCIAL STATEMENTS"). The Financial Statements (a) are consistent with the books and records of the Company, (b) have been prepared in accordance with GAAP, and in the case of the Financial Statements for the three (3) month periods ending on March 31, 2005 and on the Most Recent Balance Sheet Date, in accordance with the past accounting principles of the Company, which on an annual basis, and subject to year end adjustments, are in accordance with GAAP and (c) present fairly the consolidated financial condition, results of operations, stockholders' equity and cash flows of the Company, in all material respects, as of the respective dates thereof and for the periods referred to therein. Solely for purposes of facilitating the calculation required under Section 1.9(e)(i)(F) hereof, also set forth on Schedule 2.8(a) of the Disclosure Schedule is a statement of the revenues of the Company for the fiscal quarter ended December 31, 2004.

            (b) All accounts receivable of the Company, reflected on the balance sheet as of March 31, 2005, arose from valid transactions in the Ordinary Course with unrelated third parties and except as shown on Section 2.8(b) of the Disclosure Schedules, were current as of March 31, 2005. To the Company's knowledge, the Company's accounts receivable set forth on the Most Recent Balance Sheet are collectible in full, net of any reserves shown on the Most Recent Balance Sheet.

      Section 2.9. Absence of Changes or Events. Since the date of the most recent audited balance sheet included in the Financial Statements, (a) the Company has conducted its businesses only in the Ordinary Course, (b) except as set forth on Section 2.9 of the Disclosure Schedule, there has occurred no Material Adverse Change, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change, and (c) the Company has not taken any of the actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Articles 5 or 6 hereof.

      Section 2.10. Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations, (a) to the extent shown on the Most Recent Balance Sheet, (b) that are incurred in the Ordinary Course since the Most Recent Balance Sheet Date (c) that are not required to be reflected on a balance sheet prepared in accordance with GAAP, or (d) that are set forth in Contracts listed on Section 2.13(a) of the Disclosure Schedule, other than contingent obligations due to any breaches or non-performance thereunder and required to be reflected on the Most Recent Balance Sheet. The Company agrees that from and after the Closing Date, the obligations of the Company to Mercator Securities, LLC under that certain engagement letter agreement executed by the Company and Mercator Securities, LLC, dated January 5, 2005, shall be the obligation of the Stockholders and shall be payable by the Stockholders in accordance with the provisions of Section 10.4(d) hereof, and neither the Buyer nor the Surviving Corporation shall have any obligation whatsoever with respect thereto.

      Section 2.11. Assets other than Real Property

            (a) Section 2.11(a) of the Disclosure Schedule sets forth a list of the tangible assets of the Company as of the date hereof with an individual estimated fair market value in excess of $25,000. The Company is the true and lawful owner and has good and valid title to all assets (tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value in the Ordinary Course since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens).

            (b) The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. The material tangible assets of the Company are located at the offices of the Company at 7170 Standard Drive, Hanover Maryland 21076. The tangible assets of the Company listed on
Section 2.11(a) of the Disclosure Schedule and that are material to the business as presently conducted are free from material defects, have been maintained in accordance with the past practice of the Company and generally accepted industry practice, and, except for ordinary wear and tear, are in good working order and suitable for the purposes for which they are presently used. All material leased personal property of the Company is in good working order, ordinary wear and tear excepted, and is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

            (c) This Section 2.11 does not relate to real property or interests in real property, such items being the subject of Section 2.12, or to Intellectual Property or interests in Intellectual Property, such items being the subject of Section 2.14.

      Section 2.12. Real Property.

            (a) The Company owns no real property or interests (other than leasehold interests) in real property.

            (b) Section 2.12(b) of the Disclosure Schedule lists all real property and interests in real property leased by the Company (each, a "LEASED PROPERTY") and lists the term of such lease, any extension or expansion options and the rent payable thereunder. The Company has delivered to Buyer complete and accurate copies of all such leases, and any operating agreements relating thereto. With respect to each Leased Property, (i) the Company has good and valid title to the leasehold estate relating thereto, free and clear of all Liens, leases, assignments, subleases, easements, covenants, rights-of-way and other material restrictions of any nature whatsoever, other than Permitted Liens, (ii) the lease relating to such Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable against the Company in accordance with its terms, (iii) except as set forth in Section 2.12(b)(iii) of the Disclosure Schedule, the lease relating to such Leased Property will, immediately following the Effective Time, continue to be legal, valid, binding, in full force and effect and enforceable against the Company in accordance with its terms as in effect on the date hereof, (iv) the Company is not and, to the knowledge of the Company, no other party to the lease relating to such Leased Property is, in material breach or violation of, or in material default under, such lease, (v) no event, occurrence, condition or act has occurred, is pending or, to the knowledge of the Company is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a material breach or default by the Company or, to the knowledge of the Company, any other party to such lease, under such lease, or give rise to a right of termination or cancellation under any such leases, (vi) except as set forth on Section 2.12(b)(vi) of the Disclosure Schedule, there are no material disputes, oral agreements or forbearance programs in effect as to the lease relating to such Leased Property,
(vii) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities as presently operated, (viii) there is no Lien, easement, covenant or other restriction (other than Permitted Liens) applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property, (ix) all rents and, except as set forth on Section 2.12(b)(vi) of the Disclosure Schedule, additional rents due on the lease relating to such Leased Property have been paid, and (x) the current use by the Company of the facilities located on such Leased Property does not, to the knowledge of the Company, violate any local zoning or similar land use requirement or other Law in any material respect.

      Section 2.13. Contracts.

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

            (a) Section 2.13(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party or is bound by (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a "MATERIAL CONTRACT"):

                  (i) any employment or consulting Contract, which would require the expenditure by the Company of over $50,000 per year, or any employee collective bargaining agreement or other Contract with any labor union;

                  (ii) any Contract not to compete or any Contract providing any Person exclusive rights with respect to the development, manufacture, marketing, distribution or sale of any products of the Company and its Subsidiaries and, to the extent applicable, products under development (collectively, the "PRODUCTS") or services, except for Contracts with customers entered into by the Company in the Ordinary Course which provide that the results of the Company research arising from such Contract are the property of the customer;

                  (iii) any Contract between the Company and (A) any Stockholder, (B) any former holder of Company Common Stock or (C) any Company Personnel;

                  (iv) any lease, sublease or similar Contract with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company;

                  (v) any lease or similar Contract with any Person under which
(A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, where the annual payments under any such lease or such Contract exceeds $50,000 or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, other than those entered into in the Ordinary Course;

                  (vi) any Contract for the purchase or sale of Products or the furnishing or receipt of services (A) calling for performance over a period of more than one year and which is not terminable by the Company on 90 days notice or less, without payment of a termination fee or similar payment, (B) requiring or otherwise involving payment by or to the Company of more than an aggregate of $100,000, (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any Products, services or territory and which is not terminable by the Company on 90 days notice or less, without payment of a termination fee or similar payment or (D) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (vii) any Contract for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person involving payment by or to the Company of more than an aggregate of $100,000;

                  (viii) any Contract for any joint venture or partnership;

                  (ix) any Contract granting a third party any license to or option on any Company Intellectual Property other than in the Ordinary Course, or pursuant to which the Company has been granted by a third party any license to any Intellectual Property which would reasonably be expected to require payment in excess of $50,000 a year;

                  (x) any Contract (other than trade debt incurred in the Ordinary Course) under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company) or any note, bond, debenture or other evidence of Indebtedness issued by the Company or any of its Affiliates to any Person (other than the Company);

                  (xi) any Contract (including so-called take-or-pay or "keep well" agreements) under which (A) any Person (including the Company) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course);

                  (xii) any Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company) other than in the Ordinary Course;

                  (xiii) any Contract providing for indemnification of any Person by the Company, other than express indemnities included in sales or service contracts, or license or other agreements, entered into by the Company in the Ordinary Course.

                  (xiv) any Warrant;

                  (xv) any Contract involving a research or development collaboration or similar arrangement, including any research and development Contract with any Governmental Entity, other than those entered into by the Company in the Ordinary Course; or

                  (xvi) any Contract under which the consequences of a default or termination would result in a Material Adverse Change to the Company, Buyer or the Surviving Corporation.

            (b) Each Material Contract, except as set forth on Section 2.13(b) of the Disclosure Schedule, is in full force and effect, and legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles. True and complete copies of each Material Contract have been made available to Buyer. There is no violation, breach or default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, except for those violations, breaches or defaults which could not reasonably be expected to result in a Material Adverse Change to the Company or except to the extent that may arise as a consequence of the Merger with respect to the Material Contracts set forth on, and as specifically disclosed in, Section 2.13(b) of the Disclosure Schedule. Except as set forth on Section 2.13(b) of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, except for those consents which could not reasonably be expected to result in a Material Adverse Change to the Company or the Surviving Corporation.

      Section 2.14. Intellectual Property.

            (a) Section 2.14(a) of the Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Entity ("REGISTERED COMPANY INTELLECTUAL PROPERTY"), other than any item that is solely Intellectual Property pursuant to clause (iv) or (v) of the definition of Intellectual Property.

            (b) The Company owns or possesses adequate licenses or other valid rights (in each case, free and clear of any Liens (other than Permitted Liens)) to use all Company Intellectual Property in the manner that such Company Intellectual Property is currently used, or has been used during the past two
(2) years, in the conduct of the business of the Company in the Ordinary Course (and in each case without inference as to any other possible uses and without inference to infringement or not), except as would not be reasonably expected to materially affect the value of such Company Intellectual Property for such uses.
Schedule 2.14(b) of the Disclosure Schedule sets forth all Registered Company Intellectual Property that the Company is not currently using in the conduct of the business of the Company in the Ordinary Course.

            (c) Except as set forth on Section 2.14(c) of the Disclosure Schedule, all Company employees have signed nondisclosure and invention assignment agreements. With respect to all Company Intellectual Property consisting of Patents assigned to the Company, the Company has recorded such assignments in the United States Patent and Trademark Office ("PTO") or any appropriate foreign patent office to the extent the PTO and/or the foreign patent office permits such recording. The use by the Company of any Company Intellectual Property owned by any other person is in accordance in all material respects with any applicable license granted by such person (or any person authorized by such person) pursuant to which the Company acquired the right to use such Company Intellectual Property.

            (d) Except as set forth on Section 2.14(d) of the Disclosure Schedule, the Company does not pay or receive any royalty to or from anyone with respect to any Company Intellectual Property, nor has the Company licensed anyone to use any of the Company Intellectual Property, other than in connection with the sale of Products or services in the Ordinary Course.

            (e) All rights of the Company in and to the Company Intellectual Property will be unaffected by the Merger and the other transactions contemplated hereby. Except as set forth on Section 2.14(e) of the Disclosure Schedule, the Company has not given or received any notice of any pending violation or infringement of the rights of others with respect to, any Intellectual Property or with respect to any license of the Company Intellectual Property.

            (f) The Company is not subject by name to any Judgment or settlement of any Legal Proceeding which restricts or impairs the use of any Company Intellectual Property. No Registered Company Intellectual Property, in the manner currently used, or used during the past five (5) years, in the conduct of the business of the Company in the Ordinary Course, and no services provided or Products manufactured or sold by the Company, either currently or during the past five (5) years in the conduct of the business of the Company in the Ordinary Course (and in each case without inference as to no violation or infringement of any possible uses, services or Products, other than those performed or sold by the Company in the Ordinary Course during the past five (5) years), violated or violates, or infringed or infringes upon, any Intellectual Property of any third party, except for any violation or infringement that would not be reasonably expected to have resulted in a Material Adverse Change to the Company.

            (g) Except as set forth on Section 2.14(e) of the Disclosure Schedule, the Company has not entered into any consent, forbearance to sue or settlement agreement with respect to Intellectual Property and no claims have been asserted by any Person with respect to the validity or enforceability of, or the Company's ownership of or right to use, the Company Intellectual Property and to the Company's knowledge there is no basis for any such claim.

            (h) Each item of Company Intellectual Property is valid, has not lapsed and is enforceable, in each case insofar as necessary for the current use thereof, or the use thereof during the past two (2) years, by the Company in the conduct of its business in the Ordinary Course, and in each case except as would not be reasonably expected to result in a Material Adverse Change to the Company. No application, patent or registration relating with respect to the Company Intellectual Property has lapsed or expired or been canceled or is the subject of cancellation or other adversarial proceeding of which the Company has received notice, and all pending applications are in good standing (excluding rejected claims) and, to the Company's knowledge, not opposed.

            (i) The Company Intellectual Property is sufficient in all material respects to permit the continued lawful conduct of the business of the Company in the manner now conducted.

            (j) All trade secrets, confidential information or know-how of the Company and/or used by the Company in its business have been maintained in all material respects in confidence in accordance with the protection procedures customarily used by companies in the same industry as the Company to protect rights of like importance. Except as set forth on Section 2.14(c) of the Disclosure Schedule, all Company Personnel who have contributed to or participated in the conception or development of any Company Intellectual Property have executed and delivered to the Company a confidentiality agreement and an assignment of inventions agreement restricting such Person's right to disclose proprietary information of the Company. No Company Personnel have made or, to the Company's knowledge, have threatened to make any claim against the Company in connection with such Person's involvement in the conception and development of any Company Intellectual Property. To the Company's knowledge, none of the Company Personnel have any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which Patents or applications have not been assigned to the Company, with such assignment duly recorded in the United States Patent and Trademark Office.

            (k) All laboratory notebooks, writings or other records, material to the Company's business, including those in the possession of any Company Personnel are accounted for by the Company and constitute the property solely of the Company and will be in the physical possession of the Company at its headquarters or at offsite storage locations leased by the Company, by the Closing.

      Section 2.15. Litigation. There is no Legal Proceeding pending or, to the Company's knowledge, threatened against the Company or any of its Affiliates. There are no Judgments outstanding against the Company or any of its properties or assets, including by or before any Governmental Entity.

      Section 2.16. Taxes. Except as set forth on Section 2.16 of the Disclosure
Schedule:

            (a) All Tax Returns required to be filed by the Company, and any affiliated, combined, consolidated or unitary group of which the Company is or has been a member (a "COMPANY TAX GROUP"), have been timely filed and all Taxes owed by the Company and any Company Tax Group as shown on such Tax Returns have been timely paid.

            (b) All Tax Returns filed by the Company and any Company Tax Group are true and complete. The charges, accruals and reserves for current Taxes with respect to the Company reflected on the Most Recent Balance Sheet are adequate to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the date of the most recent balance sheet and such charges, accruals and reserves, as adjusted in accordance with the past custom and practice of the Company, will be adequate to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before date of the most recent balance sheet. All deficiencies resulting from IRS audit examinations of the Tax Returns of the Company and any Company Tax Group have been paid in full. No Liens for Taxes have been filed against the Company.

            (c) None of the Company or any of its Affiliates has made, with respect to the Company or with respect to any property held by the Company, any consent under Section 341 of the Code, (ii) no property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code and (iii) the Company is not a party to any lease made pursuant to Section 168(f)(8) of the Code (without regard to any amendments or modifications to the Code following its original enactment).

            (d) Section 2.16(d) of the Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and any Company Tax Group during the past six years, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. There are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against the Company concerning the Tax liability of the Company or any Company Tax Group member. No issue has been raised in any examination by any Governmental Entity with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency or increase in Taxes for any other period not so examined. The Company and any Company Tax Group is not obligated to file any Tax Returns in any taxable jurisdiction except as set forth on Section 2.16(d) of the Disclosure Schedule.

            (e) Except as set forth on Section 2.16(e) of the Disclosure Schedule there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company, and neither the Company nor any Company Tax Group member has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

            (f) The Company has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).

            (g) The Company is not a party to any Contract that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(a)(1), 162(m), or 280G of the Code.

            (h) The Company will not be required to recognize for income Tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting in a taxable period ending on or before the close of business on the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

            (i) Since the Company's formation, the Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax-free treatment under Section 355(a) of the Code.

            (j) The Company is not a real property holding company within the meaning of Section 897 of the Code.

            (k) Except as set forth on Section 2.16 of the Disclosure Schedule, none of the Stockholders is to knowledge of the Company, a "foreign person" within the meaning of Section 1445 of the Code.

            (l) Since the Company's formation, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

            (m) The Company is not a party to any Tax allocation, indemnity or sharing Contract. The Company does not have any liability for Taxes of any Person (i) under Treasury Regulation Section 1.1502-6, (ii) as transferee or successor, (iii) by Contract, or (iv) otherwise. The Company has not been a member of an "affiliated group" (as that term is defined in the Code) filing a consolidated federal income Tax Return other than a group the common parent of which was the Company.

      Section 2.17. Insurance. The insurance policies owned and maintained by the Company and the coverage amounts thereunder are listed on Section 2.17 of the Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable thereon have been paid. The Company is not liable for retroactive premiums or similar payments related thereto and the Company is in compliance with the terms of such policies. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. To the knowledge of the Company, except as noted in
Section 2.17 of the Disclosure Schedule, there has been no notice of cancellation or termination (or any other threatened termination) of, or premium increase with respect to, any such policy (except insofar as the policy period is scheduled to expire in the Ordinary Course). Each such policy or renewals or modifications thereof will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect as of the date hereof except for any policy for which the policy period is scheduled to expire in the Ordinary Course and for which a renewal is unavailable on reasonable terms.

      Section 2.18. Benefit Plans.

            (a) Section 2.18(a) of the Disclosure Schedule contains a list and brief description of all Benefit Plans. The Company has delivered to Buyer true and complete copies of (i) each Benefit Plan (including amendments since the most recent restatement) or, in the case of any unwritten Benefit Plans, written descriptions thereof, (ii) the annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required) for each of the previous five (5) plan years, (iii) the most recent determination or opinion letter issued to each Pension Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such plans, (iv) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Benefit Plan for which such a summary plan description is required and any summaries or other communications distributed to participants for each Benefit Plan whether or not required to provide a summary plan description, (v) all personnel, payroll, and employment manuals and policies, (vi) each trust agreement, recordkeeping or other third-party agreement and group annuity Contract relating to any Benefit Plan,
(vii) for any Pension Plan described in Section 401(a) of the Code, copies of confirmations that such Pension Plan satisfied applicable nondiscrimination tests for each of the previous five (5) plan years, (viii) all notices that were given by the Company or any Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the United States Securities and Exchange Commission (the "SEC"), the Equal Employment Opportunity Commission, or any other Governmental Entity relating to a Benefit Plan and (ix) all notices that were given by the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the SEC, the Equal Employment Opportunity Commission, or any other Governmental Entity to the Company relating to any Benefit Plan.

            (b) Each Benefit Plan has been operated and administered materially in accordance with its terms and applicable Law (including but not limited to Laws specifically mentioned in this Section 2.18). The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable Laws. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant, beneficiary, or alternate payee have been duly and timely filed or distributed. There are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the knowledge of the Company, threatened against or involving any Benefit Plan and there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the knowledge of the Company, threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan. To the knowledge of the Company, there are no unasserted claims that, if pending or threatened, would be of the type described in this Section 2.18(b). The Company does not have any liability to the IRS with respect to any Benefit Plan, including any liability imposed under Chapter 43 of the Code.

            (c) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans and applicable Laws, including, when applicable, Section 302 of ERISA or
Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust exempt under Section 501(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the Most Recent Balance Sheet. There is no Lien on the assets of the Company arising under Section 302(f) or 4068(a) of ERISA or Section 412(n) of the Code.

            (d) All Pension Plans intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, have received determination letters from the IRS, or opinion letters, to the effect that such Pension Plans are so qualified and exempt from federal income Taxes, and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation of any such determination letter or opinion been threatened. No such Pension Plan has been amended since the date of its most recent determination letter or application therefor in any material respect, nor has any other circumstance or event occurred, that would adversely affect its qualification or materially increase its cost. A determination letter or opinion letter covering "GUST" (as defined in footnote 1 of Rev. Proc. 2004-25) has been received for each Pension Plan intended to be qualified under
Section 401(a) of the Code or an application for such a letter has been filed within the applicable remedial amendment period. Timely "good faith" amendments (within the meaning of Notice 2001-42) with respect to the Economic Growth and Tax Relief Reconciliation Act of 2001 have been made for each Pension Plan intended to be qualified under Section 401(a) of the Code. The Company has performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any Benefit Plan.

            (e) No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (as defined in Section 4975 of the Code) has occurred with respect to any Benefit Plan (without regard to whether an exemption is available). None of the Pension Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA) with respect thereto. No Company Personnel, nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Company to any liability for breach of fiduciary duty under ERISA or any other applicable Law (whether such liability is directly against the Company or the result of any existing indemnity agreements).

            (f) No Benefit Plan is or has ever been (or has ever been the successor or transferee of) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "defined benefit plan" (as defined in Section 3(35) of ERISA). The Company does not have any actual or potential, secondary, or contingent liability to any Person under Title IV of ERISA and no Pension Plan is subject to Title IV of ERISA. The Company has not contributed to, been required to contribute to, or withdrawn from any "multiemployer plan" (as defined in Section 3(37) of ERISA).

            (g) The Company has never established, maintained or contributed to, or had an obligation to maintain or contribute to or has or had any liability with respect to, any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or any "welfare benefits fund" described in Section 419(e) of the Code.

            (h) The Company has not offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment by the Company, except to the extent required by the health care continuation provisions of ERISA and the Code or similar state benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code, complies in all respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

            (i) The Company has no current or projected liability or contingent obligation in respect of medical or other benefits for retired or former Company Personnel or any predecessor Person.

            (j) Each Benefit Plan (including any such plan covering retirees or other former employees) may, except as provided in such plan, be discontinued or terminated without liability to the Company, before, on or at any time after the Effective Time.

            (k) Except as set forth on Section 2.18(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated thereby will result in the payment, vesting, or acceleration of any bonus, stock option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any Person.

            (l) The Company does not have any Benefit Plan in which non-United States employees participate and is not required to maintain any such plan.

            (m) Since December 31, 1991, with respect to the Company, no Person that has or had employees is or has been an ERISA Affiliate.

            (n) To the Company's knowledge, no event has occurred or circumstances exist (other than the transactions contemplated by this Agreement) that may result in (i) a material increase in premium costs of Benefit Plans that are insured or (ii) a material increase in benefit or administrative costs of Benefit Plans that are self-insured.

            (o) The Company has not taken any action that, by itself or in conjunction with any action of equal magnitude that may be taken after the Effective Time, will require any compliance with the WARN Act or any other applicable Law.

            (p) Except as otherwise permitted in Section 1.8(d), neither the Company nor any Affiliate thereof has a formal plan, commitment, or proposal, whether legally binding or not, or has made a commitment to any individual to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current employee, director or consultant, or former employee, of the Company, or any beneficiary or alternate payee of such an individual. Except as otherwise permitted in Section 1.8(d), no events have occurred or are expected to occur with respect to any Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

            (q) All assets of any Benefit Plan consist of cash, actively traded securities, the underlying contract of insurance or other assets reasonably acceptable to Buyer.

            (r) There is no Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of section 409A of the Code.

      Section 2.19. Employee and Labor Matters.

            (a) There is not, and since the Company's formation there has not been, any labor strike, dispute, work stoppage, slowdown or lockout pending, or, to the knowledge of the Company, threatened, against the Company. To the knowledge of the Company, no union organizational campaign or petition for certification is in progress with respect to the Company Personnel and no question concerning representation exists respecting such Company Personnel. The Company is not engaged in any unfair labor practice, and there is no unfair labor practice charge or complaint against the Company pending, or, to the knowledge of the Company, threatened, before the National Labor Relations Board. There are no pending, or, to the knowledge of the Company, threatened, union grievances against the Company. There are no pending, or, to the knowledge of the Company, threatened, charges against the Company or against any current or former Company Personnel in respect to their actions taken as an employee of the Company before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Since the Company's formation, the Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the knowledge of the Company, no such investigation is in progress.

            (b) The Company has complied with all applicable Laws relating to employment and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation Laws.

            (c) The Company is not a party to any collective bargaining or other labor Contracts with respect to any Company Personnel.

            (d) No officer or director of the Company is, and, to the knowledge of the Company, no other employee of the Company is, a party to or bound by any Contract, license, or covenant of any nature, or subject to any judgment, decree or order of any Governmental Entity, that would interfere with the use of such Person's efforts to promote the interests of the Company, conflict with the business of the Company or the Merger and the other transactions contemplated hereby, or that would reasonably be expected to result in a Material Adverse Change. Except as set forth on Section 2.19(d) of the Disclosure Schedule, to the knowledge of the Company, during the past five (5) years, no activity of any employee of the Company as or while an employee of the Company has caused a violation of any employment Contract, confidentiality agreement, patent disclosure agreement, or other Contract. To the knowledge of the Company, neither the execution and delivery of this Agreement, nor the conduct of the business of the Company by the Company Personnel, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under any covenant or instrument under which any such employees are now obligated (other than in respect of Company Stock Options as herein provided).

            (e) Section 2.19(e) of the Disclosure Schedule contains an true and complete list of the names, positions and rates of compensation of all officers, directors, employees and consultants of the Company, as of the date hereof, showing each such person's name, positions, and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Except as indicated on Section 2.19(e) of the Disclosure Schedule
(i) all employees are employed on an "at-will" basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination, (ii) all contractor or other service provider relationships can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination and
(iii) no employee is on disability or other leave of absence. The Company has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Except as set forth on Section 2.19(e) of the Disclosure Schedule, the Company has not sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.

            (f) As of the date hereof, (i) the Company has not been notified by any of its employees that such employee intends to, or is considering, terminating such employee's employment with the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company and (ii) the Company does not have any knowledge of any employee of the Company intending to, or considering, doing the same.

      Section 2.20. Environmental Matters. Except as disclosed in the Environmental Reports or on Section 2.20 of the Disclosure Schedule: (a) the Company has complied at all times with all applicable Environmental Laws, except where such non-compliance could not be reasonably expected to cause a Material Adverse Change; (b) no property (including soils, groundwater, surface water, buildings or other structures) currently owned or operated by the Company has been contaminated with any Hazardous Material by the Company, or to the Company's knowledge, by any third party in quantities requiring cleanup pursuant to any Environmental Law; (c) to the Company's knowledge, no property (including soils, groundwater, surface water, buildings or other structures) formerly owned or operated by the Company was contaminated with any Hazardous Material on or prior to such period of ownership or operation in quantities requiring cleanup pursuant to any Environmental Law; (d) the Company is not subject to any order, decree, or injunction with any Governmental Entity or any indemnity, or other Contract with any third party relating to liability under any Environmental Law, except in connection with Company's waste hauling contracts (copies of the forms of such contracts have been provided to Buyer); (e) to the Company's knowledge, none of the properties of the Company contains any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls, the presence of which would reasonably be expected to cause a Material Adverse Change; (f) there are no circumstances involving the Company that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property owned or operated by the Company in connection with any Environmental Law; (g) copies of all phase I or similar type of environmental reports, studies, assessments and sampling data concerning the Company's ownership or operation of the properties ("ENVIRONMENTAL REPORTS") have been made available to Buyer; (h) the Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person of any pending investigation or claim of liability under any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by the Company that remains unremediated and (i) no Lien or "superlien" has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar Law.

      Section 2.21. Transactions with Affiliates. Section 2.21 of the Disclosure Schedule describes any transaction, since December 31, 2003, between the Company, on the one hand, and any Stockholder or Affiliate (other than the Company) of any Stockholder, on the other hand, other than any employment Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, Contract assigning intellectual property rights to the Company, or other Agreement listed in Section 2.13(a) of the Disclosure Schedule. Except as set forth on Section 2.21 of the Disclosure Schedule or Section 2.13(a) of the Disclosure Schedule, no Affiliate of the Company (a) owns or has any interest in any property (real or personal, tangible or intangible), Company Intellectual Property or Contract used in or pertaining to the business of, the Company, (b) has notified the Company of any claim or cause of action against the Company or (c) other than transactions in the Ordinary Course with respect to advances or reimbursement in connection with travel or other expenses, owes any money to, or is owed any money by, the Company.

      Section 2.22. Accounts; Powers of Attorney; Officers and Directors.
Section 2.22 of the Disclosure Schedule sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company, identifying with respect to each any Person authorized to sign thereon, (b) true and complete copies of all corporate borrowing, depository and transfer resolutions, identifying with respect to each any Person entitled to act thereunder, (c) a true and complete list of all powers of attorney granted by the Company, identifying with respect to each any Person authorized to act thereunder and (d) a true and complete list of all officers and directors of the Company.

      Section 2.23. Effect of Transaction. As of the date of this Agreement, no lender, creditor, lessor, lessee, licensor, licensee, employee, contractor, distributor, vendor, client, customer, supplier, Affiliate or other Person having a relationship with the Company has informed the Company in writing that such Person intends to change such relationship because (in part or in whole) of the consummation of the Merger or the other transactions contemplated by this Agreement.

      Section 2.24. Brokers. Other than Mercator Securities, LLC ("Mercator"), the Company has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the Merger or the other transactions contemplated by this Agreement. The Company has provided to Buyer a true and correct copy of all Contracts (and a summary of the terms of any oral Contracts) with Mercator Securities, LLC or any of its Affiliates. The payment to be made by the Company to Mercator immediately prior to the Effective Time and the payments to Mercator described in Section 10.4(d) shall constitute full satisfaction of the compensation due under that certain engagement letter agreement executed by the Company and Mercator dated January 5, 2005 and any other agreement between the Company and Mercator.

      Section 2.25. Disclosure. No representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company pursuant to this Agreement and delivered at the Closing, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of the Company to Buyer or any of its Representatives pursuant to this Agreement and delivered at the Closing, and except for any information related solely to Buyer or its business and provided by Buyer for inclusion, no information included in any disclosure to the stockholders of the Company relating to the Merger, this Agreement or the other transactions contemplated hereby, including any disclosure sent to such stockholders in connection with obtaining the Stockholder Approval (as of the date of such disclosure), contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, it being understood that compliance with the foregoing representations shall be determined with reference to then applicable guidance and interpretations of the SEC relating to Rule 10b(5) of the 1934 Act. The financial projections relating to the Company delivered to Buyer, as the same may have been adjusted or updated by Company prior to the date of this Agreement, were prepared on the basis of assumptions the Company reasonably believes in good faith to be reasonable and the Company has no knowledge of any fact or information that would lead it to believe that such assumptions, as updated, are incorrect or misleading in any material respect as of the date of this Agreement; provided however, that nothing herein shall be construed as any guarantee by the Company of success or attainment of any specific results set forth in such financial projections.

      Section 2.26. Certain Business Practices. Neither the Company nor any directors, officers, agents or employees of the Company, has (a) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any payment which constitutes criminal bribery under applicable Law.

      Section 2.27. No Former Business. Except as set forth on Section 2.27 of the Disclosure Schedule, the Company has not owned or operated any former business, alone or with any other Person.

      Section 2.28. No Product Claims. No product liability claim is pending or to the Company's knowledge threatened against the Company with respect to the Products or services provided by the Company. Section 2.28 of the Disclosure Schedule lists all product liability claims seeking damages in excess of $1,000 asserted against the Company and in respect of which the Company has received written notice with respect to the Products of and services provided by the Company since December 31, 2002. Claims not listed on Section 2.28 of the Disclosure Schedule do not aggregate to more than $20,000.

      Section 2.29. Warranties and Returns. Section 2.29 of the Disclosure Schedule sets forth a summary of the practices and policies followed by the Company with respect to warranties and returns of any Products manufactured or sold, or services provided by the Company, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth on Section
2.29 of the Disclosure Schedule, there is not presently, nor has there been since December 31, 2002, any failure or defect in any Product sold or services provided by the Company that has required, or that may require, a general recall or replacement campaign or similar action with respect to such Product or service or a reformulation or change of such Product or service, nor has there been any return of refund on defective goods of the Company, in excess of $100,000 in the aggregate for all such transactions with respect to the Products sold or services performed by it since December 31, 2002.

      Section 2.30. Inventories. The Company determined to write off all inventory as of December 31, 2004 and no longer accounts for inventory. The Company's purchase commitments for raw materials and parts are not materially in excess of the Company's Ordinary Course requirements consistent with past practices, and there are no long-term purchase commitments that are at prices materially in excess of prevailing market prices at the time of commitment and in similar circumstances.

      Section 2.31. Additional Tax Matters.

            (a) Neither the Company nor any of its Affiliates, knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

            (b) Section 2.31(b) of the Disclosure Schedule contains a true, complete and correct list of all Persons who, to the knowledge of the Company, may be deemed to be Affiliates of the Company, including all directors and executive officers of the Company as of the date hereof.

      Section 2.32. Investment Representation Communications. The Company has mailed an investment representation questionnaire in the form attached hereto as Exhibit D (the "QUESTIONNAIRES") to each Stockholder other than executive officers and directors as identified on the books and records of the Company as of the date of mailing thereof. The Company has provided Buyer with copies of all Questionnaires returned to the Company by the Stockholders, and copies or summaries of any other written communication from the Stockholders, or their agents and representatives, in connection with the Questionnaires or the subject matter thereof. The Company acknowledges that Buyer is, and Company knows of no reason that Buyer should not reasonably be, relying on the Questionnaires or such other related communications provided by the Stockholders, or their agents and representatives, for the purposes of determining the number of Stockholders who may be deemed "accredited investors" (as the term is defined under the terms of the Securities Act) for the purposes of the offer, issuance and sale of Buyer Common Stock as contemplated by this Agreement.

                                    ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

            Buyer and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

      Section 3.1. Organization and Standing. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Buyer and Merger Sub has all requisite corporation power and authority to carry on its business as now being conducted. Buyer has delivered to the Company complete and correct copies of Merger Sub's and Buyer's Constitutive Documents, as amended, in all material respects.

      Section 3.2. Power and Authority; Binding Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due execution of this Agreement by the Company, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms.

      Section 3.3. Noncontravention.

            (a) The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement by each of Merger Sub and Buyer do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien, in or upon any of the properties or assets of Buyer, the Merger Sub or the Surviving Corporation under any provision of (i) the Constitutive Documents of Merger Sub or Buyer, or following the Effective Time, Surviving Corporation, (ii) or except as would not reasonably be expected to result in a Material Adverse Change to Merger Sub or Buyer, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which either of them is a party or bound by or either of their respective properties or assets are bound by or subject to or otherwise under which either of Buyer or Merger Sub has rights or benefits, or which would be applicable to Surviving Corporation through Buyer or Merger Sub following the Effective Time, or (iii) subject to the governmental filings and other matters referred to in subsection (a)(ii) and except as would not reasonably be expected to result in a Material Adverse Change to Buyer or Merger Sub, any (1) Law or
(2) Judgment specifically naming Buyer or Merger Sub, in each case, applicable to Buyer or Merger Sub, or Surviving Corporation after the Effective Time, or any of their respective properties or assets.

            (b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery by either of them of this Agreement, the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby or the compliance by Buyer and Merger Sub with the provisions of this Agreement, except for (i) the filing of the Maryland Articles of Merger with the Maryland Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and
(iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement or following the Effective Time, the ability of the Surviving Corporation to operate its business as anticipated to be operated in the Ordinary Course, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change to Buyer, Merger Sub or Surviving Corporation.

            (c) All of Buyer Common Stock will be, when issued in accordance with this Agreement, and all of the Capital Stock of Buyer now reflected in Buyer SEC Documents as issued and outstanding is, duly authorized, validly issued, fully paid, nonassessable, free of all preemptive rights, and was or will be issued (i) in compliance in all material respects with all applicable federal securities Laws, and (ii) except as would not reasonably be expected to result in a Material Adverse Change to Buyer, in compliance with all applicable state securities Laws. Buyer is not a party to or bound by any, and there are no, contracts containing preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Capital Stock of Buyer. Except as provided pursuant to
Article 8, Buyer has no existing obligations to provide registration rights, including piggyback rights, to any Person.

            (d) Neither the issuance of the Merger Shares or the Milestone Shares will cause rights with respect to Buyer's capital stock to become exercisable or separated pursuant to the Rights Agreement.

      Section 3.4. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

      Section 3.5. Brokers. Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which the Company or any holder of Company Common Stock could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with the Merger, this Agreement or the other transactions contemplated hereby.

      Section 3.6. SEC Filings; Financial Statements. Buyer has filed with the SEC and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements, exhibits and other documents required to be filed by it and its subsidiaries on or since January 1, 2004 under the Securities Act and the Exchange Act (collectively, the "BUYER SEC DOCUMENTS"), and will promptly make available to the Company all such forms, reports, schedules, statements, exhibits and other documents as are filed prior to the Closing. As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, Buyer SEC Documents complied, and any forms, reports, schedules, statements, exhibits and other documents Buyer may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. The financial statements of Buyer and its subsidiaries, including all related notes and schedules, contained in Buyer SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis, if applicable) (a) the financial position of Buyer, as of the dates thereof, and
(b) its results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since the January 1, 2004, there has not been any material change, or any application or request for any material change, by Buyer or any of its subsidiaries, in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). To the extent required, Buyer has complied in all material respects with the provisions of the Sarbanes - Oxley Act of 2002 to the extent it has been applicable to Buyer historically.

      Section 3.7. Absence of Changes or Events. Except as stated in Buyer SEC Documents filed prior to the date of this Agreement (a) Buyer has conducted its businesses only in the Ordinary Course, (b) there has occurred no Material Adverse Change to Buyer, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change to Buyer, Merger Sub or Surviving Corporation, and (c) Buyer has not taken any of the actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Article 5, 6 or 8 hereof.

      Section 3.8. Undisclosed Liabilities. Buyer has no liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations, (a) to the extent shown in Buyer SEC Documents filed prior to the date of this Agreement, (b) that are immaterial and are incurred in the Ordinary Course since the most recent Buyer SEC Document or (c) that are not required to be reflected on a balance sheet prepared in accordance with GAAP.

      Section 3.9. Litigation. Except as disclosed in any of Buyer SEC Documents filed after January 1, 2005 but prior to the date of this Agreement, there is no claim, demand or investigation pending or, to Buyer's knowledge, threatened against Buyer or any of its subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which (a) does or would reasonably be expected to result in a Material Adverse Change to Buyer, Merger Sub or Surviving Corporation or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Buyer, the Company or Merger Sub in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the Merger or transactions contemplated by this Agreement or the ability of the Surviving Corporation to operate its business as anticipated to be operated in the Ordinary Course.

      Section 3.10. No Vote. No vote or approval of the holders of any class of securities of Buyer is necessary to approve this Agreement, the Merger or the transactions contemplated hereby, including any consent of the holders of Buyer as may be required by the listing requirements of the NASDAQ.

      Section 3.11. Adequate Cash. Buyer has and will have as of the Closing sufficient cash on hand (a) to pay the total amount of cash consideration required to be paid at the Effective Time and the total amount of cash consideration required to be withheld pursuant to this Agreement, and (b) to satisfy all other costs and expenses required to be paid or satisfied by Buyer, Merger Sub or Surviving Corporation in connection with the transactions contemplated by this Agreement.

      Section 3.12. Registration/ Listing. Buyer meets the requirements for the use of Form S-3 for registration of the sale by the Stockholders of the Merger Shares, and except as set forth on the Buyer Disclosure Schedule, for the listing of such shares, subject to issuance, on the NASDAQ, which is the exchange on which Buyer Common Stock trades. As of the date hereof, there are no facts or circumstances specific to and known to Buyer that would reasonably be expected to delay the effectiveness of the Registration Statement. Buyer has provided the Company with true and correct copies of all correspondence by and between Buyer and NASDAQ, received or sent since January 1, 2005, with respect to the continued listing of Buyer

Common Stock on NASDAQ. Buyer is in the process of recruiting a new independent director in order to satisfy NASDAQ's listing requirements.

      Section 3.13. Environmental Matters. Except as disclosed in Buyer SEC Reports filed prior to the date of this Agreement: (a) Buyer has complied at all times with all applicable Environmental Laws, except where such non-compliance would not be reasonably expected to cause a Material Adverse Change; (b) no property (including soils, groundwater, surface water, buildings or other structures) currently owned or operated by Buyer has been contaminated with any Hazardous Material by Buyer, or to Buyer's knowledge, by any third party in quantities requiring cleanup pursuant to any Environmental Law; (c) to Buyer's knowledge, no property (including soils, groundwater, surface water, buildings or other structures) formerly owned or operated by Buyer was contaminated with any Hazardous Material on or prior to such period of ownership or operation in quantities requiring cleanup pursuant to any Environmental Law; (d) Buyer is not subject to any order, decree, or injunction with any Governmental Entity relating to liability under any Environmental Law; (e) to Buyer's knowledge, none of the properties of Buyer contains any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls, the presence of which would reasonably be expected to cause a Material Adverse Change; (f) there are no circumstances involving Buyer that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property owned or operated by Buyer in connection with any Environmental Law; (g) Buyer has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person of any pending investigation or claim of liability under any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by Buyer that remains unremediated and
(i) no Lien or "superlien" has been placed on any site owned or operated by Buyer pursuant to CERCLA or any similar Law.

      Section 3.14. Additional Tax Matters. Neither Buyer, Merger Sub nor any of its Affiliates, knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

      Section 3.15. Disclosure. No representation or warranty of Buyer or Merger Sub contained in this Agreement or any other agreement or instrument furnished by Buyer or Merger Sub pursuant to this Agreement and delivered at the Closing, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of Buyer to the Company or any of its Representatives pursuant to this Agreement and delivered at the Closing, and no statement or information relating solely to Buyer or its business provided or to be provided by Buyer to the Company or to the Company for inclusion in any disclosure (including the proxy statement to be provided to the Stockholders in connection with the Stockholder Vote) to be provided by the Company to the stockholders of Buyer or the Company relating to the Merger, this Agreement or the other transactions contemplated hereby, including without limitation Buyer SEC Documents (as of the date of such disclosure), which for purposes hereof shall be deemed as having been delivered by Buyer at Closing, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, it being understood that compliance with the foregoing representations shall be determined with reference to then applicable guidance and interpretations of the SEC relating to Rule 10b(5) of the 1934 Act. The financial projections relating to Buyer delivered to the Company, as the same may have been adjusted or updated by Buyer prior to the date of this Agreement, were prepared on the basis of assumptions Buyer reasonably believes in good faith to be reasonable and Buyer has no knowledge of any fact or information that would lead it to believe that such assumptions, as updated, are incorrect or misleading in any material respect as of the date of this Agreement; provided however, that nothing herein shall be construed as any guarantee by Buyer of success or attainment of any specific results set forth in such financial projections. Buyer acknowledges that the financial projections relating to the Company delivered to Buyer, as the same may be adjusted by Company prior to the date of this Agreement are speculative in nature, and that, as such, the Company specifically disclaims any representation or warranty with respect to any guarantee of success or attainment of any specific results set forth in such financial projections.

                                    ARTICLE 4
                              CONDITIONS PRECEDENT

      Section 4.1. Conditions to Each Party's Obligation . The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:

            (a) Certificates of Merger / Charter Amendment. The Delaware Certificate of Merger shall have been duly executed and delivered by Merger Sub and the Company and filed with and accepted by the Delaware Secretary of State. The Charter Amendment shall have been duly executed and delivered by the Company and the Maryland Articles of Merger shall have been duly executed and delivered by Merger Sub and the Company, and each shall have been filed with and accepted by the Maryland Secretary of State.

            (b) No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "LEGAL RESTRAINTS") or Law which has the effect of preventing the consummation of the Merger shall be in effect. There shall not be pending or threatened by any Governmental Entity any claim, suit, action or proceeding (or by any other Person any claim, suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain, prohibit, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by the this Agreement.

            (c) Stockholder Approval. The Company shall have received Stockholder Approval of the Charter Amendment, Merger and this Agreement in all respects, as referred to in Section 2.2.

            (d) Escrow Agreement. Buyer, Stockholder Representative and Escrow Agent shall have executed and delivered an Escrow Agreement in substantially the form set forth on Exhibit E.

      Section 4.2. Conditions to Buyer's Obligation. The obligation of each of Buyer and Merger Sub to effect the Merger is subject to the satisfaction (or express written waiver by Buyer) on or prior to the Closing Date of the following conditions:

            (a) No Material Adverse Change. Since the Most Recent Audited Financials Date, there shall not have been a Material Adverse Change to the Company, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change to the Company.

            (b) Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Change" set forth therein) would not result or would not reasonably be likely to result, individually or in the aggregate, in a Material Adverse Change in respect of the Company.

            (c) Covenants and Agreements. The Company shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or before the Closing Date. The Stockholders shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with them on or before the Closing Date.

            (d) Compliance Certificate. The Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by the chief executive officer of the Company (but without personal liability therefor) certifying as to the fulfillment of the conditions specified in Sections 4.2(b) and (c).

            (e) Governmental Consents and Approvals. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required to be obtained in connection with the Merger, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

            (f) Contractual Consents and Approvals. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that the Company has obtained all consents and approvals of third parties set forth on Schedule 4.2(f).

            (g) Opinion of Company Counsel. Buyer shall have received from Ballard Spahr Andrews & Ingersoll, LLP, counsel to the Company, an opinion in substantially the form of Exhibit F attached hereto, addressed to Buyer and dated the Closing Date.

            (h) Resignations. Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company (other than any such resignations which Buyer designates, by written notice to the Company, as unnecessary).

            (i) Offer Letters and Confidentiality/Non-Competition Agreements. The employees of the Company listed on Schedule 4.2(i) shall have executed offer letters and confidentiality/non-competition agreements in substantially the form set forth on Exhibit G attached hereto.

            (j) Consideration Certificate. The Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President of the Company, setting forth in detail the amount of the portion of the Effective Time Consideration to be paid to each Stockholder.

            (k) Payments of Accounts Receivable. At or prior to the Closing, except as set forth on Schedule 4.2(k) (other than the exercises of Stock Options pursuant to Section 1.8(d) hereof) all accounts receivable of the Company from Stockholders of the Company and their Affiliates shall be been paid in full, whether or not it is then due.

            (l) Agreements with Stockholders. At or prior to the Closing, the agreements set forth on Schedule 4.2(l) shall have been terminated without payment of any consideration by the Company, and there shall be no obligations or liabilities of the Company with respect thereto.

            (m) Lock-Up Agreements. At or prior to the Closing, (i) each of the Stockholders set forth on Schedule 4.2(m)(i) shall have delivered to Buyer a Lock-Up Agreement substantially in the form of Exhibit H (each a "LOCK-UP AGREEMENT"), duly executed by such Stockholder, pursuant to which such Stockholder shall have agreed not to directly or indirectly Transfer: (A) 25% of any of such Stockholder's Merger Shares until 90 days following the Closing Date; and (B) the remainder of such Stockholder's Merger Shares until after the first (1st) anniversary of the Closing Date and (ii) the Stockholder set forth on Schedule 4.2(m)(ii) shall have delivered to Buyer a Lock-Up Agreement, duly executed by such Stockholder, pursuant to which such Stockholder shall have agreed not to directly or indirectly Transfer more than twenty-five percent (25%) of such Stockholder's Merger Shares, except as follows: (A) such Stockholder may Transfer up to an additional twenty-five percent (25%) of such Stockholder's Merger Shares on or after the ninetieth (90th) day following the Closing Date; (B) such Stockholder may Transfer up to an additional twenty-five percent (25%) of such Stockholder's Merger Shares on or after the one hundred and eightieth (180th) day following the Closing Date; and (C) such Stockholder may Transfer up to an additional twenty-five percent (25%) of such Stockholder's Merger Shares on or after the two hundred and seventieth (270th) day following the Closing Date, such that, with respect to the Stockholder set forth on
Schedule 4.2(m)(ii), on or after the 270th day following the Closing Date, no further restrictions on the direct or indirect Transfer of any of such Stockholder's Merger Shares shall exist pursuant to the terms of such Lock-Up Agreement. The execution and delivery of any Lock-Up Agreement will not, however, affect in any way the ability of any Stockholder party thereto to include the Merger Shares held by such party in any registration statement filed pursuant to Article 8 of this Agreement.

            (n) Company Stock Option Plans. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all of the Stock Options shall have been fully exercised or terminated and cancelled in accordance with the terms of the Stock Option Plans (and any Contract memorializing such Stock Options).

            (o) Accredited Investors. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that there are no more than thirty-five (35) Stockholders (excluding Cash Payment Stockholders) who are deemed not to be "accredited investors" (as such terms is defined under the terms of the Securities Act) immediately prior to the Effective Time.

            (p) Dissenting Shares. The Company shall have demonstrated to the reasonable satisfaction of Buyer that the number of Dissenting Shares will not exceed one-half of one percent (0.5%) of the aggregate number of shares of Company Common Stock outstanding at the Effective Time.

            (q) No Change in Relationships. The representation and warranties set forth in Section 2.23 (Effect of Transaction) shall be true and correct in all material respects as though made on the Closing Date, except for such changes as would not be expected to result in a Material Adverse Change to the Surviving Corporation.

            (r) No Change in Capitalization. The representation and warranties set forth in Section 2.4(b) (Capitalization) shall be true and correct as though made on the Closing Date, except for such changes in capitalization of the Company as a result of (i) exercises of Stock Options, which such Stock Options were outstanding as of the date of this Agreement and (ii) Transfers of Company Common Stock by the Stockholders.

            (s) Voting Agreement. Each Stockholder (and any affiliated entities) listed on Schedule 4.2(s), such Stockholders in the aggregate representing not less than forty-three percent (43%) of the outstanding Capital Stock of the Company as of the date of this Agreement, shall have executed and delivered to Buyer voting agreements in the form attached hereto as Exhibit I ("VOTING AGREEMENTS").

            (t) Other Documentation. Buyer and counsel to Buyer shall have received such other certificates and other documentation (including certificates of good standing of the Company in its jurisdiction of organization and the various other jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from the Company as they shall have reasonably requested and as is customary with respect to the Merger and the other transactions contemplated by this Agreement.

            (u) Company's Accounts Receivable. From March 31, 2005 through June 30, 2005, the Company's accounts receivable ran in the Ordinary Course and consistent with past practice.

      Section 4.3. Conditions to the Company's Obligation. The obligation of the Company to effect the Merger is subject to the satisfaction (or express written waiver by the Company) on or prior to the Closing Date of the following conditions:

            (a) No Material Adverse Change. There shall not have been any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change to Buyer or Merger Sub, or which would be applicable to

Surviving Corporation through Buyer or Merger Sub following the Effective Time. Since December 31, 2004, there shall not have been a Material Adverse Change to Buyer.

            (b) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Change" set forth therein) would not result or would not reasonably be likely to result, individually or in the aggregate, in a Material Adverse Change in respect of Buyer or the Surviving Corporation. Notwithstanding the foregoing, the representations and warranties of Buyer and Merger Sub set forth in Section 3.3(c) and (d) insofar as it relates to Buyer Common Stock, Section 3.10,
Section 3.11, and the first and second sentence of Section 3.12, shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date.

            (c) Covenants and Agreements. Buyer and Merger Sub shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or before the Closing Date.

            (d) Compliance Certificate. The Company shall have received from Buyer a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of Buyer (but without personal liability therefor) certifying as to the fulfillment of the conditions specified in Sections 4.3(b) and (c).

            (e) Governmental Consents and Approvals. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required to be obtained in connection with the Merger, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

            (f) No Dividend Reduction. There shall be no rights existing in respect of Dissenting Shares that result, after reservation by the Company of an amount necessary to satisfy such rights as contemplated by Section 1.8, in a reduction, pursuant to applicable law or any provision of any Contract covering Indebtedness, or for any other reason relating to the reservation of such amount as aforesaid, in the amount of the dividend that the Company would otherwise be permitted to pay under this Agreement prior to Closing.

            (g) Opinion of Buyer Counsel. The Company shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. counsel to Buyer and Merger Sub, an opinion in substantially the form of Exhibit J attached hereto, addressed to Company, the Stockholder Representative and the Stockholders and dated the Closing Date.

            (h) Offer Letter and Confidentiality/Non-Competition Agreements. The employees of the Company listed on Schedule 4.2 (i) shall have received from Buyer offer letters in substantially the forms set forth on Exhibit G attached hereto with regard to their employment

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

with the Surviving Corporation following the Effective Time in the respective positions therein provided, and the offers embodied thereby shall have become binding and enforceable as against Buyer and the Surviving Corporation, subject to acceptance, in accordance with their respective terms, and the same shall not have been revoked, withdrawn or amended without a reasonable opportunity for acceptance thereof at or following the Effective Time.

            (i) Other Documentation. The Company and counsel to the Company shall have received such other certificates and other documentation (including certificates of good standing of the Company in its jurisdiction of organization and the various other jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from Buyer and Merger Sub as they shall have reasonably requested and as is customary with respect to the Merger and the other transactions contemplated by this Agreement.

                                    ARTICLE 5
                                CERTAIN COVENANTS

      Section 5.1. Conduct of Business. Except with the prior written consent of Buyer or, as expressly permitted by the terms of this Agreement from the date hereof to the Closing, the Company shall (i) except to the extent prohibited by
Section 5.6, conduct its businesses in the Ordinary Course, (ii) except to the extent prohibited by Section 5.6, make commercially reasonable efforts consistent with past practices to keep its physical assets in good working condition, to preserve, maintain the value of, renew, extend and keep in full force and effect all Company Intellectual Property, to keep available the services of its current officers and employees and to preserve the Company's relationships with lenders, creditors, lessors, lessees, licensors, licensees, officers, employees, contractors, distributors, developers, vendors, clients, customers, suppliers or other Persons having a material business relationship with the Company, (iii) comply in all material respects with all applicable Laws and Judgments and (iv) be permitted to pay bonuses to, or reserve on the Company's financial statements prior to Closing amounts designated for payment by the Surviving Corporation prior to March 15, 2006 of bonuses to, the Company's senior management consistent with prior practices, provided that (A) after the payment of any such bonuses prior to Closing, the Company shall not have less than one million dollars ($1,000,000) of cash and cash equivalents, nor Net Cash of less than four hundred thousand dollars ($400,000), and (B) after the payment of or accrual for any such bonuses prior to Closing, the Company shall not have Net Assets less than two million dollars ($2,000,000). Without limiting the generality of the foregoing, except as contemplated by this Agreement or the transactions to be consummated in connection therewith, the Company shall not, without the prior written consent of Buyer, not to be unreasonably withheld or delayed:

            (a) amend its Constitutive Documents, except pursuant to the Charter Amendment;

            (b) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any of its Capital Stock to holders of its Common Stock, other than with respect to Dissenting Shares, as required pursuant to Section 1.8, and except for a cash dividend of up to two million dollars ($2,000,000) plus an amount equal to the paid in capital resulting from the exercises of the Stock Options after December 31, 2004 to

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

the holders of Common Stock of the Company, provided that after the payment of any such dividend the Company shall not have at the Effective Time less than one million dollars ($1,000,000) of cash and cash equivalents nor Net Cash of less than four hundred thousand dollars ($400,000).

            (c) split, combine or reclassify any of its Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Common Stock;

            (d) except with respect to or in connection with the exercise of any Employee Stock Options exercised pursuant to the terms of Section 1.8(d) hereof, purchase, redeem or otherwise acquire any shares of its Capital Stock, or any option, warrant, call or right relating to such shares, interests or other securities;

            (e) issue, deliver or sell, or pledge or otherwise encumber, any shares of its Capital Stock, or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or other securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof, other than the issuance of shares of Company Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Employee Stock Options on the date of this Agreement, or as otherwise herein contemplated (including the acceleration of the vesting of such options);

            (f) repurchase, prepay, create, incur or assume any Indebtedness (including obligations in respect of capital leases), issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness of another Person, make any loans, advances or capital contributions to, or investments in, any Person other than the Company, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person, or enter into any Contract having the economic effect of any of the foregoing, other than in each case with respect to Indebtedness that was incurred in the Ordinary Course, or matured or became due and payable or with respect to liabilities or obligations arising in the Ordinary Course;

            (g) sell, license, mortgage or otherwise encumber or subject to any Lien other than a Permitted Lien, or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the Company, other than in the Ordinary Course;

            (h) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof, or (ii) any assets, other than in the Ordinary Course, that are material, individually or in the aggregate, to the Company;

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

            (i) change its fiscal year, revalue any of its material assets or make any material changes in financial or Tax accounting methods, principles, practices or policies, except as required by GAAP or applicable Law, or make or change any Tax election relating to the Company;

            (j) except as required to comply with applicable Law or any Contract or Benefit Plan in effect on the date of this Agreement, or as otherwise provided for in or contemplated by or permitted under this Agreement, (i) pay to any Company Personnel any bonus, other amount or other benefit, or make any advance or loan to any Company Personnel, in either case not provided for under any Contract, Benefit Plan or Benefit Agreement in effect on the date of this Agreement other than the payment of base compensation in the Ordinary Course,
(ii) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or awards made thereunder),
(iii) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract, Benefit Plan or Benefit Agreement,
(iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Benefit Plan or Benefit Agreement, other than as contemplated by the terms of this Agreement, (v) adopt, enter into or amend any Benefit Plan or Benefit Agreement or (vi) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the Ordinary Course;

            (k) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property, except in the Ordinary Course;

            (l) incur or commit to incur any capital expenditure (or any obligation or liability in connection therewith), in an amount greater than $50,000 individually or $150,000 in the aggregate, except in the Ordinary Course;

            (m) except to the extent otherwise expressly required by this Agreement or as a consequence of the transactions contemplated hereby, incur or commit to incur any expenditure (or any obligation or liability) other than in the Ordinary Course;

            (n) enter into or amend any Contract in any material respect (or any substantially related Contracts, taken together) (i) that would constitute a Material Contract except in the Ordinary Course, or (ii) if consummation of the Merger or any of the other transactions contemplated hereby or compliance by the Company with the provisions of this Agreement will result in any material violation or breach of, or material default (with or without notice or lapse of time or both) under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or assets of the Company or Buyer, under, any provision of such Contract;

            (o) waive, release or assign any material rights or claims under, fail to take a required action under, permit the lapse of or default under, or terminate any Material Contract, except in the Ordinary Course;

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

            (p) pay, discharge, settle or satisfy any claims (including claims of stockholders and any stockholder litigation relating to the Merger or any other transaction contemplated hereby), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course or as required by claims, liabilities or obligations of the Company reserved against on the Most Recent Balance Sheet or incurred since the Most Recent Balance Sheet Date in the Ordinary Course;

            (q) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to any Company Personnel or terminate the employment of any Company Personnel that has an employment, severance or similar agreement or Contract with the Company or any employees set forth on Schedule 4.2(i);

            (r) commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;

            (s) create any Subsidiary of the Company;

            (t) engage in (i) any business or business activity other than the drug discovery and development business or (ii) any other business unrelated to the businesses currently conducted;

            (u) establish any new or additional Company Stock Plan, or grant any options, warrants or other rights to acquire shares of Company Common Stock, other than the grant of options to purchase Company Common Stock issued under a Company Stock Option Plan as in effect on the date hereof;

            (v) enter into or amend any agreement that would limit the ability of any of the Company, Buyer or any affiliate of Buyer to operate in a specific area of business or specific geographic area after the closing of the Merger or the transactions contemplated by this Agreement; or

            (w) authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions listed in Sections 5.1(a) through (v).

      Section 5.2. Access.

            (a) Prior to Closing, the Company shall, upon reasonable advance notice and during normal business hours, (i) make available for inspection by Buyer and its Representatives all of the Company's properties, assets, books of accounts, records (including the work papers of the Company's independent accountants) and Contracts and any other materials requested by any of them relating to the Company and its existing and prospective businesses and assets and liabilities as Buyer may reasonably request, (ii) make available to Buyer and its Representatives the officers, other senior management and Representatives of the Company for interviews, as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Company's existing and prospective businesses and assets and liabilities, (iii) help gain reasonable access for Buyer, at

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

such times as Buyer and its Representatives may request, to the Company's employees, clients, customers, Affiliates or other Persons having a material business relationship with the Company, provided, however, that Buyer shall not contact any clients or customers without the prior consent of the Company, which consent shall not be unreasonably withheld and (iv) reasonably assist Buyer and its Representatives in becoming familiar with the Company's existing and prospective businesses and assets and liabilities as Buyer and its Representatives may reasonably request. Any and all such investigations shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and that would not reasonably be expected to cause a Material Adverse Change to the Company in the event the Merger is not consummated and, to the extent arising prior to the Closing, shall in each case be subject to the terms of the Confidentiality Agreement between the Parties and to any confidentiality agreements or business agreements containing any non-use or non-disclosure provisions that exist between the Company and any of its clients or customers.

            (b) From and after Closing, but only to the extent reasonably necessary to assist the Stockholder Representative in making a determination with respect to Milestone Revenue under Section 1.9 and the adjustments to the Effective Time Consideration pursuant to Section 1.13, Buyer and Surviving Corporation shall, upon reasonable advance notice and during normal business hours, (i) allow the Stockholder Representative to have access to Surviving Corporation personnel (including the Surviving Corporation President); and (ii) make available for inspection by the Stockholder Representative all of the Company's and Surviving Corporation's properties, assets, books of accounts, records (including the work papers of the Company's independent accountants) and Contracts and any other materials requested by him or her relating to the Company and its existing and prospective businesses and assets and liabilities as the Stockholder Representative may reasonably request. Any and all such investigations shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and that would not reasonably be expected to cause a Material Adverse Change to the Company in the event the Merger is not consummated.

      Section 5.3. Tax Matters.

            (a) The Company shall timely prepare and file any Tax Return required to be filed by the Company in respect of a due date on or before the Closing Date (a "PRE-CLOSING TAX RETURN"), and timely pay any Tax reflected thereon. In addition, the Company shall submit any Pre-Closing Tax Returns that are to be filed after the date hereof to Buyer for approval prior to filing. The Company will not take any position on such Tax Returns that is inconsistent with past custom and practice.

            (b) Buyer will prepare any Tax Return of the Company required to be filed after the Closing Date or which the Stockholder Representative and Buyer determines was required to be filed prior to the Closing Date but which was not filed on a timely basis and, subject to the indemnification obligations of Stockholders pursuant to Article 7, pay any such Tax reflected thereon. Buyer will not cause Surviving Corporation to take any position on such Tax Returns that is inconsistent with the positions taken on the Pre-Closing Tax Returns without the consent of the Stockholder Representative.

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

            (c) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the Merger and the other transactions contemplated hereby shall be borne equally by the Stockholders and Buyer, and the Stockholders and Buyer shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax Laws. Buyer and the Stockholders will reasonably cooperate with each other to lawfully minimize any such Taxes.

            (d) From the date hereof through the Closing Date, the Company shall not effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the Ordinary Course.

            (e) Buyer shall not make an election under Section 338 of the Code (or any analogous provision of state or local Tax law) or cause Surviving Corporation after the Closing to effect any extraordinary transaction (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to the Company for Tax period (or portions thereof) ending on the Closing Date in excess of the charges, accruals and reserves for current Taxes of the Company as if the Closing Date.

            (f) The Stockholders shall cause the provisions of any Tax allocation, indemnity or sharing Contract between the Stockholders, or any of their respective Affiliates (other than the Company) or any third party, on the one hand, and the Company, on the other hand, to be terminated on or before the Closing Date.

            (g) This Agreement is intended to be treated as a reorganization within the meaning of Section 368 of the Code.

      Section 5.4. Consents. The Company shall cooperate and use commercially reasonable efforts to (i) obtain all material consents, orders, approvals, authorizations, declarations or filings, and give all notices, in each case which are required to be obtained by applicable Law or Governmental Entity, and which are necessary to consummate the Merger and the other transactions contemplated hereby and to comply with all applicable Laws in connection with the consummation of the Merger and the other transactions contemplated hereby and (ii) obtain all material consents and give all notices required under any Contract disclosed on Section 2.13(a) of the Disclosure Schedule to consummate the Merger and the other transactions contemplated hereby.

      Section 5.5. Insurance. The Company shall keep all insurance policies set forth on Section 2.17 of the Disclosure Schedule, or comparable replacements therefor, in full force and effect through the Effective Time (except for any of such policies that expire in accordance with their terms prior to such date and for which renewals or replacements are unavailable on commercially reasonable terms) and such that such insurance policies will be in full force and effect immediately following the Effective Time. Notwithstanding the foregoing, the Company shall not discontinue any insurance policies without the prior written consent of Buyer.

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      Section 5.6. Exclusivity.

            (a) From the date of this Agreement to the Closing, neither the Company nor any of its officers, directors, Subsidiaries or any Representative of the Company will, and none of the Company's officers, directors, Subsidiaries or Representatives will cause or encourage any Stockholder to, without the prior written approval of Buyer, directly or indirectly, take any of the following actions with any party other than Buyer or its Affiliates, except as may be required by Law:

                  (i) (A) solicit or initiate, or take any other action with the intention of soliciting or initiating, any inquiries or the making of any proposal that constitutes an Acquisition Proposal or (B) participate in any discussions or negotiations regarding any Excluded Transaction Proposal;

                  (ii) disclose or furnish to any Person other than Buyer and its Subsidiaries any information concerning the assets or business of the Company except (A) to the extent customarily disclosed to third parties in the Ordinary Course or (B) in response to any Superior Proposal, except as expressly permitted in this Section 5.6(a); or

                  (iii) assist or cooperate with any Person other than Buyer and its Subsidiaries to make any offer or proposal to consummate or effect any of the types of transactions described in the definition of Excluded Transaction Proposal, except as expressly permitted in this Section 5.6(a).

            (b) Without limiting Section 5.6(a), it is understood that any violation of the restrictions set forth in Section 5.6(a) by any Person covered by Section 5.6(a), whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of Section 5.6(a) by the Company.

            (c) If any of the Persons listed in Section 5.6(a) receives any inquiry, proposal or offer of the nature described in Section 5.6(a), then the Company shall, within one Business Day thereafter, notify Buyer of such inquiry, proposal or offer, indicating the material terms, conditions and other aspects of such inquiry, proposal or offer, including the scope of the work at issue and the extent of the contemplated commitment of the Company's resources and capacity, and a copy of any written materials received from such Person making the inquiry, proposal or offer; provided that the Company may redact the name of such Person and other identifying information from such materials.

      Section 5.7. Notice of Certain Events. Subject to restrictions imposed by applicable Law, (a) the Company shall promptly notify Buyer of, and furnish Buyer with any information in its possession that Buyer may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that could reasonably be expected to cause any of the conditions to the obligation of Buyer to consummate the Merger set forth in Section 4.2 to not be satisfied, and (b) the Company shall promptly, upon obtaining knowledge, notify Buyer of, and furnish Buyer with any information in Company's possession that Buyer may reasonably request with respect to, (i) the Company being notified by any of its employees that such employee intends to, or is considering, terminating such employee's employment with the Company,

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

including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company and (ii) the Company having any knowledge of any officer or executive employee of the Company intending to, or considering, doing the same. No information delivered to Buyer pursuant to this Section 5.7 shall update the Disclosure Schedule.

      Section 5.8. Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Benefit Plans intended to or which include a Code Section 401(k) arrangement (each, a "401(k) PLAN"), unless Buyer provides written notice to the Company no less than five (5) Business Days prior to the Closing Date that such 401(k) Plans shall not be terminated. If Company terminates its 401(k) Plan(s) pursuant to this Section 5.8, Buyer shall take all necessary and reasonable actions (including the adoption of necessary amendments to such 401(k) Plan) to permit eligible employees of the Surviving Corporation to participate in a 401(k) Plan maintained by Buyer or the Surviving Corporation, as determined by Buyer, immediately upon Closing and to make valid rollover contributions and transfer valid loan balances from the applicable Company 401(k) Plan(s) to the applicable Buyer 401(k) Plan subject to each eligible Surviving Corporation employee completing the appropriate enrollment and/or rollover forms as reasonably specified by Buyer or Buyer's 401(k) Plan administrator; provided, however, Buyer shall not be required to accept any rollover contributions or loan balances if to do so would disqualify the applicable Buyer 401(k) Plan. Unless Buyer provides such written notice to the Company, no less than five (5) Business Days prior to the Closing Date, the Company shall provide Buyer with evidence that the applicable Company 401(k) Plan(s) have been terminated effective as of the day immediately preceding the Closing Date pursuant to valid and lawful resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to review and approval of Buyer such approval not to be unreasonably withheld, conditioned or delayed. The Company shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Buyer may reasonably require.

      Section 5.9. Company's Auditors. The Company will provide, and will cause its management and, at Buyer's expense, its independent accountants to provide, such information and assistance as Buyer or its independent accountants may reasonably request in order to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Buyer to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of interim financial statements and data and (c) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Buyer or its independent accountants.

      Section 5.10. Delivery of Stock Ledger and Minute Book of the Company. The Company shall deliver its stock ledgers and minute books to Buyer at Closing, provided that the Company may redact therefrom information and records relative to analysis and deliberations in respect of the Merger and related or similar type transactions.

      Section 5.11. Notice of Transfers. The Company shall immediately notify Buyer if Company becomes aware of any proposed or intended Transfers of Company Common Stock prior to Closing, other than as contemplated in this Agreement.

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

      Section 5.12. Employee Matters.

            (a) Buyer, in the event certain Benefit Plans which were maintained by Company prior to the Closing Date are not maintained by the Surviving Corporation, agrees that during the period commencing on the Effective Time and ending on the date of the next annual renewal of each respective Benefit Plan, the employees of the Surviving Corporation will be provided with benefits under benefit plans maintained by the Surviving Corporation and/or Buyer that, in the aggregate, are comparable with those with which they are currently being provided by the Company, except to the extent of any enterprise-wide termination of, or reduction in benefits under, any such plans of Buyer.

            (b) Buyer will cause each of the benefit plans in which employees of the Surviving Corporation are eligible to participate to take into account for purposes of eligibility, vesting and for purposes of severance, vacation and sick leave benefit accrual thereunder, the length of service of such employees with the Company prior to the Closing Date, to the same extent that such service was credited under a comparable plan of the Company; provided, however, that such credit shall not result in a duplication of benefits for the same period of service.

            (c) Buyer shall take all such reasonable actions as are necessary or appropriate to ensure that each employee of the Surviving Corporation, each such employee's spouse and dependent children covered under a group health plan of the Company immediately prior to the Closing Date shall be eligible to enroll for coverage effective as of the Effective Time under a group health plan maintained by the Surviving Corporation and/or Buyer. Buyer shall take all such reasonable actions as are necessary or appropriate to cause each group health plan maintained by the Surviving Corporation and/or Buyer in which an employee of the Surviving Corporation, any such employee's spouse or dependent children will participate on and after the Effective Time to waive any waiting period, evidence of insurability requirement or pre-existing condition limitation that did not also apply under the applicable group health plan of the Company.

            (d) To the extent that an employee of the Company has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses (as evidenced by reasonable documentation to be provided to Buyer) under a group health plan of the Company for 2005, such employees shall be credited therefore under the corresponding provisions of the corresponding group health plan of the Surviving Corporation and/or Buyer in which such individual participates on and after the Effective Time.

            (e) Except as set forth in the Offer Letters, nothing contained in this Agreement shall create any third party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, with respect to the benefits that may be provided to such employees by the Surviving Corporation or Buyer or under any benefit plan, or with respect to any entitlement of an employee to employment or continued employment with the Surviving Corporation for any specified period after the Effective Time.

            (f) Buyer shall ensure that each employee of the Surviving Corporation who is an employee of the Company as of the Effective Date and remains an employee of the

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Surviving Corporation as of the date of payment of 2005 cash bonuses by Buyer or
Surviving Corporation, which in any event shall be no later than March 15, 2006, other than those employees who are listed on Schedule 4.2(i), (collectively, the "RETENTION BONUS EMPLOYEES"), shall be guaranteed the right to receive a 2005 cash bonus of not less than seventy percent (70%) of such employee's 2004 cash performance bonus paid by the Company (which 2004 cash bonus in the aggregate for all such employees was $111,000). In addition, provided that the Closing occurs on or before October 14, 2005, should the Surviving Corporation meet or exceed targeted revenues for the period from the Closing Date through December 31, 2005 of $3.91 million multiplied by the quotient of (x) the number of days remaining in the period from and after the Closing Date to December 31, 2005 and
(y) 92 days, Buyer shall cause the Surviving Corporation to provide an additional seventy-seven thousand dollars ($77,000) for additional 2005 cash bonuses to be distributed among the Retention Bonus Employees based on their individual respective contributions toward the achievement of the aforesaid targeted revenues as recommended by the Surviving Corporation President.

      Section 5.13. Further Lock-Up Agreements. The Company shall use commercially reasonable efforts to obtain, at or prior to the Closing, fully executed Lock-Up Agreements (in the form contemplated by Section 4.2(m)(ii)) from substantial holders of Company Common Stock in an effort to procure Lock-Up Agreements from the holders of not less than 75% of the Mixed Payment Shares.

      Section 5.14. Listing of Buyer Common Stock. Except to extent a Buyer Change of Control occurs (including for this purpose, a going private transaction), Buyer shall use commercially reasonable efforts to maintain listing of the Buyer Common Stock on NASDAQ for the period during which the Stockholder Registration Statement is required to remain effective pursuant to
Section 8.2.

                                    ARTICLE 6
                                MUTUAL COVENANTS

      Section 6.1. Commercially Reasonable Efforts. From the date of this Agreement to the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, in each case necessary or advisable to permit the consummation of the Merger and the other transactions contemplated hereby, including (i) obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any applicable Law required to be obtained or made by either of them which may be necessary or appropriate to permit the consummation of the Merger and the other transactions contemplated hereby, (ii) ensuring that its representations and warranties remain true and correct in all material respects through the Closing Date and (iii) ensuring that the conditions to the obligations of the other Parties to consummate the Merger are satisfied. Without limiting the foregoing, in the event that (x) any claim, suit, action or proceeding of the type and having any of the effects described in Section 4.1(b) is pending or threatened or (y) any Legal Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects described in Section 4.1(b) is in effect, then the Company or Buyer, as applicable, shall use commercially reasonable efforts to have such claim, suit, action, proceeding or Legal Restraint vacated, reversed or made to be no longer in effect. The Parties recognize, however, that notwithstanding

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the use of commercially reasonable efforts as aforesaid, no assurance can be given as to whether such commercially reasonable efforts will be successful in achieving the results sought pursuant to this Section 6.1. In addition, the Company shall not be required to direct payment of the Merger Consideration in cash, in the aggregate, to the Cash Payment Stockholders in an amount greater than $250,000.

      Section 6.2. Publicity. No Party shall, nor shall any Party permit any of its officers, directors or Representatives ("REPRESENTATIVE PERSONS") or any Representative Persons of the foregoing (collectively, the "OTHER PERSONS") to, issue a press release or public announcement or otherwise make any public disclosure or public disclosure to its employees (nor shall the Company communicate with any of its employees or permit any Other Persons to do so, except for communications with such employees required for the Company to satisfy its obligations hereunder) concerning the subject matter of this Agreement (including its existence) without the prior written approval of the other Parties, provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule and in such case (other than disclosure pursuant to stock market rule or securities
Laws) such Party must, prior to making such disclosure, (a) use commercially reasonable efforts to advise the other Parties of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable and (b) consult with the other Parties with respect to the content of such disclosure; and further provided, however, that the Company may disclose to its employees, Stockholders, customers and vendors the subject matter of this Agreement upon, to the extent of, and consistent with, any public disclosure by Buyer.

      Section 6.3. Expenses. Whether or not the Merger and the other transactions contemplated hereby are consummated, and except as otherwise set forth in Article 7, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby.

      Section 6.4. Tax-Free Reorganization Treatment. Each of Buyer, Merger Sub, the Company and the Stockholder Representative shall use its or their commercially reasonable efforts to cause the Merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes (a "TAX-FREE REORGANIZATION"). None of the aforementioned parties has taken or will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause, nor will any of the aforementioned parties fail to perform, or otherwise breach, this Agreement in any way which would cause, or in either case result in, the Merger to fail to constitute a Tax-Free Reorganization. Unless otherwise required by Law, each party shall (i) report the Merger on all Tax Returns and filings as a Tax-Free Reorganization, and (ii) not take any position or action that is inconsistent with the characteristics of the Merger as a Tax-Free Reorganization in any audit, administrative proceeding, litigation or otherwise Any determination as to the impact on the status of the Merger as a Tax Free Reorganization of any action to be taken or omitted to be taken may be made by the Company prior to Closing and by the Stockholder Representative following Closing, in either case upon the written advice of counsel or other tax advisor, and upon receipt of such advice, and discussion of such advice with Buyer, the Company or Stockholder Representative, as the case may be, may waive in whole or in part the application of the terms and provision of this Section as to any Person.

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      Section 6.5. Further Assurances. From time to time prior to the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                                    ARTICLE 7
                                 INDEMNIFICATION

      Section 7.1. Indemnification.

            (a) From and after the Closing, the Stockholders, severally but not jointly, solely in their respective capacities as such, shall be deemed to have agreed to indemnify and hold harmless Buyer, the Surviving Corporation, their direct and indirect subsidiaries and their respective directors, officers, employees, agents and affiliates in respect of, and hold each of them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("DAMAGES") incurred or suffered by any of such Indemnified Parties resulting from, relating to or constituting:

                  (i) any breach of a representation or warranty of the Company contained in this Agreement or in any other agreement, or any material inaccuracy contained in any certificate or other instrument executed and delivered by or on behalf of the Company pursuant to this Agreement; or

                  (ii) any failure by the Company or Stockholder Representative, as the case may be, to perform or comply with any covenant applicable to it contained in this Agreement or any other agreement executed and delivered pursuant to this Agreement.

            (b) From and after the Closing, Buyer and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless the Stockholder Representative, the Stockholders, their direct and indirect subsidiaries and each of their respective directors, officers, employees, agents and affiliates in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any of such Indemnified Parties resulting from, relating to or constituting:

                  (i) any breach of a representation or warranty of the Buyer or Merger Sub contained in this Agreement or in any other agreement, or any material inaccuracy contained in any certificate or other instrument executed and delivered by or on behalf of Buyer or Merger Sub pursuant to this Agreement; or

                  (ii) any failure by Buyer, Merger Sub or Surviving Corporation to perform or comply with any covenant applicable to it contained in this Agreement or any other agreement executed and delivered pursuant to this Agreement.

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      Section 7.2. Indemnification Claims.

            (a) An Indemnified Party shall give written notification to the Indemnifying Party (a "CLAIM NOTICE") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 7 may be sought (each a "THIRD PARTY CLAIM"). Such Claim Notice shall be given within 20 Business Days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 Business Days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any Legal Proceeding involving a Third Party Claim for criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "NON-CONTROLLING PARTY") may participate in, but not control, the defense at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the reasonable fees and expenses of one counsel incurred by the Indemnified Party as a result of protecting or preserving such conflicting interests or different defenses shall be considered Damages for purposes of this Agreement. The party controlling such defense (the "CONTROLLING PARTY") shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The Controlling Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party may reject any such settlement where the relief sought is other than money Damages.

            (b) Any claim for which an Indemnified Party intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third Party Claim or for which the Indemnified Party seeks release of any portion of the Escrow Amount (a "DIRECT CLAIM") shall be asserted by giving to the Indemnifying Party a Claim Notice stating the nature, basis and amount, if known of the claim. Within twenty (20) Business Days of receipt of the Claim Notice ("RESPONSE PERIOD"), the Indemnifying Party shall respond to the Indemnified Party in writing to accept the claim or to dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed. In the event that the Indemnifying Party fails to respond within the twenty (20) Business Day period or elects not

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to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Party and shall be paid in full within 30 days following the end of the Response Period.

            (c) In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Direct Claim disputed pursuant to the procedure in Section 7.2(b) which the Indemnified Party and the Indemnifying Party are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the "DISPUTE NOTICE") to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Except as set forth in the following sentence, such dispute if not otherwise resolved by agreement of the Parties, shall be settled by arbitration before a single arbitrator selected by the Indemnified Party and the Indemnifying Party in accordance with the rules of the American Arbitration Association, and located in the State of Delaware. If the Indemnified Party and the Indemnifying Party fail to agree upon an arbitrator within 15 days after the date of the Dispute Notice, then each party shall select an arbitrator within the following 10 days, the arbitrators selected by the Indemnified Party and the Indemnifying Party shall select a third arbitrator, and all arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding and not subject to appeal.

            (d) As set forth in Article 10 hereof, the Stockholder Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article 7. The Stockholder Representative shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article 7.

      Section 7.3. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall (a) survive the Closing and any investigation made by or on behalf of an Indemnified Party and
(b) shall expire on the first anniversary of the date hereof. If an Indemnified Party delivers to Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "EXPECTED CLAIM NOTICE"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

      Section 7.4. Fraud Claims; No Contribution; Characterization of Payments. Notwithstanding any provision of this Agreement to the contrary (including without limitation Section 7.5), nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Party to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Party based upon, or to seek or recover any Damages arising from or related to, an allegation or allegations that an Indemnifying Party had an intent to defraud (as such term applies under common law and securities law principles) or made a willful or intentional misrepresentation or omission of a material fact in connection with

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this Agreement or the transactions contemplated hereby or thereby.

      Section 7.5. Limitations, Etc.

            (a) Notwithstanding anything to the contrary herein, the aggregate liability or deemed liability for Damages under this Article 7 shall not exceed
(i) Four Million Five Hundred Thousand Dollars ($4,500,000) for any of the Company, Stockholders (or the Stockholder Representative as representative of the Stockholders, it being acknowledged that the Stockholder Representative shall otherwise have no liability hereunder, other than for the willful misconduct or gross negligence of the Stockholder Representative) or (ii) Four Million Five Hundred Thousand Dollars ($4,500,000) for any of Buyer, Merger Sub or Surviving Corporation; provided, however, that in the case of Buyer, Merger Sub and Surviving Corporation such limitation shall exclude and shall be inapplicable to or in respect of any Damages based on any (A) breach by Buyer, Merger Sub or Surviving Corporation of any of the provisions of this Agreement providing for the payment of any Merger Consideration, (B) breach by Buyer of
Section 8.2, (C) breach by Buyer, Merger Sub or Surviving Corporation of any provisions of this Agreement so as to cause the Merger to fail to constitute a Tax-Free Reorganization (provided that at the time any such claims are asserted, neither the Company, the Stockholders or the Stockholder Representative has taken any action which has caused or is reasonably likely to cause the Merger to fail to constitute a Tax-Free Reorganization), (D) breach by Buyer or Surviving Corporation of Section 1.9(d) that has caused Surviving Corporation to fail to achieve Milestone Revenue for any Milestone period, and (E) indemnification claims brought by any Stockholder under Section 8.6. For purposes solely of determining Damages (and not liability) pursuant to this Article 7, all representations and warranties of the Company in Article 2 (other than Section 2.25) and Buyer in Article 3 (other than Section 3.15) shall be construed as if the term "material" and any reference to "Material Adverse Change" (and variations thereof) were omitted from such representations and warranties.

            (b) Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to indemnification pursuant to this Article 7 unless and until the total Damages to which such Indemnified Party is entitled exceed One Hundred Thousand Dollars ($100,000) ("DAMAGE THRESHOLD"), at which point the Indemnified Parties shall be entitled to collect the full amount of the Damages incurred.

            (c) For purposes of determining the number of shares of Buyer Common Stock held as a portion of the Escrow Amount ("ESCROW SHARES") that shall be released to the Buyer prior to the Release Date, pursuant to this Agreement and/or the Escrow Agreement, in order for Buyer to satisfy any claim for Damages by Buyer pursuant to this Article 7 or any other claim under Section 1.13, the "VALUE" of a share of Buyer Common Stock shall be deemed to be the Average Share Price on the date such Escrow Shares are required to be released to Buyer pursuant to the terms hereof and in the Escrow Agreement. For purposes of determining the number of Escrow Shares Buyer shall cause to be withheld pursuant to Section 1.11(a), the "VALUE" of a share of Buyer Common Stock shall be deemed to be the Average Share Price on the Release Date. For purposes of determining the number of Milestone Shares Buyer shall cause to be withheld pursuant to Section 7.5(d), the "VALUE" of a share of Buyer Common Stock shall be deemed to be the Average Share Price on the date such Milestone Shares are withheld by Buyer pursuant to the terms hereof. In each case under this Section 7.5(c), the "VALUE" of a

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share of Buyer Common Stock shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock occurring after the Effective Time.

            (d) Except with respect to claims brought pursuant to Section 7.4, after the Closing (i) any Damages for which the Stockholders are deemed liable pursuant to this Article 7 shall be satisfied solely and exclusively from the Escrow Amount and/or the Milestone Payments, and the Stockholders shall have no liability whatsoever, deemed or otherwise, to satisfy any Damages that exceed the limitations set forth in Section 7.5(a) and (ii) except for claims for payments to, or reimbursements of, Buyer under Section 1.13 or Section 1.14, the remedies available under this Article 7 shall be the sole and exclusive remedies of the Indemnified Parties with respect to all claims arising under, resulting from or relating to this Agreement or the transactions contemplated hereby.

            (e) Notwithstanding anything to the contrary herein, the Indemnified Party shall take reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

            (f) The indemnification of Damages of the Indemnified Parties pursuant to this Article 7 shall be net of the amount of (i) any tax benefit actually realized in connection with a liability, damage, expense or loss indemnified hereunder, but after giving effect to any tax which may be required to be paid on the indemnification payment; and (ii) any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Parties. A tax adjustment indemnified hereunder which involves only a change in the year in which an amount is includible in income or deductible and no other loss shall be indemnified only to the extent of the interest and penalties resulting from such adjustment.

            (g) No Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any Damages claimed by an Indemnified Party.

            (h) Notwithstanding anything to the contrary herein, the Stockholders shall not be liable, or deemed liable, for any Damages arising from a breach of representations or warranties arising from or relating to contingent liabilities to the extent they have been accrued for on the Statement.

            (i) Notwithstanding the foregoing, in no event shall any deemed liability of the Stockholders be recourse otherwise than to the respective interests of the Stockholders in and to the Merger Consideration, on a several basis.

            (j) Any payments made pursuant to this Article 7, shall be treated for Tax purposes as an adjustment to the total purchase price, except to the extent that such treatment would cause or result in, the Merger to fail to constitute a Tax-Free Reorganization.

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                                    ARTICLE 8
                                PRIVATE PLACEMENT

      Section 8.1. Private Placement. The offer and sale of the Merger Shares and the Milestone Shares, if applicable, are being made pursuant to an exemption from the registration requirements under the Securities Act and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless exception from such registration is available. No Stockholder may sell, assign, pledge, transfer or otherwise dispose of or encumber any Merger Shares or Milestone Shares received by it, him or her except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws until such securities have been registered under the Securities Act and any applicable state laws. Any transfer or purported transfer in violation of this Section 8.1 shall be voidable by Buyer, and Buyer will not be required or obligated to register any transfer of the Merger Shares or Milestone Shares in violation of this Section 8.1. Buyer may, and may instruct its transfer agent, to place such stop transfer orders as may be required on the transfer books of Buyer in order to ensure compliance with this Section 8.1. Each certificate representing Merger Shares or Milestone Shares shall be endorsed with a legend in substantially the form set forth below (which shall be removed upon registration of such shares for resale as contemplated by Section 8.2 hereof):

            "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (ii) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (iii) PURSUANT TO THE RESALE PROVISIONS OF RULE 144 PROMULGATED THEREUNDER."

      Section 8.2. Registration of Shares. Buyer shall file with the SEC, within forty-five (45) days following the Closing, a registration statement on Form S-3 (the "Initial Registration Statement") covering the resale to the public by the Stockholders of the Merger Shares and including, subject to issuance in accordance with the terms hereof, the Reserved Amount of Milestone Shares as of the Closing; and with respect to any Milestone Shares in excess of the Reserved Amount as of the Closing, which are not included in the Initial Registration Statement, Buyer shall file with the SEC, within thirty (30) days following the issuance of such Milestone Shares in excess of the Reserved Amount as of the Closing, one or more additional registration statements pursuant to Rule 429 or 462(b) promulgated under the Securities Act of 1933, as amended, or under another applicable rule or provision thereof as may otherwise may be required and available to effect such registration, covering the resale to the public by the Stockholders of such additional Milestone Shares (collectively, the "ADDITIONAL REGISTRATION STATEMENT" and together with the Initial Registration Statement, the "STOCKHOLDER REGISTRATION STATEMENT"). Buyer shall cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable following the filing thereof, and in any event not more than 90 days following the Closing; provided, however, that so long as Buyer has caused such Registration Statement to be filed within 21 days after the Closing Date and Buyer responds to

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any SEC comment letters within five (5) Business Days after the receipt by Buyer of the same (or such longer period up of to 15 days in the aggregate on not more than one occasion provided that Buyer is able to demonstrate to the reasonable satisfaction of the Stockholder Representative that such delay was justifiable under the circumstances), then Buyer shall be deemed to be in compliance with its obligations under this sentence. It is understood that the Initial Registration Statement shall not be declared effective until after Buyer has furnished to the SEC a current report, or an amendment thereto, on Form 8-K which includes all of the historical and pro forma financial information that is required to be furnished pursuant to such Form as a result of the Merger. Buyer shall cause such Form 8-K to be filed as promptly as is reasonably possible following the Closing and shall cause the Stockholder Registration Statement to remain effective until the date that is two years after the Closing Date or such later date as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto or are eligible for sale pursuant to Rule 144(k) under the Securities Act. For purposes of Sections 8.2-8.10 only, "Merger Shares" as used in such sections shall include the applicable Milestone Shares so registered. Buyer has not and will not allow for any other shares of Buyer Common Stock to acquire or have "piggy back" registration rights in respect of any Stockholder Registration Statement.

      Section 8.3. Limitations on Registration Rights.

            (a) Buyer may, by written notice to the Stockholders, (i) delay the filing or effectiveness of the Additional Registration Statement for up to 30 days, or for such longer period, as a result of restraints or restrictions under applicable law so requiring as set forth in a written opinion letter of outside securities counsel to the Buyer delivered to the Stockholder's Representative within such 30-day period, or (ii) suspend the Additional Registration Statement after effectiveness and require that the Stockholders immediately cease sales of shares pursuant to the Additional Registration Statement (A) for a period of not more than 30 consecutive days or 75 days in the aggregate during any twelve (12) consecutive calendar months, in the event that Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a then pending public offering of its securities or (B) following the effectiveness of the Additional Registration Statement, for no longer than five (5) consecutive Trading Days if an event has occurred or Buyer has entered into a transaction which Buyer determines in good faith must be disclosed in order for Buyer to comply with the public disclosure requirements imposed on Buyer under the Securities Act in connection with the Stockholder Registration Statement, provided that in respect of all such events or occurrences Buyer shall not suspend the effectiveness of the Additional Registration Statement for more than 20 Trading Days in the aggregate in any twelve consecutive calendar months, or (iii) suspend the Initial Registration Statement after effectiveness and require that the Stockholders immediately cease sales of shares pursuant to the Initial Registration Statement for no longer than five (5) consecutive Trading Days, if an event has occurred or Buyer has entered into a transaction which Buyer determines in good faith must be disclosed in order for Buyer to comply with the public disclosure requirements imposed on Buyer under the Securities Act in connection with the Stockholder Registration Statement, provided that in respect of all such events or occurrences Buyer shall not suspend the Initial Registration Statement for more than 20 Trading Days in the aggregate in any twelve consecutive calendar months. Notwithstanding and without limiting the foregoing, there shall in any event be a period of at least thirty (30) consecutive Trading Days

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during the period beginning 90 days after the Effective Date and ending no later than April 15, 2006, during which period the Stockholder Registration Statement shall be effective.

            (b) If Buyer delays or suspends the Stockholder Registration Statement or requires the Stockholders to cease sales of shares pursuant to paragraph (a) above, Buyer shall, as promptly as practicable (and in any event within four (4) Business Days) following the termination of the circumstance which entitled Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Buyer shall enclose such revised prospectus with the notice to Stockholders given pursuant to this paragraph (b), and the Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

      Section 8.4. Registration Procedures.

            (a) In connection with the filing by Buyer of the Stockholder Registration Statement, Buyer shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

            (b) Buyer shall use commercially reasonable efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States, or to exempt the Merger Shares from the application of such securities laws; provided, however, that Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

            (c) If Buyer has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Buyer shall promptly notify the Stockholders and, if requested by Buyer, the Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to Buyer. Buyer shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

            (d) Buyer shall pay the expenses incurred by it in complying with its obligations under this Article 8, including all registration and filing fees, printing fees and expenses, exchange listing fees, fees and expenses of counsel for Buyer, and fees and expenses of accountants for Buyer, but excluding
(i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by or on behalf of the Stockholders.

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      Section 8.5. Requirements of Stockholders. Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

            (a) the Stockholder owning such shares furnishes to Buyer in writing such information regarding such Stockholder and the proposed sale of Merger Shares by such Stockholder as is required in connection therewith by the SEC or any state securities law authorities; and

            (b) such Stockholder shall have provided to Buyer its written agreement:

                  (i) to indemnify Buyer and each of its directors and officers against, and hold Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this Section 8.5; and

                  (ii) to report to Buyer sales made pursuant to the Stockholder Registration Statement.

      Section 8.6. Indemnification. Buyer agrees to indemnify and hold harmless each Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Buyer by or on behalf of a Stockholder for use in the Stockholder Registration Statement. Buyer shall have the right to assume the defense and settlement of any claim or suit for which Buyer may be responsible for indemnification under this Section 8.6.

      Section 8.7. Assignment of Rights. A Stockholder may not assign any of its rights under this Article 8 except (i) in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for its or their benefit or, (ii) in the case of a partnership, limited liability company, corporation or trust, to the partners of such partnership, the members of such limited liability company, the stockholders of such corporation, or the beneficiary of such trust, in each case pursuant to a pro rata distribution, or
(iii) pursuant to operation of Law (including any merger or consolidation) or the laws of descent and distribution, provided that in any event each such transferee agrees in a written instrument delivered to Buyer to be bound by the provisions of this Article 8 to the same extent as the transferor was originally bound hereby.

      Section 8.8. Eligibility to Use Form S-3; Reports. So long as the Stockholder Registration Statement remains effective, Buyer shall timely file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and Buyer shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

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Buyer further agrees to file all reports required to be filed by Buyer with the
SEC in a timely manner so as to maintain its eligibility for the use of Form S-3. Buyer shall issue a press release describing the material terms of the transaction contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) Business Days of the Closing Date, which press release shall be subject to prior review by the Stockholder Representative. Buyer agrees that such press release shall not disclose the name of the Stockholders unless expressly consented to in writing by the Stockholder Representative or unless required by applicable law or regulation, and then only to the extent of such requirement.

      Section 8.9. No Integration. Buyer shall not make any offers or sales of any security under circumstances that would require registration of Merger Shares being offered or sold hereunder under the Securities Act or cause the offering of the Merger Shares to be integrated with any other offering of securities by Buyer for the purpose of any stockholder approval provision applicable to Buyer or its securities.

      Section 8.10. Authorization and Reservation of Shares. Except as otherwise set forth in this Article 8, Buyer shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Buyer Common Stock to provide for the full issuance to the Stockholders of the Milestone Shares assuming achievement of the remaining Milestones (based on the Average Share Price in effect from time to time). Buyer shall not reduce the number of shares of Buyer Common Stock reserved for issuance under the terms of this Agreement without the consent of the Stockholder Representative. Buyer shall at all times maintain the number of shares of Buyer Common Stock so reserved for issuance at an amount (the "RESERVED AMOUNT") equal to no less than one hundred twenty percent (120%) of the number that is reasonably expected to be issuable upon full issuance to the Stockholders of the Milestone Shares assuming achievement of the remaining Milestones (based on the Average Share Price in effect from time to time). If at any time the number of shares of Buyer Common Stock authorized and reserved for issuance (the "AUTHORIZED AND RESERVED SHARES") is below the Reserved Amount, Buyer will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of its shareholders to authorize additional shares to meet Buyer's obligations under this Section, in the case of an insufficient number of authorized shares, obtaining shareholder approval of an increase in such authorized number of shares, and using its commercially reasonable efforts to cause management of Buyer to vote their shares of Buyer in favor of an increase in the authorized shares of Buyer to ensure that the number of authorized shares is sufficient to meet the Reserved Amount.

                                    ARTICLE 9
                                   TERMINATION

      Section 9.1. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

            (a) by written consent of Buyer and the Company;

            (b) by either Buyer or the Company if the Merger has not been consummated by December 31, 2005; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any obligation under this

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Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

            (c) by either Buyer or the Company, if any Legal Restraint having the effect referred to in Section 4.1(b) is in effect and has become final and nonappealable;

            (d) by either Buyer or the Company, if the Company Board of Directors shall have approved, and the Company shall have concurrently entered into, a definitive agreement providing for the implementation of a Superior Proposal (a "SUPERIOR PROPOSAL AGREEMENT"), provided, however, that the terminating party shall have complied with Section 5.6, and provided, further, that it shall be a condition to termination by the Company pursuant to this
Section 9.l(d) that the Company shall have made the payment of the fee to Buyer required by Section 9.2;

            (e) by Buyer, if the Company has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to a failure of a condition set forth in Section 4.2(a), (b) or (c) and (ii) has not been cured by the Company within 20 Business Days after the giving of written notice thereof from Buyer;

            (f) by the Company, if Buyer or Merger Sub has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to a failure of a condition set forth in Section 4.3(a), (b) or (c) and (ii) has not been cured by Buyer or Merger Sub within 20 Business Days after the giving of written notice thereof from the Company;

            (g) by the Company, if the Average Share Price falls below $5.00 between the date hereof and the Closing Date;

            (h) by Buyer or the Company if the Merger has not been consummated by February 28, 2006, regardless of whether the terminating Party is or has been in breach of any obligation under this Agreement, or is or has been in breach of any representation or warranty of this Agreement; or

            (i) by the Company if all conditions to Closing have been satisfied other than a failure by Company to satisfy Section 4.2(b) due to Buyer's assertion that there has been a Material Adverse Change of the Company and Buyer has refused to waive such condition.

      Section 9.2. Effect of Termination. If this Agreement is terminated and the Merger and the other transactions contemplated hereby are abandoned as described in this Article 9, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 6.2, 6.3 and this Section 9.2; provided that nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Parties of their respective obligations under this Agreement, provided, further, that if either Buyer or the Company terminates this Agreement pursuant to Section 9.1(d), the Company shall pay to Buyer a termination fee of $1,500,000 in immediately available funds within thirty (30) days after the date of termination of this Agreement.

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                                   ARTICLE 10
                           STOCKHOLDER REPRESENTATIVE

      Section 10.1. Appointment of Stockholder Representative. The approval of this Agreement by the Stockholders shall constitute the following actions binding upon the Stockholders:

            (a) the irrevocable authorization, direction and appointment of Andrew Humphrey in his capacity as stockholder representative, and not personally (the "STOCKHOLDER REPRESENTATIVE"), as the sole and exclusive agent, attorney-in-fact and representative of each Stockholder and such Person's heirs, representatives and successors;

            (b) the approval and authorization for all of the arrangements relating thereto, including: (i) the execution, delivery and performance of the Escrow Agreement by the Stockholder Representative, (ii) the receipt and distribution of the Milestone Payments to the Stockholders pursuant hereto and the receipt and distribution of the Escrow Amount to the Stockholders pursuant to the terms hereof and of the Escrow Agreement; (iii) the Stockholder Representative's performance of his obligations under this Agreement and the Escrow Agreement, including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the Stockholders and making any and all determinations which may be required or permitted to be taken by the Stockholder Representative or the Stockholders; and (iv) the exercise of such rights, power and authority as are incidental to the foregoing; and

            (c) the irrevocable relinquishment of the right of each Stockholder to act independently and other than through the Stockholder Representative with respect to the foregoing any such rights being irrevocably and exclusively delegated to the Stockholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to Buyer or Surviving Corporation or a Buyer Indemnifying Party by a Stockholder, other than through the Stockholder Representative, shall be of no effect, and each notice delivered by Buyer, Merger Sub or Surviving Corporation or any other Buyer Indemnified Party to the Stockholder Representative pursuant hereto shall be effective as against each Stockholder.

      Section 10.2. Acceptance of Stockholder Representative. The initial Stockholder Representative shall indicate in writing his acceptance of such appointment, effective upon Stockholder Approval, and his agreement to then be bound by the terms of this Agreement as they relate to the Stockholder Representative and the duties and responsibilities thereof, by executing this Agreement for such limited purpose in the space provided on the signature pages hereof.

      Section 10.3. Acts of Behalf of Stockholders. Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholder Representative within the scope of his appointment pursuant to this Agreement, shall be absolutely and irrevocably binding on each Stockholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity, but in any event only to the extent of the rights of each such Stockholder in its capacity as a Stockholder holding Company Common Stock or rights in and to the receipt or payment of the Merger Consideration pursuant hereto.

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      Section 10.4. Liability and Authority of Stockholder Representative;
Successors and Assigns.

            (a) The Stockholder Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by the Stockholder Representative to be genuinely and duly authorized, nor for other action or inaction as the Stockholder Representative, excepting only the willful misconduct or gross negligence of the Stockholder Representative. If and in the event that the immediately preceding sentence shall not be given effect for any reason, the Stockholder Representative shall be indemnified and held harmless by the Stockholders to the extent of their respective pro rata interests in the Escrow Amount (subject in any event to the claims of Buyer) and the Milestone Payments, against and from any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Stockholder Representative in connection with or in furtherance of his performance as such hereunder, except to the extent resulting from, relating to or in respect of any actions constituting only the willful misconduct or gross negligence of the Stockholder Representative, and except covered by insurance. The Stockholder Representative shall have recourse to the Escrow Amount and the Milestone Payments, in each case to the extent of the Stockholders interest therein, and the Stockholder Representative Set Aside to satisfy any claims or obligations in respect of indemnity as herein above provided, and the Stockholders shall upon the approval hereof be deemed to have assented thereto.

            (b) The Stockholder Representative may, in all questions arising hereunder or under the Escrow Agreement, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to anyone, excepting only the willful misconduct or gross negligence of the Stockholder Representative.

            (c) The Stockholder Representative shall have full power and authority to represent the Stockholders, and their successors and assigns, within the scope of his appointment pursuant to this Agreement, and all action taken by the Stockholder Representative hereunder and within such scope shall be binding upon the Stockholders, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them (subject, however, to the limitations set forth in the last sentence of Section 10.3). The appointment of the Stockholder Representative under this Agreement shall survive the death, incapacity or any assignment of rights or assets of any such Stockholder. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority on behalf of the Stockholders to: (i) interpret all of the terms and provisions of this Agreement and the Escrow Agreement, and any other agreements contemplated hereby or thereby; (ii) agree to modifications and amendments to this Agreement and any other agreements contemplated hereby so long as such Stockholder Representative determines that such modification will not materially decrease the amount of Merger Consolidation to be received by the Stockholders; (iii) to compromise or settle any claims asserted under this Agreement, the Escrow Agreement, and any other agreements

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contemplated hereby or thereby, or otherwise in connection with the transactions contemplated by this Agreement within the limitations of Section 7.5 hereof; and
(iv) authorize payments, delivery or issuance with respect thereto out of the Escrow Amount on behalf of the Stockholders.

            (d) Each Stockholder shall be liable pro rata to the extent of his, her or its share of the Escrow Amount and/or Milestone Payments for any expenses (including reasonable attorneys' fees and liability insurance) paid or incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative's obligations as Stockholder Representative (the "REPRESENTATIVE EXPENSES"). The Stockholder Representative Set Aside shall be used solely to offset the Representative Expenses, subject to Section 1.10(b), until payment or forfeiture of all Milestone Payments and the Escrow Amount has occurred, at which time, the Stockholder Representative shall distribute the remaining funds (if any) then held in trust among the Stockholders, pro rata in accordance with their respective interests. In addition and without limitation of the foregoing, each Stockholder shall be deemed liable pro rata to the extent of his, her or its share of any Milestone Payments for the amounts coming due in respect of such Milestone Payments to Mercator Securities, LLC, which acted as financial advisor to the Company in connection with the Merger. To that end, and as contemplated by that certain agreement entered into by and between Mercator Securities, LLC and the Company, dated January 5, 2005, the Stockholder Representative shall make payment to Mercator Securities, LLC, out of the proceeds designated for payment to the Stockholders in respect of any Milestone Payments and delivered to the Stockholder Representative on behalf of the Stockholders, a fee, in cash, in the amount of two percent (2%) of any Milestone Payments paid hereunder and an additional three percent (3%) applied to the amount by which, if any, the sum of the (x) Effective Time Consideration plus
(y) the total of any dividends paid to Stockholders pursuant to Section 5.1(b) plus (z) any earned Milestone Payments exceeds thirty million dollars ($30,000,000).

      Section 10.5. Resignation. The Stockholder Representative may resign at any time by submitting a written resignation to Buyer and the Stockholders. In the event of the death, physical or mental incapacity or resignation of the Stockholder Representative, a successor Stockholder Representative shall be elected by a majority vote of the Stockholders who have any then-existing indemnity obligations or payment rights (whether contingent or absolute) hereunder, with each such holder (or his successor or assign) to be given a vote equal to the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among such holders. Such holders having then-existing indemnity obligations or contingent payments rights (whether contingent or absolute) hereunder shall cause to be delivered to Buyer prompt written notice of such election of a successor Stockholder Representative. Pending the election of a successor Stockholder Representative, such holder holding the largest number of shares of Company Common Stock (excluding any former Stockholder Representative) shall have the right to act as the interim Stockholder Representative (or if he declines, the next largest and successively thereafter). Each interim and successor Stockholder Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the initial Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include any interim or successor Stockholder Representative. Any successor Stockholder Representative shall indicate in writing his acceptance of such appointment and his agreement to

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be bound by the terms of this Agreement and the Escrow Agreement applicable to the Stockholder Representative.

                                   ARTICLE 11
                                  DEFINED TERMS

      Section 11.1. Definitions. The following capitalized terms have the following meanings:

      "1934 ACT" is defined in Section 8.8.

      "2005 CATCH-UP PAYMENT" is defined in Section 1.9(a)(ii).

      "2005 MILESTONE" is defined in Section 1.9(a)(i).

      "2005 MILESTONE ENDING DATE" is defined in Section 1.9(a)(i).

      "2006 CATCH-UP PAYMENT" is defined in Section 1.9(a)(iv).

      "2006 MILESTONE" is defined in Section 1.9(a)(iii).

      "2006 MILESTONE ENDING DATE" is defined in Section 1.9(a)(iii).

      "2007 MILESTONE" is defined in Section 1.9(a)(v).

      "2007 MILESTONE ENDING DATE" is defined in Section 1.9(a)(v).

      "401(k) PLAN" is defined in Section 5.8.

      "ACCELERATED MILESTONE PAYMENT" is defined in Section 1.9(e).

      "ACCELERATION EVENT" is defined in Section 1.9(e)(ii).

      "ACCOUNTING FIRM" is defined in Section 1.9(c)(iii).

      "ACQUISITION PROPOSAL" means any direct or indirect acquisition or sale of assets of the Company other than acquisitions or sales of any assets or group of assets in one or more related transactions with a value of less than $100,000 in the Ordinary Course or (ii) merger, consolidation, business combination, recapitalization or similar transaction involving the Company that would have the effects described in clauses (i) or (ii).

      "ADDITIONAL REGISTRATION STATEMENT" is defined in Section 8.2.

      "AFFILIATE" means, with respect to any Person, a Person who is an "affiliate" of such first Person within the meaning of Rule 405 under the Securities Act.

      "AGREEMENT" means this agreement.

      "AUTHORIZED AND RESERVED SHARES" is defined in Section 8.10.

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      "AVERAGE SHARE PRICE" is defined in Section 1.8(a)(i).

      "BANK" is defined in Section 1.8(a)(i).

      "BANKRUPTCY LAWS AND EQUITABLE PRINCIPLES" is defined in Section 2.2.

      "BENEFIT AGREEMENT" means any employment, deferred compensation, severance, termination, retention, change in control, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement between the Company and any Company Personnel, or any agreement between the Company and any Company Personnel, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement.

      "BENEFIT PLAN" means any collective bargaining agreement, any Pension Plan or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, medical, dental, vision or other material plan, program, policy, arrangement or Contract (whether or not subject to the Laws of the United States) established, maintained, contributed to or required to be established, maintained or contributed to by the Company or any ERISA Affiliate, in each case, providing benefits to any Company Personnel, and in each case whether written or oral, informal or formal, subject to ERISA or not. The term "Benefit Plan" shall also include any plan, program, policy, arrangement or Contract with respect to which the Company or any ERISA Affiliate may have liability (including potential, secondary or contingent liability) under Title IV of ERISA or otherwise to any Person being and including any liability by reason of any Person's being or having been an ERISA Affiliate.

      "BUSINESS DAY" means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

      "BUYER" is defined in the preamble of this Agreement.

      "BUYER CHANGE OF CONTROL" is defined in Section 1.9(f).

      "BUYER COMMON STOCK" means a share of Buyer common stock, par value $0.001 per share, together with the rights under the Rights Agreement.

      "BUYER DISCLOSURE SCHEDULE" refers to the disclosure schedule referenced in Section 3.12.

      "BUYER PROPOSAL" is defined in Section 1.8(a)(i).

      "BUYER SEC DOCUMENTS" is defined in Section 3.6.

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      "CAPITAL STOCK" means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

      "CASH-ONLY AMOUNT" is defined in Section 1.8(a)(ii).

      "CASH PAYMENT SHARES" is defined in Section 1.8(a)(ii).

      "CASH PAYMENT STOCKHOLDERS" is defined in Section 1.8(a)(iv).

      "CASH PORTION OF MILESTONE PAYMENT" is defined in Section 1.9(a)(vi).

      "CAUSE" is defined in Section 1.9(e)(i).

      "CERCLA" means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980.

      "CERTIFICATE" is defined in Section 1.8(f).

      "CHANGE OF CONTROL" means any (i) merger, consolidation, share exchange, recapitalization or similar transaction involving the Surviving Corporation, whether in a single transaction or series of related transactions, which results in Buyer ceasing to hold at least fifty-one percent (51%) of the voting power of the Surviving Corporation or surviving entity following such transaction or series of related transactions, or (ii) sale of all or substantially all of the assets of the Surviving Corporation, whether in a single transaction or series of related transactions.

      "CHARTER" is defined in preamble of this Agreement.

      "CHARTER AMENDMENT" is defined in the preamble of this Agreement.

      "CLAIM NOTICE" is defined in Section 7.2(a).

      "CLOSING" is defined in Section 1.2.

      "CLOSING AVERAGE SHARE PRICE" is defined in Section 1.8(a).

      "CLOSING DATE" means the date on which the Closing occurs.

      "CLOSING NET ASSETS" is defined in Section 1.13(a)(i).

      "CODE" means the Internal Revenue Code of 1986.

      "COMPANY" is defined in the preamble of this Agreement.

      "COMPANY CAPITAL STOCK" is defined in Section 2.4(a).

      "COMPANY COMMON STOCK" is defined in Section 2.4(a).

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      "COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property that is owned or licensed to the Company.

      "COMPANY LICENSES" is defined in Section 2.28(a)(i).

      "COMPANY PERSONNEL" means any current director, officer, employee, independent contractor or consultant of the Company.

      "COMPANY STOCK PLAN" means any stock option plan or other stock or equity-related plan of the Company.

      "COMPANY TAX GROUP" is defined in Section 2.16(a).

      "CONFIDENTIALITY AGREEMENT" means the Confidential Disclosure Agreement between Buyer and the Company dated November 8, 2004, as amended.

      "CONSTITUTIVE DOCUMENTS" means (i) with respect to a Person that is a corporation, such Person's certificate or articles of incorporation and by-laws,
(ii) with respect to a Person that is a limited liability company, such Person's certificate of formation and operating or limited liability company agreement,
(iii) with respect to a Person that is a partnership, such Person's partnership agreement, (iv) with respect to a Person that is a trust, such Person's trust instrument or agreement and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).

      "CONTRACT" means any written loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license, or any other arrangement or understanding, in each case that is legally binding upon the parties thereto, but excluding any of the foregoing under which there has already occurred full performance or in respect of which the prospect for future performance or obligation on the part of any party is nominal or nil.

      "CONTROLLING PARTY" is defined in Section 7.2(a).

      "COPYRIGHT" means any registered copyright (i) licensed from any third party (other than "shrink-wrap" software) or (ii) assigned, registered or applied for.

      "DAILY SHARE PRICE" is defined in Section 1.8(a).

      "DAMAGES" is defined in Section 7.1(a).

      "DAMAGE THRESHOLD" is defined in Section 7.5(b).

      "DELAWARE CERTIFICATE OF MERGER" is defined in the preamble of this Agreement.

      "DELAWARE SECRETARY OF STATE" means the Secretary of State of the State of Delaware.

      "DGCL" means the Delaware General Corporation Law.

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      "DIRECT CLAIM" is defined in Section 7.2(b).

      "DISCLOSURE SCHEDULE" means a schedule of exceptions to the representations and warranties of the Company set forth in Article 2, delivered contemporaneously with this Agreement.

      "DISPUTE NOTICE" is defined in Section 7.2(c).

      "DISSENTING SHARES" is defined in Section 1.14(a).

      "EFFECTIVE TIME" means the time at which the Merger becomes effective.

      "EFFECTIVE TIME CASH CONSIDERATION" is defined in Section 1.8(b)(i).

      "EFFECTIVE TIME CASH PORTION" is defined in Section 1.8(a).

      "EFFECTIVE TIME CONSIDERATION" means Twenty-Two Million Dollars ($22,000,000), as adjusted pursuant to Section 1.13; provided, however, that if the actual Average Share Price on the date of the Effective Time is less than $5.35, the Effective Time Consideration shall be equal to the sum of (i) the product of 3,289,720 times the actual Average Share Price on the date of the Effective Time and (ii) $4,400,000; and if the actual Average Share Price on the date of the Effective Time is greater than $7.35 the Effective Time Consideration shall be equal to the sum of (i) the product of 2,394,558 times the actual Average Share Price on the date of the Effective Time and (ii) $4,400,000.

      "EFFECTIVE TIME SHARE PORTION" is defined in Section 1.8(a).

      "EFFECTIVE TIME SHARE RATIO" is defined in Section 1.8(a).

      "EFFECTIVE TIME CONSIDERATION PER OUTSTANDING COMPANY SHARE" is defined in
Section 1.8(a).

      "EMPLOYEE STOCK OPTION" means an option to purchase or acquire shares of Capital Stock of the Company, held by an employee, director or consultant of the Company.

      "ENVIRONMENTAL LAW" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

      "ENVIRONMENTAL REPORTS" is defined in Section 2.20.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA AFFILIATE" means any Person which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an

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"affiliated service group" with the Company as such terms are defined in Section
414(b), (c), (m) or (o) of the Code.

      "ESCROW AGENT" means Law Debenture Trust Company of New York, or any alternative or successor agent.

      "ESCROW AMOUNT" means 10% of the aggregate Effective Time Consideration, not to exceed a value of $2,200,000, where any cash is valued at par and Buyer Common Stock is valued at the Effective Time at the Average Share Price as of the Effective Time.

      "ESCROW CASH PORTION" is defined in Section 1.10(b).

      "ESCROW SHARE PORTION" is defined in Section 1.10(b).

      "ESCROW SHARES" is defined in Section 7.5(c).

      "EVALUATION DATE" is defined in Section 1.9(e)(i)(C)(VI).

      "EXCESS MILESTONE CASH AMOUNT" is defined in Section 1.9.(b)(vi)(A).

      "EXCESS SHARES" is defined in Section 1.9.(b)(vi)(B).

      "EXCHANGE AGENT" is defined in Section 1.10(a).

      "EXCHANGE FUND" is defined in Section 1.10(a).

      "EXCLUDED TRANSACTION PROPOSAL" means any Acquisition Proposal other than a Superior Proposal.

      "EXPECTED CLAIM NOTICE" is defined in Section 7.3.

      "FINANCIAL STATEMENTS" is defined in Section 2.8(a).

      "GAAP" means United States generally accepted accounting principles, consistently applied.

      "GOOD REASON" is defined in Section 1.9(e).

      "GOVERNMENTAL ENTITY" means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

      "HAZARDOUS MATERIAL" means (i) any substance that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (iii) any waste, gas or other substance or material that is explosive or radioactive; and
(iv) any "hazardous chemical," "pollutant," "contaminant," "hazardous waste," "hazardous chemical," or "toxic chemical" as designated, listed or defined

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pursuant to Environmental Law (including CERCLA and any other so-called
"superfund" or "superlien" Law and the respective regulations promulgated thereunder).

      "INDEBTEDNESS" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (x) all obligations of such Person as an account party in respect of letters of credit and banker's acceptances, (xi) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line) and (xii) all obligations of such Person pursuant to any deferred compensation agreements.

      "INDEMNIFYING PARTY" means any Person or Persons required to provide indemnification under this Agreement; provided that in the case of the Stockholders as the Indemnifying Party all actions to be taken on their behalf shall be taken by the Stockholder Representative in its capacity as representative of the Stockholders, without inferring any liability on the part of the Stockholder Representative in respect of the indemnification obligations applicable to the Stockholders.

      "INDEMNIFIED PARTY" means any Person or Persons entitled to indemnification under this Agreement.

      "INITIAL REGISTRATION STATEMENT" is defined in Section 8.2.

      "INTELLECTUAL PROPERTY" means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, confidential information or know-how or (v) other intellectual property or proprietary rights.

      "IRS" means the Internal Revenue Service.

      "JUDGMENT" means any judgment, order or decree.

      "KNOWLEDGE" shall mean with respect to any representation, warranty or statement of any Person that is qualified by such Person's "knowledge," the actual knowledge of such Person, which, in the case of any Person that is an entity, means the knowledge of the employee-officers of such Person.

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      "LAW" means any constitution, act, statute, law, ordinance, treaty, rule or regulation.

      "LEASED PROPERTY" is defined in Section 2.12(b).

      "LEGAL PROCEEDING" means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

      "LEGAL RESTRAINTS" is defined in Section 4.1(b).

      "LETTER OF TRANSMITTAL" is defined in Section 1.10(b).

      "LIEN" means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

      "LOCK-UP AGREEMENT" is defined in Section 4.2(m).

      "LOSSES" means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), any incidental or consequential damages and any punitive damages payable to third parties that may be imposed or otherwise incurred or suffered and other liabilities.

      "MARK" means any trademark, trade name, trade dress, service mark or domain name.

      "MARYLAND ARTICLES OF MERGER" is defined in the preamble of this Agreement.

      "MARYLAND SECRETARY OF STATE" means the State Department of Assessments and Taxation of Maryland.

      "MATERIAL ADVERSE CHANGE" means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets or financial condition of the party to whom the condition is attributed or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement; in each case excluding effects resulting from (i) the announcement or pendency of the Merger, (ii) general economic conditions, (iii) conditions affecting the drug discovery and development product or service, in vitro screening assay or insilico predictive screening industry generally and, (iv) actions taken by any Person at the specific request or with the agreement or consent of Company (if such Person is Buyer or Merger Sub), Buyer (if such Person is Company) or Surviving Corporation (if such Person is Buyer, Company or Stockholder's Representative).

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      "MATERIAL CONTRACT" is defined in Section 2.13(a).

      "MERGER" is defined in the preamble of this Agreement.

      "MERGER CONSIDERATION" means the sum of the Effective Time Consideration and the Milestone Payments, as applicable.

      "MERGER SHARES" means the shares of Buyer Common Stock issued pursuant to this Agreement as defined in Section 1.8(b)(i).

      "MERGER SUB" is defined in the preamble of this Agreement.

      "MERGER SUB COMMON STOCK" means the common stock, par value $0.001 per share, of Merger Sub.

      "MGCL" means the Maryland Corporation General Law.

      "MILESTONES" is defined in Section 1.9(b).

      "MILESTONE AVERAGE SHARE PRICE" is defined in Section 1.9(a).

      "MILESTONE CONSIDERATION PER OUTSTANDING COMPANY SHARE" is defined in
Section 1.9(a).

      "MILESTONE DATE" is defined in Section 1.9(b).

      "MILESTONE NOTICE OF DISAGREEMENT" is defined in Section 1.9(c)(ii).

      "MILESTONE PAYMENT" is defined in Section 1.9(b).

      "MILESTONE REVENUE" is defined in Section 1.9(a).

      "MILESTONE SHARE RATIO" is defined in Section 1.9(a).

      "MILESTONE SHARES" is defined in Section 1.9(b).

      "MILESTONE STATEMENT" is defined in Section 1.9(c)(i).

      "MINIMUM REQUIRED REVENUE GROWTH" is defined in Section 1.9(e)(i)(F).

      "MIXED PAYMENT SHARES" is defined in Section 1.8(a).

      "MIXED PAYMENT STOCKHOLDERS" is defined in Section 1.10(b).

      "MOST RECENT AUDITED FINANCIALS DATE" means December 31, 2004.

      "MOST RECENT BALANCE SHEET" is defined in Section 2.8(a).

      "MOST RECENT BALANCE SHEET DATE" means June 30, 2005.

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      "NASDAQ" is defined in Section 1.8(a)(vi).

      "NET ASSETS" is defined in Section 1.13(c).

      "NET CASH" is defined in Section 1.13(d).

      "NON-CONTROLLING PARTY" is defined in Section 7.2(a).

      "NOTICE OF DISAGREEMENT" is defined in Section 1.13(a)(ii).

      "OTHER PERSONS" is defined in Section 6.2.

      "ORDINARY COURSE" means the ordinary course of business, in substantially the same manner as presently conducted and consistent with past practice, and in compliance with applicable Law.

      "PARTIAL ACCELERATION EVENT" is defined in Section 1.9(e).

      "PARTIALLY ACCELERATED MILESTONE PAYMENT" is defined in Section 1.9(e).

      "PARTY" means a party to this Agreement.

      "PATENT" means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

      "PENSION PLAN" means any "employee pension benefit plan", as defined in
Section 3(2) of ERISA.

      "PERMIT" means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

      "PERMITTED LIENS" means the following (i) any Lien set forth on Section 2.5(a)(ii) of the Disclosure Schedule, (ii) any Lien created pursuant to this Agreement, (iii) any Lien for Taxes not yet due and payable or that the Company is contesting in good faith, (iv) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the Ordinary Course for sums not yet due and payable or that the Company is contesting in good faith, (v) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, and (vi) Liens which do not interfere with the ordinary conduct of the business of the Company.

      "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

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      "PRE-CLOSING TAX RETURN" is defined in Section 5.3(a).

      "PRODUCTS" is defined in Section 2.13(a)(ii).

      "PTO" is defined in Section 2.14(c).

      "QUESTIONNAIRES" is defined in Section 2.32.

      "REGISTERED COMPANY INTELLECTUAL PROPERTY" is defined in Section 2.14(a).

      "RELEASE DATE" is defined in Section 1.11(a).

      "RELEASE DATE INDEMNIFICATION AMOUNT" means, on a given date, the sum, as of such date and without duplication, of (i) the aggregate amount to which Buyer is entitled to indemnification pursuant to Article 7 and (ii) the amount estimated by Buyer in good faith to be the maximum amount to which it is entitled to indemnity hereunder in respect of any indemnification claim made under this Agreement but not finally resolved by such date the amount which has previously been deducted from the Escrow Amount to satisfy any payments owed to Buyer pursuant to Section 1.13 or Section 1.14.

      "REPRESENTATIVE EXPENSES" is defined in Section 10.4(d)

      "REPRESENTATIVE PERSONS" is defined in Section 6.2.

      "REPRESENTATIVES" means with respect to a Person, such Person's legal, financial, internal and independent accounting and other advisors and representatives.

      "RESERVED AMOUNT" is defined in Section 8.10.

      "RESPONSE PERIOD" is defined in Section 7.2(b).

      "RESTRICTED STOCK" means any Capital Stock of the Company that is subject to a right of repurchase or redemption by the Company, subject to forfeiture back to the Company and/or subject to transfer or lock-up restrictions other than those imposed by federal and state securities Laws.

      "RETENTION BONUS EMPLOYEES" is defined in Section 5.12(f).

      "RIGHTS AGREEMENT" means that Rights Agreement between the Buyer and Wells Fargo Bank, N.A., as Rights Agent, dated as of December 18, 2001, as amended

      "SCHEDULE" means Disclosure Schedule for the purposes of Article 2.

      "SEC" is defined in Section 2.18(a).

      "SECURITIES ACT" means the Securities Act of 1933, as amended and the rules and regulations of the SEC thereunder.

      "STATEMENT" is defined in Section 1.13(a)(i).

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      "STOCK OPTION" is defined in Section 1.8(c)(ii)(d).

      "STOCK OPTION PLANS" means the 1993 Stock Option Plan of the Company, the 1994 Stock Option Plan of the Company, and the 2000 Stock Option Plan of the Company.

      "STOCKHOLDERS" is defined in Section 1.8(b)(i).

      "STOCKHOLDER APPROVAL" is defined in Section 2.2.

      "STOCKHOLDERS' MEETING" means a duly called meeting of the stockholders of the Company to occur as promptly as reasonably practicable in accordance with applicable Law, its Charter and By-laws following the date the date hereof for the purpose of voting upon the adoption and approval of this Agreement and the Merger.

      "STOCKHOLDER REGISTRATION STATEMENT" is defined in Section 8.2.

      "STOCKHOLDER REPRESENTATIVE" is defined in Section 10.1(a).

      "STOCKHOLDER REPRESENTATIVE SET ASIDE" is defined in Section 1.10(b).

      "SUBSIDIARY" means, with respect to any Person, another Person (i) of which 50% or more of any class of Capital Stock are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

      "SUPERIOR PROPOSAL" means a bona fide, written Acquisition Proposal other than from Buyer, Merger Sub or any of their respective subsidiaries, unsolicited from the date hereof, on terms which a majority of the members of the Company Board of Directors determine in their good faith judgment (after consultation with the Company Financial Advisor or other competent independent financial advisors and outside legal counsel) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, will result in terms that are more favorable from a financial point of view to the Stockholders than the Merger (giving effect to any written proposal by Buyer to amend the terms of the Merger) and, in the good faith judgment of the Company, is reasonably likely to be consummated.

      "SUPERIOR PROPOSAL AGREEMENT" is defined in Section 9.1(d).

      "SURVIVING CORPORATION" is defined in Section 1.1.

      "SURVIVING CORPORATION PRESIDENT" is defined in Section 1.9(d)(iv).

      "TAX" means any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable or related thereto.

      "TAX-FREE REORGANIZATION" is defined in Section 6.4.

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      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "THIRD BANK" is defined in Section 1.8(a)(i).

      "THIRD PARTY CLAIM" means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under
Article 7.

      "TRADING DAY" is defined in Section 1.8(a).

      "TRANSFER" means any sale, offer to sell, contract to sell, short sale, pledge, sale of an option or contract to purchase, purchase of an option or contract to sale, grant of any option, right or warrant to purchase, or any other transfer or disposition.

      "VALUE" is defined in Section 7.5(c).

      "VOTING AGREEMENTS" is defined in Section 4.2(s).

      "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1991.

      "WARRANT" means a warrant, option or other right to purchase or acquire Capital Stock of the Company.

      Section 11.2. Descriptive Headings; Certain Interpretations.

            (a) Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.

            (b) Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) "or" is not exclusive and "include", "includes" and "including" are not limiting; (ii) "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) "date hereof" refers to the date of this Agreement; (iv) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an "Article", "Section", "Subsection", "Exhibit" or "Schedule" refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement;
(ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

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                                   ARTICLE 12
                                  MISCELLANEOUS

      Section 12.1. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 12.1; provided that facsimile delivery shall not be deemed to be a permitted means of delivery to the Stockholder Representative and delivery to the Stockholder Representative shall be deemed effective five (5) Business Days after actual delivery:

            (a)   if to Buyer or Merger Sub:

                  Caliper Life Sciences, Inc.
                  68 Elm Street
                  Hopkinton, MA  01748
                  Attention:  Chief Financial Officer
                  Facsimile No.:  (508)435-3439

      with a copy to:

                  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                  Boston, MA 02111
                  Attention: William T. Whelan, Esq.
                  Facsimile No.: (617)542-2241

      (b)   if to the Company:

                  NovaScreen Biosciences Corporation
                  7170 Standard Drive
                  Hanover, Maryland 21076
                  Attention: Dr. David M. Manyak
                  Facsimile No.: (410)712-4412

      with a copy to:

                  Ballard Spahr Andrews & Ingersoll, LLP
                  300 East Lombard Street
                  Baltimore, MD 21202
                  Attention: Douglas M. Fox, Esq.
                  Facsimile No.: (410)361-8916

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      (b)   if to the Stockholder Representative

            and if via courier or personal delivery:

                  Andrew Humphrey
                  342 Riders Mills Road
                  Old Chatham, NY 12136
                  Telephone and Facsimile: 518-794-8720

            or if via U.S. Mail:

                  Andrew Humphrey
                  P.O.Box 186
                  Old Chatham, NY 12136

      with a copy to:

                  Ballard Spahr Andrews & Ingersoll, LLP
                  300 East Lombard Street
                  Baltimore, MD 21202
                  Attention: Douglas M. Fox, Esq.
                  Facsimile No.: (410)361-8916

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

      Section 12.2. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except (i) that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Buyer, but no such assignment shall relieve Merger Sub of any of its obligations hereunder; (ii) as provided in Section 8.7; and (iii) that the rights of the Stockholders in and to their respective pro-rata portion of the Milestone Payments shall be assignable to the same extent as which the rights of a Stockholder are assignable under Section 8.7, provided that any such assignment shall in any event be subject to the rights of Buyer hereunder in respect of the Escrow Amount. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective successors and assigns.

      Section 12.3. Specific Enforcement. The Parties agree that, subject to
Section 9.2, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 9.2, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

      Section 12.4. Amendment and Waiver. Any amendment of this Agreement shall be subject to any restrictions contained in the DGCL or MGCL. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and either (i) the Company until the Effective Time or (ii) the Stockholder Representative (on behalf of the Stockholders) any time thereafter. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      Section 12.5. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

      Section 12.6. No Third-Party Beneficiaries; Obligations Joint and Several. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder; provided however, that from and after the Effective Time, the Stockholder Representative and the Stockholders, and their respective successors in interest, shall be deemed third party beneficiaries of the rights and privileges of the Company and the obligations of Buyer and Merger Sub created pursuant to this Agreement. Buyer shall cause Merger Sub to perform, and shall be responsible for performance by Merger Sub of, the obligations of Merger Sub hereunder or contemplated hereby, and the obligations of Buyer and Merger Sub hereunder are and shall be joint and several.

      Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      Section 12.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      Section 12.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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

      Section 12.10. Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware, New Castle County in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
11.1. Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO IRREVOCABLY CONSENT TO TRIAL WITHOUT A JURY.

      Section 12.11. Construction.

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

      Section 12.12. Survival. All covenants and obligations of the Parties hereto which by their explicit terms or by implication are to be performed subsequent to or are to otherwise survive the Closing shall survive the Closing and the consummation of the Merger and shall not be extinguished, but shall instead remain in full force and effect thereafter and otherwise in accordance with or as contemplated by the terms hereof, notwithstanding the Closing or the consummation of the Merger.

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

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                  NOVASCREEN BIOSCIENCES
                                                  CORPORATION

                                                  By: /s/ David M. Manyak
                                                      --------------------------
                                                      Name: David M. Manyak
                                                      Title: President and CEO

                                                  CALIPER LIFE SCIENCES, INC.

                                                  By: /s/ E. Kevin Hrusovsky
                                                      -------------------------
                                                      Name: E. Kevin Hrusovsky
                                                      Title: President and CEO

                                                  CALIPER SERVICES, INC.

                                                  By: /s/ E. Kevin Hrusovsky
                                                      --------------------------
                                                      Name: E. Kevin Hrusovsky
                                                      Title: President

                              FOR THE PURPOSES OF ARTICLE 1 AND ARTICLE 10 ONLY:

                                                  STOCKHOLDER REPRESENTATIVE

                                                  By: /s/ Andrew Humphrey
                                                      ---------------------
                                                          Andrew Humphrey

                                    EXHIBIT A

                     FORM OF MARYLAND CERTIFICATE OF MERGER

                                    EXHIBIT B

                     FORM OF DELAWARE CERTIFICATE OF MERGER

                                    EXHIBIT C

                            FORM OF CHARTER AMENDMENT

                                    EXHIBIT D

                 FORM OF INVESTMENT REPRESENTATION QUESTIONNAIRE

                                    EXHIBIT E

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT F

            FORM OF OPINION OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP

                                    EXHIBIT G

     FORM OF OFFER LETTER AND EMPLOYEE CONFIDENTIALITY/NON-COMPETE AGREEMENT

                                    EXHIBIT H

                            FORM OF LOCK-UP AGREEMENT

                                    EXHIBIT I

                            FORM OF VOTING AGREEMENT

                                    EXHIBIT J

          FORM OF OPINION OF MINTZ LEVIN COHN FERRIS GLOVSKY POPEO, PC

                                       H-1